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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

AMERICAN WAGERING, INC. (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2)	Aggregate number of securities to which transaction applies:
8,404,879 shares of Company Common Stock, 2,461,480 shares of Common Stock issuable upon the exercise of outstanding stock options, 600,000 shares of Common Stock issuable upon the exercise of outstanding warrants.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based upon the sum of (A) 8,404,879 shares of Common Stock multiplied by $0.90 per share; and (B) 2,461,480 shares of Common Stock issuable upon the exercise of outstanding stock options multiplied by $0.90 less the exercise price of each outstanding option (which is between $0.12 and $0.79); (C) 600,000 shares of Common Stock issuable upon the exercise of outstanding warrants multiplied by $0.90 less $0.22, the exercise price of each outstanding warrant; and (D) 14,162 shares of Redeemable Series A Preferred Stock multiplied by $100.00 per share.
	(4)	Proposed maximum aggregate value of transaction: $10,803,444.50
	(5)	Total fee paid: $1,254.28
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

AMERICAN WAGERING, INC.
675 Grier Drive
Las Vegas, NV 89119

NOTICE OF WRITTEN CONSENT AND DISSENTER'S RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

To our Stockholders:

        This notice of written consent and dissenter's rights and information statement is being furnished to the holders of shares of common stock of American Wagering, Inc., a Nevada corporation, which we refer to as "AWI" or the "Company", in connection with the Agreement and Plan of Merger, dated as of April 13, 2011 (the "merger agreement"), among AWI, William Hill Holdings Limited, a private limited company formed under the laws of England and Wales ("Parent"), and AW Sub Co., a Nevada corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), pursuant to which Merger Subsidiary will merge with and into AWI, with AWI continuing as the surviving corporation and a wholly owned subsidiary of Parent (the "merger"). A copy of the merger agreement is attached as Annex A to this information statement.

        If the merger is completed, each of your shares of AWI common stock ("Company Common Stock"), other than (i) shares owned by Parent, Merger Subsidiary, AWI or any subsidiary of AWI and (ii) shares in respect of which dissenter's rights have been properly exercised under Chapter 92A of the Nevada Revised Statutes (the "NRS"), will be converted into the right to receive $0.90 in cash.

        AWI's board of directors (the "board of directors") unanimously (i) approved, adopted and declared advisable the merger agreement, (ii) declared that it was in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement, (iii) declared that the terms of the merger were fair to the Company and the stockholders of the Company, (iv) approved the submission of the merger agreement to the stockholders of the Company for their consideration and approval and (v) recommended that the stockholders of the Company adopt and approve the merger agreement.

        The adoption of the merger agreement by AWI's stockholders required the affirmative vote or written consent of the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock. On April 13, 2011, following execution of the merger agreement by the parties thereto, the record holders of 4,239,254 shares of Company Common Stock, constituting approximately 50.4% of the outstanding shares of capital stock of the Company entitled to vote on the adoption and approval of the merger agreement (the "Majority Holders"), delivered a written consent adopting and approving in all respects the merger agreement and the transactions and agreements contemplated thereby. As a result, no further action by any other stockholder of AWI is required to adopt the merger agreement and AWI has not solicited, and will not be soliciting, your adoption or approval of the merger agreement and does not intend to call a stockholders' meeting for purposes of voting on the adoption or approval of the merger agreement or the merger. This notice and the accompanying information statement shall constitute notice to you from AWI of the action by written consent taken by the Majority Holders contemplated by NRS 78.320(2).

        Under the Chapter 92A of the NRS, if the merger is completed, subject to compliance with the requirements of Chapter 92A, holders of shares of Company Common Stock, other than the Majority Holders, will have the right to be paid the "fair value" of their shares of Company Common Stock (as determined by the applicable Nevada statutory methods and procedures of Chapter 92A) instead of receiving the consideration to be paid pursuant to the merger agreement. No later than 10 days after the effective date of the merger, AWI is required to send a written dissenters' notice pursuant to

NRS 92A.430, to all stockholders entitled to assert dissenters' rights. A copy of Chapter 92A of the NRS is attached to the accompanying information statement as Annex B.

        We urge you to read this entire information statement carefully. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions regarding the surrender of your stock certificates and payment for your shares of Company Common Stock.

By Order of the board of directors of the Company.
Sincerely,
/s/ VICTOR J. SALERNO Victor J. Salerno President and Chief Executive Officer

        Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

        This information statement is dated [                    ], 2011 and is first being mailed to stockholders on or about [                    ], 2011.

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ii

SUMMARY

        The following summary highlights selected information from this information statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire information statement, its annexes and the documents referred to in this information statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this information statement. You may obtain the information incorporated by reference into this information statement by following the instructions under "Where to Find More Information" beginning on page 54.

The Parties to the Merger (page 14 of this information statement)

        American Wagering, Inc. ("AWI" or the "Company"), a Nevada corporation, operates in the race and sportsbook industry and has hotel/casino operations, which includes: (i) fifty-three (53) Leroy's SportsBooks throughout Nevada, (ii) nineteen (19) Leroy's SportsBook kiosks in the Las Vegas valley, (iii) Computerized Bookmaking Systems, which provides management systems to over 75% of Nevada casinos' race and sportsbooks, and (iv) Sturgeon's Casino in Lovelock, Nevada.

        William Hill Holdings Limited ("Parent") is a subsidiary of William Hill PLC, which is the United Kingdom's leading land-based bookmaker. It offers sports-betting and gaming in approximately 2,350 licensed betting offices it operates across the United Kingdom, which represents approximately 25% of the market. It also owns approximately 71% of William Hill Online, an online betting and gaming business. It was established in 1934 and has been listed on the London Stock Exchange since 2002. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent.

        AW Sub Co. ("Merger Subsidiary"), a newly formed Nevada corporation, is an indirect wholly owned subsidiary of Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement.

The Merger (page 15 of this information statement)

        On April 13, 2011, the Company entered into a merger agreement with Parent and Merger Subsidiary (the "merger agreement"). Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the "merger"). The merger agreement is attached as Annex A to this information statement, and we encourage you to read it carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration (page 37 of this information statement)

        If the merger is completed, you will be entitled to receive, for each share of the Company's common stock (the "Company Common Stock") that you own, $0.90 in cash, less any applicable withholding taxes.

Treatment of AWI Preferred Stock (page 38 of this information statement)

        Redeemable Series A Preferred Stock. Contemporaneously with the closing of the merger, the surviving corporation will use funds provided by an affiliate of Parent to redeem each outstanding share of the Company's redeemable series A preferred stock for (i) $100.00, and (ii) all of the accrued but unpaid interest for the period from the date the merger agreement was executed through the effective time of the merger, less any applicable withholding taxes.

Treatment of AWI Equity Awards (page 38 of this information statement)

        Company Stock Options. At the effective time of the merger, each outstanding stock option to acquire shares of Company Common Stock will be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the number of shares of Company Common Stock subject to such stock option multiplied by the excess of $0.90 over the exercise price for such stock option, less any applicable withholding taxes.

        Company Warrants. At the effective time of the merger, each outstanding warrant to acquire shares of Company Common Stock will be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the number of shares of Company Common Stock subject to each warrant agreement multiplied by the excess of $0.90 over the exercise price for such warrant, less any applicable withholding taxes.

Bridge Financing Arrangement (page 34 of this information statement)

        Due to the Company's liquidity needs, on April 13, 2011, the Company and Parent entered into a bridge loan agreement (the "Bridge Loan Agreement") pursuant to which Parent agreed to make available to the Company a bridge loan facility in the original principal amount of $4,250,000 ("Tranche One"), with the possibility of additional term loans in an aggregate original principal amount up to $3,000,000 ("Additional Tranches" and, together with Tranche One, the "Bridge Facility"). Parent funded Tranche One on April 14, 2011 and the Additional Tranches may be funded from time to time in Parent's sole discretion during the term of the Bridge Loan Agreement. For a summary of the material provisions of Bridge Loan Agreement, please see the section titled "Bridge Financing Arrangement" beginning on page 34.

Reasons for the Merger; Recommendation of Our board of directors (page 18 of this information statement)

        After careful consideration, the board of directors unanimously (i) approved, adopted and declared advisable the merger agreement, (ii) declared that it was in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement, (iii) declared that the terms of the merger were fair to the Company and the stockholders of the Company, (iv) approved the submission of the merger agreement to the stockholders of the Company for their consideration and approval and (v) recommended that the stockholders of the Company adopt and approve the merger agreement.

        For a discussion of the material factors considered by the board of directors in reaching its conclusion, please see the section titled "The Merger—Reasons for the Merger" beginning on page 18.

Required Stockholder Approval (page 42 of this information statement)

        The merger required the approval of the merger agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock voting or consenting together as a single class. On April 13, 2011, following execution of the merger agreement by the parties thereto, the record holders of 4,239,254 shares of Company Common Stock, constituting approximately 50.4% of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the merger agreement (the "Majority Holders"), delivered a written consent adopting and approving in all respects the merger agreement and the transactions and agreements contemplated thereby. As a result, no further approval of the stockholders of the Company is required to approve and adopt the merger agreement and the transactions contemplated thereby.

Financial Opinion of GLCS Securities, LLC (page 20 of this information statement)

        GLCA Securities, LLC ("GLCS") delivered its opinion to the board of directors that, as of April 13, 2011 and based upon and subject to the factors and assumptions set forth therein, the $0.90 per share to be paid to holders of shares of Company Common Stock was fair, from a financial point of view, to such holders. The full text of the written opinion of GLCS, dated April 13, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection therewith, is attached as Annex C to this information statement. GLCS provided its opinion for the information and assistance of the board of directors in connection with its consideration of the proposed merger. GLCS's opinion does not address any other aspects of the merger and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act with respect to the merger or any matter related thereto.

Financing of the Merger (page 28 of this information statement)

        Parent is funding the merger and the other transactions contemplated by the merger agreement from its cash reserves.

Interests of the Company's Directors and Officers in the Merger (page 29 of this information statement)

        You should be aware that certain of our directors and officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder and that this may present actual or potential conflicts of interest. These interests include the following:

  •
  the cancelation and cash-out of all outstanding stock options, whether vested or unvested, held by our officers and directors;

  •
  the redemption of preferred shares held by our directors;

  •
  Victor Salerno entered into an agreement that terminates his employment agreement with the Company, including the entitlement to any payments, benefits or other rights thereunder, simultaneously with the consummation of the merger;

  •
  John English entered into an agreement that amends and restates his employment agreement with the Company, including providing for base salary, retention payments and severance in certain circumstances; and

  •
  Parent's agreement to indemnify the Company's directors and officers against certain claims and liabilities and, for six years after the effective time of the merger, to provide officers' and directors' liability insurance with respect to acts or omissions occurring prior to the effective time of the merger.

        Our board of directors was aware of these interests and considered that these interests may be different from, or in addition to, the interests of our stockholders generally, among other matters, in making its determination regarding the merger agreement. For further information regarding the interests of the Company's directors and officers, please see the section titled "The Merger—Interests of the Company's Directors and Officers in the Merger" beginning on page 29.

Restrictions on Solicitations (page 42 of this information statement)

        The merger agreement prohibits the board of directors from soliciting, initiating or encouraging any acquisition proposal. Prior to the receipt of the Majority Holders' written consent adopting the merger agreement, however, the board of directors was permitted under the terms of the merger agreement to furnish information to (pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than the confidentiality agreement between the Company and Parent entered into in connection with the sale process), and participate in discussions with, any third party that made a bona fide written acquisition proposal, if the Company had otherwise complied with the provisions of the merger agreement described in this section and the board of directors determined in good faith (after consultation with outside counsel and a financial advisor) that such proposal constituted, or could have reasonably been expected to lead to, a superior proposal. No such proposal was received by the Company.

        In addition, the merger agreement prohibits the board of directors from changing or withdrawing its approval or recommendation of the merger agreement or the merger, from recommending, adopting or approving any acquisition proposal and from entering into any acquisition agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal. Prior to the receipt of the Majority Holders' written consent adopting the merger agreement, however, the board of directors, if it determined in good faith (after consultation with outside counsel) that a failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders, was permitted under the terms of the merger agreement to (x) change its recommendation of the merger agreement or recommend a acquisition proposal or (y) provided that the Company had otherwise complied in all material respects with the provisions of the merger agreement described in this section, enter into an acquisition agreement with respect to a superior proposal and terminate the merger agreement in accordance with its terms.

Regulatory Approvals Required for the Merger (page 33 of this information statement)

        As a result of the merger, Parent will be the indirect owner of the Company's gaming operations in Nevada. The Company's gaming operations are subject to various licensing and other regulatory requirements administered by various governmental entities. Some of these laws and regulations require that the applicable gaming regulatory authorities approve the merger. Parent and the Company will be filing applications with the Nevada gaming authorities in connection with the merger and/or the merger agreement. Under the merger agreement, consummation of the merger is conditioned upon each of the Company and Parent obtaining any required consents and approvals under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and applicable local gaming and liquor laws, ordinances and regulations (the "Gaming Laws"), including receipt of all licenses, findings of suitability, authorizations, registrations, approvals and permits required to be obtained by Parent and/or Merger Subsidiary (the "Gaming Licenses"), and any other consents or approvals required under the applicable laws.

        There can be no guarantee if and when any of the consents or approvals described above, or any other regulatory consents or approvals that might be required to consummate the merger, will be obtained or as to the conditions that such consents and approvals may contain.

Conditions to the Merger (page 44 of this information statement)

        The obligations of each of Parent's, Merger Subsidiary's and the Company's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the affirmative vote or written consent of the holders of at least a majority in combined voting power of the then outstanding shares of Company Common Stock (the "stockholder approval", which was obtained on April 13, 2011);

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  the receipt of consents and approvals required under the Gaming Laws, including receipt of the Gaming Licenses by Parent or Merger Subsidiary;

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  no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree shall be issued by any court or other restraint or prohibition shall be in effect and no law shall have been enacted that prohibits or makes illegal the consummation of the merger; and

  •
  no suit, action or proceeding is pending by any governmental entity in any court seeking to restrain or prohibit the consummation of the merger or that would cause a material adverse effect on Parent after giving effect to the merger.

        In addition, the obligations of Parent and Merger Subsidiary to complete the merger are subject to the following conditions:

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  the Company's representations and warranties in the merger agreement must be true and correct to the extent described in the section titled "The Merger Agreement—Conditions to the Merger" beginning on page 44;

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  the Company must have performed in all material respects all the obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement at or prior to the closing date of the merger; and

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  the Company must have delivered to Parent a certificate, dated as of the closing date of the merger and signed on behalf of the Company by an executive officer of the Company, certifying that the two immediately preceding conditions have been satisfied.

        In addition, the Company's obligation to complete the merger is subject to the following conditions:

  •
  the representations and warranties of Parent and Merger Subsidiary must be true and correct to the extent described in the section titled "The Merger Agreement—Conditions to the Merger" beginning on page 44;

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  Parent and Merger Subsidiary must have performed in all material respects all the obligations, and complied in all material respects with the agreements and covenants, required to be performed by them under the merger agreement at or prior to the closing date of the merger; and

  •
  Parent must have delivered to the Company a certificate, dated as of the closing date of the merger and signed on behalf of Parent by a duly authorized officer of Parent, certifying that the two immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (page 45 of this information statement)

        At any time prior to the effective time of the merger, in addition to termination by the mutual consent of the Company, Parent and Merger Subsidiary, either the Company or Parent may terminate the merger agreement if:

  •
  the merger is not consummated prior to August 31, 2012 (the "outside date") provided that (a) the right to terminate the merger agreement will not be available to any party whose actions have been the principal cause of, or directly resulted in, the failure of the effective time of the merger to occur prior to such date and (b) if all closing conditions other than the mutual condition relating to consents and approvals under Gaming Laws, including receipt of Gaming Licenses, have been satisfied by such date, either Parent or the Company may unilaterally extend the outside date until November 30, 2012 upon written notice to the other by August 31, 2012,

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  a final and nonappealable judgment, order, injunction, rule or decree preventing consummation of the merger is in effect (provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule or decree), or

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  the stockholder approval was not obtained by written consent or at a meeting of the Company's stockholders (which approval was timely obtained, as described in this information statement).

        In addition, Parent is or was permitted, as the case may be, to terminate the merger agreement prior to the effective time of the merger if:

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  the Company breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement, if such breach or failure to perform (A) would rise to the level at which Parent and Merger Subsidiary would not be required to effect the merger and (B) is incapable of being cured by the Company by the earlier of the outside date or within 60 calendar days following receipt of written notice of such breach or failure to perform from Parent, provided that neither Parent nor Merger Subsidiary is in breach of any representations, warranties, covenants or agreements that would rise to the level at which the Company would not be required to effect the merger,

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  the stockholder approval had not been obtained by 11:59 p.m., Pacific Time, on the date of the merger agreement (which approval was timely obtained, as described in this information statement); or

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  if any governmental entity shall have as a formal matter of record declined to grant Parent and Merger Subsidiary any of the Gaming Licenses that are necessary to be obtained in connection with the merger at least fifteen calendar days prior to the outside date.

        In addition, the Company is or was permitted, as the case may be, to terminate the merger agreement prior to the effective time of the merger if:

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  Parent or Merger Subsidiary breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement, if such breach of failure to perform (A) would rise to the level at which the Company would not be required to effect the merger and (B) is incapable of being cured by Parent or Merger Subsidiary by early of the outside date or within 60 calendar days following receipt of written notice of such breach or failure to perform from the Company, provided that the Company is not then in breach of any representations, warranties, covenants or agreements that would rise to the level at which Parent and Merger Subsidiary would not be required to effect the merger;

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  prior to obtaining the stockholder approval (which approval was timely obtained, as described in this information statement), the Company had entered into an acquisition agreement or similar agreement relating to a superior proposal and terminated the merger agreement in accordance with the terms thereof; or

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  if any governmental entity shall have as a formal matter of record declined to grant Parent and Merger Subsidiary any of the Gaming Licenses that are necessary to be obtained in connection with the merger at least fifteen calendar days prior to the outside date.

Limited Expense Reimbursement; Termination Fees and Remedies (page 46 of this information statement)

Expense Reimbursement and Termination Fees

        If the merger agreement is terminated, (a) in certain circumstances the Company may be required to reimburse Parent and its affiliates for all of their reasonable out-of-pocket fees and expenses up to $250,000 (the "Parent Expense Reimbursement") and (b) in certain circumstances Parent may be required to pay the Company a termination fee of $1.5 million, which amount shall be subject to offset to any amounts owed by the Company to Parent in connection with the Bridge Facility (the "Reverse Termination Fee"), in each case as described in the section titled "The Merger Agreement—Expense Reimbursement, Termination Fees and Remedies" beginning on page 46.

Specific Performance

        The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms of the merger agreement.

        If Parent and Merger Subsidiary fail to close the merger due to not obtaining the Gaming Licenses, the Company's only remedies against Parent and Merger Subsidiary for any breach, loss or damage will be:

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  to terminate the merger agreement and receive payment of the Reverse Termination Fee, as described in the section titled "The Merger Agreement—Expense Reimbursement, Termination Fees and Remedies" beginning on page 46; and

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  seek to recover monetary damages from Parent for any liability or damages resulting from an intentional or willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Delisting and Deregistration of the Company's Common Stock (page 34 of this information statement)

        Shares of the Company's common stock currently trade on the OTC Bulletin Board under the stock symbol "BETM". Upon completion of the merger, all shares of the Company's common stock will cease to be listed for trading on the OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Payment of Merger Consideration and Surrender of Stock Certificates (page 37 of this information statement)

        You will be sent a letter of transmittal by the paying agent with related instructions promptly after the completion of the merger describing how you may exchange your shares of Company Common Stock for the consideration to be paid pursuant to the merger agreement. If your shares of Company Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company Common Stock in exchange for the consideration to be paid pursuant to the merger agreement. You should not return your certificates to the paying agent without a letter of transmittal, and you should not return your certificates to the Company.

Certain U.S. Federal Income Tax Consequences of the Merger (page 32 of this information statement)

        The exchange of Company Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. For further information, please see the section titled "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" beginning on page 32). You should consult your own tax advisor for a full understanding of the particular tax consequences of the merger to you, including the tax consequences under state, local, foreign and other tax laws.

Market Price of Common Stock (page 51 of this information statement)

        The Company's common stock is listed on the OTC Bulletin Board under the stock symbol "BETM." The closing sale prices of our common stock on April 13, 2011, the last trading day before the announcement of the execution of the merger agreement, was $0.50 per share.

Dissenter's Rights (page 48 of this information statement)

        The holders of shares of Company Common Stock, other than the Majority Holders, may elect to assert dissenter's rights to receive, in lieu of the consideration to be paid pursuant to the merger agreement, the "fair value" of their shares (as defined in NRS 92A.320), which could be more or less than, or the same as, the consideration to be paid pursuant to the merger agreement. Stockholders of the Company electing to exercise dissenter's rights must comply with the strict procedures set forth in 92A.300 through 92A.500, inclusive, of the NRS, the full text of which appears as Annex B to this information statement. Failure to so comply may result in termination or waiver of such stockholder's dissenter's rights. For a summary of the material provisions of Chapter 92A of the NRS required to be followed by stockholders of the Company wishing to assert dissenter's rights, please see the section titled "Dissenter's Rights" beginning on page 48.

 QUESTIONS AND ANSWERS ABOUT THE MERGER

        Set forth below are commonly asked questions and answers regarding the merger and the merger agreement. These questions and answers may not address all questions that may be important to you as a Company stockholder. For a more complete description of the legal and other terms of the merger and the merger agreement, please read carefully this entire information statement, including the merger agreement attached as Annex A to this information statement and the documents incorporated by reference herein. You may obtain a list of the documents incorporated by reference into this information statement in the section titled "Where to Find More Information" beginning on page 54.

Q:
Why am I receiving this document?

A:
As a result of entering into the merger agreement, applicable laws and regulations require us to provide you with notice of the written consent delivered on April 13, 2011 by the record holders of 4,239,254 shares of Company common stock, constituting approximately 50.4% of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the merger agreement on that date, adopting and approving in all respects the merger agreement and the transactions and agreements contemplated thereby. As a result, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:
What is the proposed transaction?

A:
In the merger, upon the terms and subject to the satisfaction or waiver of the conditions in the merger agreement, Merger Subsidiary, a wholly owned subsidiary of Parent, will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. For further information, please see the sections titled "The Merger" and "The Merger Agreement" beginning on pages 15 and 36, respectively.

Q:
What will I be entitled to receive as a result of the merger?

A:
If the merger is completed, you will be entitled to receive, for each share of Company Common Stock that you own, up to $0.90 in cash.

Q:
When is the merger expected to be completed?

A:
Parent and the Company will complete the merger when all the conditions to completion of the merger in the merger agreement have been satisfied or waived. Parent and the Company are working toward satisfying these conditions and completing the merger as promptly as possible. Parent and the Company currently expect to complete the merger during the first half of 2012. However, because the merger is subject to a number of conditions, including the receipt of gaming approvals, some of which are beyond the control of Parent and the Company, exact timing for completion of the merger cannot be predicted with any amount of certainty. For further information, please see the section titled "The Merger Agreement—When the Merger Becomes Effective" beginning on page 37.

Q:
What happens if the merger is not consummated?

A:
If the merger is not consummated for any reason, stockholders will not receive any payment for their shares in connection with the merger agreement. Instead, the Company will remain a publicly owned company and the Company Common Stock will continue to be listed and traded on the OTC Bulletin Board. Under specified circumstances in connection with the termination of the merger agreement, the Company may be required to reimburse Parent's out-of-pocket expenses or receive from Parent a termination fee, as described in the section titled "The Merger Agreement—Expense Reimbursement, Termination Fees and Remedies" beginning on page 46.

  Additionally, the Bridge Facility matures upon the termination of the merger agreement, subject to certain extension mechanisms. If (i) the merger agreement is terminated due to (a) any governmental order or decree or (b) Parent or Merger Subsidiary's breach, or (ii) the Nevada gaming authorities makes a final determination denying applicable gaming approvals, the Company would have six months to refinance the amounts due under the Bridge Facility. For further information, please see the section titled "The Merger—Bridge Loan Arrangement" beginning on page 34.

Q:
Why am I not being asked to vote on the merger?

A:
Consummation of the merger requires the adoption of the merger agreement by the holders of at least a majority in combined voting power of the outstanding shares of Company Common Stock voting or consenting as a single class. The requisite stockholder approval was obtained on April 13, 2011 when, following execution of the merger agreement by the parties thereto, the record holders of 4,239,254 shares of Company Common Stock, constituting approximately 50.4% of the outstanding shares of capital stock of the Company entitled to vote on the adoption of the merger agreement on that date, executed a written consent adopting and approving in all respects the merger agreement and the transactions and agreements contemplated thereby. As a result, no further approval of the stockholders of the Company is required to approve and adopt the merger agreement and the transactions contemplated thereby.

Q:
Did our board of directors approve and recommend the merger agreement?

A:
Yes. The board of directors unanimously voted to approve the merger agreement and the merger and recommended that the Company's stockholders adopt the merger agreement.

Q:
Am I entitled to dissenter's rights in connection with the merger?

A:
If you do not consent to or approve the merger agreement and the merger, then you are entitled to assert dissenter's rights in accordance with the procedures specified in the NRS in connection with the merger. For further information, please see "Dissenter's Rights" beginning on page 48.

Q:
What are the U.S. federal income tax consequences to the Company's stockholders of the merger?

A:
The exchange of Company Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

  Please carefully review the information set forth in the section titled "The Merger—Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders" beginning on page 32 for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you including the tax consequences under state, local, foreign and other tax laws.

Q:
What happens if I sell my shares before completion of the merger?

A:
If you transfer your shares of Company Common Stock before completion of the merger, you will have transferred the right to receive the consideration to be paid pursuant to the merger agreement. In order to receive such consideration, you must hold your shares through the completion of the merger.

Q:
Should I send in my stock certificates now?

A:
No. You will be sent a letter of transmittal with related instructions promptly after completion of the merger, describing how you may exchange your shares of Company Common Stock for the consideration to be paid pursuant to the merger agreement. If your shares of Company Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company Common Stock in exchange for the consideration pursuant to the merger agreement.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger or would like additional copies of this information statement, please contact the Company in writing at our principal executive offices at 675 Grier Drive, Las Vegas, Nevada 89119, ATTN: General Counsel, or by telephone at (702) 735-5529.

FORWARD-LOOKING STATEMENTS

        This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act, including, without limitation, statements regarding projections of total revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), net income, free cash flow or other financial items, the expected timing of the closing of the proposed merger, the management of the Company and the Company's expectations, beliefs, strategies, objectives, plans, intentions, anticipated financial performance, business prospects, critical accounting policies, technological developments, new services, consolidation activities, research and development activities, future challenges and opportunities, regulatory, market and industry trends and similar matters. All forward-looking statements included in this communication are based on information available to the Company on the date hereof. In some cases, you can identify forward-looking statements by terminology such as "may," "can," "will," "should," "could," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," "goals," "projects," "outlook," "continue," "preliminary," "guidance," or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

        Forward-looking statement involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

  •
  general economic factors including, but not limited to, changes in consumer confidence, trends in disposable income, and cyclical or other downturns;

  •
  the possible or potential legalization of sports wagering in other jurisdictions;

  •
  the long term potential of the mobile sports wagering device application market and the ability of the Company to capitalize on any such growth opportunities;

  •
  changes to selling prices to customers;

  •
  substantial debt levels and the potential inability to maintain sufficient liquidity to finance the Company's operations and make necessary capital expenditures;

  •
  the inability to meet existing debt covenants or obtain necessary waivers;

  •
  achievement of objectives for strategic acquisitions and dispositions;

  •
  reliance on major customers and suppliers;

  •
  domestic and foreign competition;

  •
  information and technological advances;

  •
  changes in laws or regulations;

  •
  the failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals in connection with the merger;

  •
  the failure to consummate or delay in consummating the merger for any reason;

  •
  the outcome of any legal proceedings that may be instituted against the Company and others related to the merger agreement; and

  •
  information contained under the heading "Risk Factors" and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

        We caution against placing undue reliance on forward-looking statements, which reflect our current beliefs and are based on information currently available to us as of the date a forward-looking statement is made. Forward-looking statements set forth or incorporated by reference herein speak only as of the date of this information statement or the date of the document incorporated by reference into this information statement, as the case may be. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements may appear in the Company's public filings with the SEC, which are accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled "Where To Find More Information" beginning on page 54.

 THE PARTIES TO THE MERGER

The Company
American Wagering, Inc.
675 Grier Drive
Las Vega, Nevada 89119
Phone: (702) 735-5529

        AWI, a Nevada corporation, operates in the race and sportsbook industry and has hotel/casino operations, which includes: (i) fifty-three (53) Leroy's SportsBooks throughout Nevada, (ii) nineteen (19) Leroy's SportsBook kiosks in the Las Vegas valley, (iii) Computerized Bookmaking Systems, which provides management systems to over 75% of Nevada casinos' race and sportsbooks, and (iv) Sturgeon's Casino in Lovelock, Nevada.

        Additional information about AWI and its subsidiaries is included in documents incorporated by reference into this information statement. Please see "Where To Find More Information" on page 54.

Parent and Merger Subsidiary
William Hill Holdings Limited
Greenside House, 50 Station Road
Wood Green, London N22 7TP
Phone: +44 020 8918 3600

        Parent is a subsidiary of William Hill PLC, which is the United Kingdom's leading land-based bookmaker. It offers sports-betting and gaming in approximately 2,350 licensed betting offices it operates across the United Kingdom, which represents approximately 25% of the market. It also owns approximately 71% of William Hill Online, an online betting and gaming business. It was established in 1934 and has been listed on the London Stock Exchange since 2002. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent.

        AW Sub Co., which this information statement refers to as "Merger Subsidiary", is a newly formed Nevada corporation. Merger Subsidiary is a wholly owned indirect subsidiary of Parent and has not conducted any business operations except for activities incidental to its formation and as contemplated by the merger agreement. Upon consummation of the merger, Merger Subsidiary will merge with and into the Company, Merger Subsidiary will cease to exist and the Company will continue as the surviving corporation and a wholly owned indirect subsidiary of Parent.

 THE MERGER

Background of the Merger

        The board of directors and management team of the Company have periodically explored and assessed strategic options as a part of ongoing efforts to strengthen the business of the Company and enhance stockholder value. During the past year and a half, in particular, the board of directors and management team of the Company focused on potential investors in an offering of the Company debt or equity or a strategic transaction involving the Company, as concerns grew concerning the Company's continuing liquidity demands coupled with its limited income, and at times, net losses during certain fiscal periods.

        A majority of the Company's cash and cash equivalents is held to fund winning tickets and future bets, and the Company's Nevada gaming regulatory cash requirement, pursuant to Nevada Gaming Commission Regulation 22.040, is such that a large portion of the Company's cash is held in reserve. Based on the Company's expected operations in 2010 and 2011, management anticipated potential liquidity issues when confronted with its working capital requirements, capital expenditures, scheduled payments for litigation matters and indebtedness for fiscal 2010 and 2011.

        In part in connection with the Company's liquidity and operating concerns, on March 12, 2010, the Company engaged Alpine Advisors LLC ("Alpine Advisors") as a financial advisor to provide advisory services to the Company, including the identification of potential investors in an offering of debt, equity or equity-linked securities, or a strategic transaction involving the Company. Alpine Advisors aided and advised the Company in assessing various strategic alternatives available to the Company and engaging with various third parties that might be interested in entering into an investment in or a strategic transaction with the Company.

        Beginning in November of 2010, representatives of Parent began a series of discussions with representatives of the Company regarding a potential strategic transaction, including the potential acquisition of the Company. On December 3, 2010, the Company signed a confidentiality agreement with Parent. Following the execution of this confidentiality agreement, the Company provided Parent with certain information concerning the Company and Parent commenced a due diligence investigation of the Company.

        Also, beginning in November of 2010, coinciding with the G2E conference, representatives of a company in the same industry as the Company, which we refer to in this discussion as Company A, began a series of discussions with representatives of the Company regarding a potential strategic transaction, including the potential acquisition of the Company. On December 3, 2010, the Company signed a confidentiality agreement with Company A. Following the execution of this confidentiality agreement, the Company provided Company A with certain information concerning the Company and Company A commenced a due diligence investigation of the Company.

        Members of Company A management held discussions with members of the Company's management on a number of occasions, and Alpine Advisors, on the Company's behalf, held conversations with representatives of Company A concerning a potential transaction between Company A and the Company. Company A routinely allowed fairly lengthy periods of time elapse between these discussions. Company A also would not put any offer or commitment in writing. Over time it became clear to Alpine Advisors and the Company that Company A was not serious in making an offer concerning a transaction with the Company.

        Meanwhile, the Company's liquidity and operating concerns were only exacerbated with the Company's continuing lack of success in attempts to reduce its Nevada Gaming Commission Regulation 22.040 reserve requirement with the relevant Nevada gaming authorities.

        During this same period, Parent and the Company continued discussions and Parent communicated that its desire was an acquisition and not a partnership with the Company. After Parent indicated that a non-binding letter of intent would be shortly forthcoming, Company A was informed that the Company would likely be entering into a quiet period and not permitted to continue discussions once a formal arrangement was reached. Company A took no action.

        On February 18, 2011, the board of directors met and authorized the Company's chief executive officer to enter into a letter of intent with Parent. On February 19, 2011, the Company and Parent entered into a letter of intent concerning a merger transaction and bridge financing that would be provided from Parent to the Company. In the letter of intent, Parent proposed an acquisition price of between $1.05 and $1.15 for each outstanding share of common stock of the Company. The letter of intent was nonbinding with respect to the merger transaction and the bridge financing transaction generally, but contained binding provisions concerning a twenty-one day period of exclusivity between the Company and Parent (with the possibility of extension periods of exclusivity in the sole discretion of the Company).

        Shortly after the execution of the letter of intent, Parent's legal counsel provided to the Company a due diligence request list, and the Company began providing various information to Parent in response to it. Officers and representatives of the Company responded to Parent's due diligence questions and had numerous discussions and meetings with Parent's officers and representatives concerning the operations, assets and performance of the Company.

        On a couple of occasions after the execution of the letter intent, Company A attempted to contact Alpine Advisors and the chief executive officer of the Company purportedly to discuss a potential transaction between Company A and the Company. Consistent with its obligations under the binding provisions of the letter of intent, the Company (and its advisors) did not engage in any discussions with Company A and informed Parent on each such occasion.

        On or about March 3, 2011, the Company received a first draft of a merger agreement and various documents relating to the bridge financing from Parent's legal counsel.

        On or about March 7, 2011, the Company responded with its comments to the draft merger agreement and the various documents relating to the bridge financing, and over the next few weeks the Company, Parent and their respective legal counsel and financial advisors continued negotiating the terms of a merger agreement and the bridge financing. As negotiations concerning a merger agreement continued, representatives of the Company contacted GLCA Securities, LLC about providing a fairness opinion to the board of directors of the Company in connection with the merger transaction, and as a formal matter the board of directors of the Company determined on March 31, 2011, to engage GLCA Securities, LLC to provide a fairness opinion.

        As informative meetings between Parent's and the Company's respective management teams progressed, and as negotiations between Parent and the Company continued in a productive manner regarding the merger agreement and the bridge financing documents, the Company extended the period of exclusivity under the letter of intent with Parent for seven days on each of March 12, 2011, March 19, 2011, March 26, 2011 and April 1, 2011. On March 23, 2011, the board of directors met to discuss the terms of the merger agreement and the bridge financing documents.

        On March 27, 2011, Ralph Topping, the chief executive officer of Parent and Victor Salerno, the chief executive officer of the Company met in Las Vegas, Nevada to discuss various aspects and the status of the potential transaction. At those meetings, Mr. Topping informed Mr. Salerno that Parent was involved in the potential acquisition of another entity in the gaming business in the United States, and that Parent's preference was to be able to publicly announce both Parent's acquisition of the Company and Parent's acquisition of such other entity at the same time. Mr. Topping related that he anticipated the other transaction was on a timing track such that an announcement could be made on or about April 8, 2011.

        Shortly after these meetings, Mr. Salerno advised the other members of the board of directors of the Company concerning the potential timing for a transaction with Parent.

        During the week of April 4, 2011, representatives of Parent informed the Company that, based upon Parent's due diligence review of the Company, Parent could not offer a price within the range specified in the letter of intent, and that Parent would be able to offer an acquisition price of $0.90 for each outstanding share of common stock of the Company.

        On or about April 6, 2011, representatives of a company in the same industry as the Company, which we refer to in this discussion as Company B, contacted Alpine Advisors purportedly to discuss a potential transaction between Company B and the Company. Consistent with its obligations under the binding provisions of the letter of intent, the Company (and its advisors) did not engage in any discussions with Company B and informed Parent concerning Company B's contact.

        On April 8, 2011, the board of directors informally met to discuss the terms of the merger agreement and the bridge financing documents. On April 8, 2011, the extension of the exclusivity period under the letter of intent with Parent terminated.

        After the termination of the exclusivity period under the letter of intent with Parent, at the direction of the Company, Alpine Advisors contacted representatives of Company B concerning Company B's potential interest in entering into a strategic transaction with the Company. After the initial conversation concluded, the Company forwarded to representatives of Company B a confidentiality agreement, to which representatives of Company B provided material comments. Discussions between representatives of Company B (including, certain members of management of Company B) and Alpine Advisers concerning such a potential transaction did not result in the Company determining that any transaction would be possible with Company B on terms and on a timeframe that the Company considered acceptable in comparison to the potential transaction with Parent, and as such a confidentiality agreement was not negotiated. Likewise, given the nature of the Company's previous history of discussions with Company A, the Company determined that pursuing any additional discussions with Company A at this stage would not result in a transaction with terms on any time frame that the Company would consider acceptable, and serve only to put at risk the Company's potential transaction with Parent.

        From April 8, 2011 and during the week of April 11, 2011, the Company, Parent and their respective legal counsel and financial advisors continued to finalize the terms of the merger agreement and the bridge financing.

        On April 12, 2011, members of the Company's senior management updated members of the board of directors of the Company regarding the negotiations with Parent, and provided their assessment of the proposed transactions with Parent and the precarious financial position of the Company in the absence of doing any strategic transaction.

        On April 13, 2011, the board of directors of the Company met to evaluate the final terms of the proposed merger agreement and bridge financing documents with Parent. The board of directors of the Company, with the assistance of legal counsel, reviewed the material terms of the proposed business transaction, including the more important provisions of the merger agreement and the bridge financing documents, copies of which had been supplied to the board of directors of the Company prior to the board meeting. Representatives of Kirkland & Ellis LLP, legal counsel to the Company, discussed the fiduciary duties of the board of directors in considering the potential merger and bridge financing transactions. GLCA Securities, LLC delivered a financial presentation regarding the merger transaction and delivered its opinion, that, as of that date and subject to assumptions and limitations in the opinion, the consideration to be paid by Parent pursuant to the merger agreement was fair to stockholders of the Company from a financial point of view. For further information regarding the opinion, see "Opinion of GLCA Securities, LLC" as well as the full text of the written opinion attached as Annex C to this document. Thereafter, the members of the board of directors of the Company, after consideration of the factors described in the next section of this document, voted unanimously to approve and adopt the merger agreement and the bridge financing documents.

        Following the execution of the merger agreement by the parties thereto, holders of a majority of the issued and outstanding shares of common stock of the Company executed a written consent adopting and approving in all respects the merger agreement and the transactions and agreements contemplated by the merger agreement.

        Before the opening of trading on April 14, 2011, the Company issued a press release announcing the execution of the merger agreement and the bridge financing documents.

Reasons for the Merger; Recommendation of our board of directors

        After careful consideration, the board of directors unanimously (i) approved and declared advisable the merger agreement, (ii) declared that it was in the best interests of the stockholders of the Company that the Company enter into the merger agreement and consummate the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement, (iii) declared that the terms of the merger were fair to the Company and the stockholders of the Company, (iv) approved the submission of the merger agreement to the stockholders of the Company for their consideration and approval and (v) recommended that the stockholders of the Company adopt and approve the merger agreement.

        In making its determination, the board of directors consulted with the Company's management, as well as its legal and financial advisors, and considered a variety of factors weighing in favor of or relevant to the merger agreement and the transactions contemplated thereby, including, without limitation, those described below:

  •
  the Company's business, results of operations, and financial condition on a historical and prospective basis, including the Company's prospects if it were to remain a publicly owned corporation, and the risks associated therewith;

  •
  the fact that consideration to be paid to the Company's stockholders under the merger agreement is in the form of cash, which will provide liquidity and certainty of value to the Company's stockholders;

  •
  the historical market prices of Company Common Stock relative to the $0.90 per share to which holders of shares of Company Common Stock may be entitled to receive, including the Company Common Stock closing sale price of $0.50 per share on April 13, 2011, the last trading day before the Company announced that the merger agreement was executed;

  •
  the belief of the board of directors that the per share consideration to be paid pursuant to the merger agreement reflects the highest value per share of Company Common Stock reasonably attainable in light of the sale process conducted by the board of directors;

  •
  the provision of bridging financing by Parent to the Company;

  •
  the financial analyses conducted by GLCA Securities, LLC ("GLCS") and the opinion rendered by GLCS to the board of directors, dated as of April 13, 2011, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the $0.90 per share to be paid to holders of shares of Company Common Stock was fair, from a financial point of view, to such holders;

  •
  the board of directors' belief that the board of directors and the Company's management worked to maximize value for all of the Company's stockholders;

  •
  the likelihood that the merger would be consummated, in light of (among other things) Parent's agreement in the merger agreement to use its reasonable best efforts to consummate the merger (subject to the terms and conditions of the merger agreement);

  •
  the regulatory and other governmental approvals required in connection with the merger, and the likelihood that such approvals would be obtained without unacceptable conditions;

  •
  the fact that the terms of the merger agreement were determined through negotiations between Parent, with the advice of its advisors, on the one hand, and the board of directors, with the advice of its advisors, on the other hand;

  •
  the terms of the merger agreement, including:

  •
  Parent's and Merger Subsidiary's obligations to consummate the merger are not subject to a financing condition;

  •
  the outside date (as such date may be extended) allows for sufficient time to complete the merger;

  •
  Parent is an entity with assets and is a party to the merger agreement;

  •
  Parent is obligated, under certain circumstances, to pay the Company a reverse termination fee of $1.5 million, and the Company is obligated, under certain circumstances, to reimburse Parent for its fees up to a maximum amount of $250,000, which the board of directors considered to be reasonable in light of, among other things, the aggregate consideration to be paid pursuant to the merger agreement; and

  •
  the availability of dissenter's rights to the stockholders of the Company, other than Majority Holders, who comply with the requirements set forth in NRS 92A.300 through 92A.500, inclusive.

        The board of directors also identified and considered potential risks and potential disadvantages associated with the merger agreement and the transactions contemplated thereby, including, without limitation, those listed below:

  •
  the possible disruption of the Company's business that may result from announcement of the merger and the resulting distraction of management's attention from day-to-day operations of the business;

  •
  the risk that the pendency of the merger could materially adversely effect the Company's relationships with its customers, suppliers and any other persons with whom the Company has business relationships, or pose difficulties in attracting and retaining key employees;

  •
  the fact that, following completion of the merger, the Company will no longer exist as a publicly owned company, and our existing stockholders will no longer participate in the potential future economic upside derived from ownership of Company Common Stock;

  •
  the risk of incurring substantial expenses related to the merger;

  •
  the possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact such event would have on the Company and its business;

  •
  the fact that the damages to which the Company may be entitled from Parent under the terms of the merger agreement for any breach, loss or damage are capped at $1.5 million in the aggregate, except for liabilities and damages resulting from intentional or willful breach of

    Parent or Merger Subsidiary's representations, warranties, covenants or agreements prior to termination of the merger agreement;

  •
  under the terms of the merger agreement and applicable law, following the Majority Holders' execution of a written consent in favor of the merger following the parties' execution of the merger agreement, the stockholder approval necessary to consummate the merger would be obtained and the board of directors would no longer be entitled to change its recommendation of the proposed transaction to the Company's stockholders, each of which could potentially deter other parties from proposing an alternative transaction that might be more advantageous to our stockholders; and

  •
  the fact that some of the Company's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company's stockholders generally, including those related to Parent's agreement to indemnify the Company's directors and officers against certain claims and liabilities.

        The above discussion includes the principal information and factors, both positive and negative, considered by the board of directors, but is not intended to be exhaustive and may not include all of the information and factors considered by the board of directors. The above factors are not presented in any order of priority. The board of directors did not quantify or assign relative or specific weights to the factors considered in reaching their respective determinations. Rather, the board of directors views its positions and recommendations as being based on the totality of the information presented to and considered by it. In addition, individual members of the board of directors may have given different weights to different factors. It should be noted that this explanation of the reasoning of the board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled "Forward-Looking Statements" beginning on page 12 of this information statement.

Opinion of GLCA Securities, LLC

        The Company retained GLCA Securities, LLC ("GLCS") to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Company Common Stock in the merger.

        In selecting GLCS, the board of directors considered, among other things, GLCS's qualifications, expertise and reputation, including the fact that GLCS is an internationally recognized investment banking firm with substantial experience providing strategic advisory services. GLCS, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. The Company selected GLCS to render a fairness opinion in connection with the merger based on its qualifications and expertise in providing financial advice, including business valuation services to acquirers, target companies and their respective boards of directors in mergers and acquisitions. Other than providing this fairness opinion to the Company on April 13, 2011, GLCS was not engaged by, did not perform any services for, and did not receive any compensation from, the Company or any other parties to the merger.

        On April 13, 2011, GLCS delivered to the board of directors its opinion to the effect that, as of such date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be paid for shares of Company Common Stock in the merger was fair, from a financial point of view, to the Company's stockholders. The full text of GLCS's opinion, dated April 13, 2011, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by GLCS, is attached to this information statement as Annex C. The following summary of the opinion is qualified in its entirety by reference to the full text of the opinion, which is incorporated herein by reference.

        While GLCS rendered its opinion and provided certain analyses to the board of directors, GLCS was not requested to, and did not make, any recommendation to the board of directors as to the specific form or amount of the consideration to be received by the Company's stockholders in the merger, which was determined through negotiations between the Company and Parent. GLCS's written opinion, which was directed to the board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by the Company's stockholders in the merger, does not address the Company's underlying business decision to proceed with, or effect, the merger or structure thereof, or the relative merits of the merger compared to any alternative business strategy or transaction in which the Company might engage and does not constitute a recommendation to any stockholder of the Company as to how to vote on the merger or any other matter related thereto. Furthermore, GLCS expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the compensation to be received by holders of the Company's Common Stock in the merger or with respect to the fairness of any such compensation.

        GLCS was not requested to, and did not, (i) participate in negotiations with respect to the merger agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the board of directors or any other party with respect to any alternatives to the merger. In addition, GLCS was not requested to and did not provide advice regarding the structure, the merger consideration, any other aspect of the merger, or to provide services other than the delivery of its opinion.

        In arriving at its opinion, GLCS, among other things:

  •
  reviewed a draft of the merger agreement and exhibits attached thereto dated April 13, 2011;

  •
  reviewed financial and other information that was publicly available or furnished to it by the Company that GLCS deemed to be relevant;

  •
  reviewed financial projections of the Company for the period beginning November 1, 2010 and ending January 31, 2013 prepared by the management of the Company;

  •
  discussed the Company's business, operations, financial projections and future prospects of the Company with the management of the Company;

  •
  reviewed the historical market price ranges and trading activity performance of the Company Common Stock and compared them with those of certain publicly traded companies that GLCS deemed relevant;

  •
  analyzed information of certain other selected comparable merger and acquisition transactions and compared the merger from a financial point of view to these other transactions to the extent information concerning such transactions was publicly available;

  •
  discussed the Company's net operating losses with the management of the Company; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as GLCS deemed necessary, including GLCS's assessment of general economic, market and monetary conditions.

        In GLCS's review and analysis and in rendering its opinion, GLCS relied upon the accuracy and completeness of all of the financial and other information that was available to GLCS from public sources, that was provided to GLCS by the Company or its respective representatives or that was otherwise reviewed by GLCS. GLCS further relied on the assurances of management of the Company that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. GLCS was not asked to and did not undertake any independent verification of any of such information and GLCS did not assume any responsibility or liability for the accuracy or completeness thereof. GLCS did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or any of their affiliates or subsidiaries, or the ability to collect any such assets, nor was GLCS furnished with any such evaluations or appraisals.

        With respect to the financial projections prepared by the Company's management and modified with reference to financial updates provided by the Company ("Projections") and discussed between GLCS and the Company's management, which Projections were confirmed by the Company's management as reflecting the best currently available estimates and judgments of such management of the future financial performance of the Company, GLCS assumed that the future financial performance of the Company reflected thereby will be achieved for the periods presented. GLCS expressed no opinion as to such Projections or the assumptions on which they are based. GLCS also assumed that there has been no change in the Company's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to GLCS. GLCS assumed in all respects material to its analysis that the Company and Parent will remain as going concerns for all periods relevant to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent to the merger agreement are not waived. GLCS expressed no opinion as to the net operating losses of the Company.

        GLCS's opinion was rendered on the basis of market, economic and other conditions prevailing as of the date of its opinion and on the conditions and prospects, financial and otherwise, of the Company, as they existed and were known to GLCS on the date of its opinion and GLCS has no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Circumstances could develop prior to the consummation of the merger that, if known at the time GLCS rendered its opinion, would have altered its opinion. GLCS's opinion is directed to the board of directors, in each case in connection with its consideration of the merger, and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the merger. GLCS's opinion is directed only to the fairness, from a financial point of view, as of April 13, 2011, of the consideration to be paid to the Company's stockholders and does not address the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, whether relative to the consideration or otherwise. GLCS did not express any opinion as to the impact of the merger on the solvency or viability of the Company, any of the other parties to the merger agreement, including Parent, or their ability to pay their debts when they become due.

        GLCS's opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the merger. At the Company's direction, GLCS has not been asked to, nor does it, offer any opinion as to the terms, other than the merger consideration to the extent expressly specified in its opinion, of the merger agreement or the form of the merger. In rendering its opinion, GLCS assumed, with the Company's consent, that (i) the final executed form of the merger agreement did not differ in any material respect from the draft dated April 13, 2011 that GLCS reviewed, (ii) the Company, Parent and Merger Subsidiary will comply with all material terms of the merger agreement, and (iii) the merger will be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. GLCS has also assumed that all governmental, regulatory or other consents, including Parent internal consents and approvals necessary for the consummation of the merger, will be obtained without any material adverse effect on the Company, Parent or Merger Subsidiary or the merger. GLCS's opinion was approved by a fairness opinion committee of GLCS.

        The following is a summary of the material financial analyses delivered by GLCS to the board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by GLCS, nor does the order of analyses described represent relative importance or weight given to those analyses by GLCS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of GLCS's financial analyses and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by GLCS. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 8, 2011 (the date on which GLCS completed its analyses) and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

        GLCS reviewed the historical trading performance of the shares of Company Common Stock. GLCS observed that the low and high trading prices for the Stock over the 52-week period ending on April 8, 2011, the trading day on which GLCS completed its financial analyses, were $0.13 and $0.63, respectively. GLCS observed that the merger consideration was in excess of the highest trading price of the shares of Company Common Stock during the 52-week period ending April 8, 2011.

Comparable Company Analysis

        GLCS reviewed and compared selected actual and estimated publicly available financial, operating and stock market information of the Company with the following publicly traded companies in the regional gaming industry that GLCS deemed reasonably comparable to the Company:

  •
  Ameristar Casinos Inc.

  •
  Boyd Gaming Corp.

  •
  Isle of Capri Casinos Inc.

  •
  Monarch Casino & Resort Inc.

  •
  MTR Gaming Group, Inc.

  •
  Penn National Gaming Inc.

  •
  Pinnacle Entertainment Inc.

        Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be reasonably considered similar to certain operations of the Company. GLCS placed more emphasis on Monarch Casino & Resort Inc. and MTR Gaming Group, Inc. as these companies operate either single or several casinos in smaller, locals gaming markets. GLCS calculated and compared various financial multiples and ratios based on recent publicly available financial data and Capital IQ estimates. The multiples and ratios of the Company and the selected companies were calculated using the closing price of each company's shares on April 8, 2011.

        With respect to the Company and the selected companies, GLCS calculated the following using publicly available information to determine:

  •
  the total enterprise value ("TEV"), which is the market value of common equity plus the book value of debt less cash, as a multiple of the earnings before interest, taxes, depreciation and amortization, or EBITDA, for the latest twelve months period; and

  •
  total enterprise value as a multiple of EBITDA for one year forward estimates, based on Capital IQ estimates.

        The following table presents the results of this analysis:

	TEV as a multiple of latest 12 months EBITDA	TEV as a multiple of Estimated One Year Forward EBITDA
Low	4.9x	4.8x
Mean	5.8x	5.8x
High	6.7x	6.9x
The Company, at market	Not applicable	6.1x
The Company, at the merger consideration	Not applicable	10.2x

        None of the selected companies is identical to the Company. Accordingly, an analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading dynamics of the selected companies, as well as those of the Company.

Precedent Transaction Analysis

        GLCS reviewed transactions involving target companies that it deemed comparable to the Company. GLCS selected these transactions by searching databases, filings made with the SEC ("SEC filings"), public company disclosures, press releases, industry and press reports and other sources and by applying the following criteria:

  •
  transactions involving single asset casino properties in US locals gaming markets

  •
  transactions that were announced or completed since 1994

        The target companies in this group included:

  •
  Rainbow Casino

  •
  Amelia Belle Casino

  •
  Isle of Capri Black Hawk LLC (43% interest)

  •
  Casino Aztar, MO

        GLCS compared valuation multiples for the Company derived from the aggregate implied total enterprise value based on the merger consideration and historical data for the Company to valuation multiples for the selected comparable transactions derived from the aggregate total enterprise value implied in the comparable transaction and historical data for the acquired companies.

        The following table presents the results of this analysis:

	TEV as a multiple of latest 12 months EBITDA	TEV as a multiple of Estimated One Year Forward EBITDA
Low	5.3x	5.5x
Mean	6.2x	6.2x
Median	6.0x	6.3x
High	7.6x	6.9x
The Company, at market	Not applicable	6.1x
The Company, at the merger consideration	Not applicable	10.2x

Discounted Cash Flow Analysis

        GLCS performed a discounted cash flows analysis for the Company in which it calculated the present value of the projected future cash flows of the Company using projections prepared by the Company's management that the Company directed GLCS to use for purposes of its analysis. GLCS estimated a range of theoretical values for the Company based on the net present value of the Company's projected annual cash flows and terminal values for the Company at January 31, 2013 based on a perpetuity growth rate. GLCS applied a range of discount rates of 15.3% to 17.3%. Ranges of perpetuity growth rates of 2.0% to 4.0% were applied to FY2013E projected unlevered free cash flow.

Premiums Paid Analysis

        GLCS reviewed publicly available information for selected completed transactions to determine the premiums payable in the transactions over recent trading prices. It selected these transactions by searching public databases and by applying the following criteria:

  •
  Transactions valued under $25 million

  •
  Transactions announced or completed since 2005

  •
  Transactions in which information was available on the public databases

        GLCS performed its analysis on 100 transactions that satisfied the criteria, and the table below shows a comparison of premiums paid in these transactions to the premium that would be paid to the holders of the Company's Common Stock based on the equity value payable in the merger. Premiums were calculated as percentage of the target companies' closing stock price for the trading day (1) one day prior to each transaction announcement, (2) average closing stock price for the one week prior to each transaction announcement and (3) average closing stock price for the one month prior to each transaction announcement. The premium calculations for the Company's common stock are based on April 8, 2011.

	One-Day Premium	One-Week Premium	One-Month Premium
Mean	72.7%	70.1%	67.6%
Median	45.6%	44.4%	38.1%
Merger Consideration	100.0%	139.5%	139.8%

Projections

        The Company does not, as a matter of course, make public forecasts as to future performance beyond the current fiscal year, and is especially wary of making forecasts for future periods due to the unpredictability of the underlying assumptions and estimates. However, the projected fiscal year ended January 31, 2012 EBITDA ("FY2012E") and projected fiscal year ended January 31, 2013 EBITDA ("FY2013E") provided below, were considered by the board of directors for purposes of evaluating the merger and the Company directed GLCS to utilize them in connection with its rendering of its fairness opinion to the board of directors and performing its related financial analyses, as described under the caption "Opinion of GLCS Securities, LLC". The Projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. In addition, the Company's independent auditor has neither examined, compiled, nor performed any procedures with respect to the Projections and, accordingly, does not express any opinion or any other form of assurance with respect thereto. The report of the Company's independent registered public firm incorporated by reference in this information statement relates to the Company's historical financial information. It does not extend to the Projections and should not be read to do so. The Projections are not included herein to influence your decision whether to exercise dissenter's rights in connection with the merger, but are being provided because they were considered by the board of directors in evaluating the merger and were approved by the Company for use by GLCS in rendering of its fairness opinion and performing its related financial analyses.

        These Projections were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of our management. These Projections are forward-looking statements. Important factors that may affect actual results and cause these Projections not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described under "Forward-Looking Statements" on page 12 of this information statement. These Projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these Projections. Accordingly, there can be no assurance that the forecasted results provided below will be realized.

        The inclusion of these Projections in this information statement should not be regarded as an indication that any of the Company or its affiliates, advisors or representatives considered these Projections to be predictive of actual future events, and these Projections should not be relied upon as such. None of the Company, its affiliates, advisors, officers, directors, partners or representatives can give you any assurance that actual results will not differ materially from these Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile, and none of them has updated or otherwise revised or reconciled, these Projections to reflect circumstances existing after the date these Projections were generated or to reflect the occurrence of events occurring after such date, even in the event that any or all of the assumptions underlying these Projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to these Projections. The Company has made no representation to Parent, in the merger agreement or otherwise, as to the accuracy of these Projections. None of the Company, its affiliates, advisors, officers, directors, partners or representatives has made or makes any representation to any stockholder or other person regarding the Company's ultimate performance compared to the information contained in these Projections or that the forecasted results will be achieved.

        The Projections provided below do not give effect to the merger. The Company urges all its stockholders to review the Company's most recent SEC filings for a description of the Company's reported financial results.

Projections ($ US Millions)
FY2012E EBITDA	$1.3
FY2013E EBITDA	$4.1

General

        In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, GLCS did not disproportionately rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. GLCS believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

        The analyses of GLCS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading or comparable transaction value of the companies.

        For purposes of its opinion, GLCS relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. GLCS relied upon the assurances of the management of the Company that the information provided to it by the Company was prepared on a reasonable basis in accordance with industry practice and with regard to financial planning data, estimates and other business outlook information, reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to GLCS incomplete or misleading. GLCS expressed no opinion as to such financial planning data, estimates and other business outlook information or the assumptions on which they are based.

        For the purpose of its opinion, GLCS assumed that the Company is not a party to any material pending transactions, including any external financing, recapitalization, acquisition or merger, other than the merger. GLCS also assumed the merger will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations there under. In arriving at its opinion, GLCS assumed that all necessary regulatory approvals and required consents for the merger will be obtained in a manner that will not adversely affect the Company, alter the terms of the merger, or change the merger consideration.

        In arriving at its opinion, GLCS did not perform any appraisals or valuations of any specific assets or liabilities (contingent or otherwise) of the Company and was not furnished with any such appraisals or valuations, nor did GLCS evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by GLCS in connection with the opinion were going concern analyses. Accordingly, GLCS expressed no opinion as to the liquidation value of any entity. Without limiting the generality of the foregoing, GLCS undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, GLCS's opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

        GLCS's opinion addressed only the proposed consideration set forth in the merger agreement and no other term or agreement relating to the merger. GLCS's opinion did not address the availability of cash or financing to Parent necessary to consummate the merger. The opinion was based on information available to GLCS and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. GLCS expressed no opinion as to the value at which shares of the Company's Common Stock have traded or may trade following announcement of the merger or at any future time after the date of the opinion. GLCS has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given. GLCS has not performed services for the Company or Parent during the past two years.

        GLCS received a customary fee from the Company for providing the fairness opinion. The opinion fee is not contingent upon the consummation of the merger. Whether or not the merger is consummated, the Company has agreed to pay, in addition to the above referenced fee, the reasonable out-of-pocket expenses of GLCS and to indemnify GLCS against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of GLCS by the board of directors.

Financing of the Merger

        Parent is funding the merger and the other transactions contemplated by the merger agreement from its cash reserves.

Payment of Merger Consideration and Surrender of Stock Certificates

        Promptly after the effective time of the merger, the paying agent will send to each holder of record of a certificate previously representing a share of Company Common Stock (each, a "certificate") a letter of transmittal describing how such holder may exchange such certificate for the consideration to be paid in accordance with the terms of the merger agreement. You should not return your certificates to the paying agent without a letter of transmittal, and you should not return your certificates to the Company.

        In the event of a transfer of ownership of Company Common Stock that is not registered in the records of our transfer agent, the merger consideration may be paid to a person other than the person in whose name the certificate so surrendered is registered if the certificate so surrendered is properly endorsed or otherwise in proper form for transfer, and the person requesting the payment will have paid all applicable taxes relating to the payment of the amount to be paid in respect of each share of Company Common Stock at closing to a person other than the registered holder of the certificate surrendered, or will have established to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.

        If your shares of Company Common Stock are held in "street name" by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your "street name" shares of Company Common Stock in exchange for the merger consideration.

Interests of the Company's Directors and Officers in the Merger

        You should be aware that the Company's directors and officers have interests in the merger that are described below and may be different from or in addition to the interests of our stockholders generally and that may present a conflict of interest. Our board of directors was aware of these interests and considered that the interests may be different from or in additional to the interests of our stockholders generally in making their respective determinations and recommendations in connection with the merger agreement and the transactions contemplated thereby. You should consider these and other interests of our directors and officers that are described in this information statement.

Agreement with Victor Salerno

        In connection with the execution of the merger agreement, Mr. Salerno entered into an agreement with Parent that terminates his existing employment agreement with the Company, including the entitlement to any payments, benefits or other rights thereunder, simultaneously with the consummation of the merger.

Agreement with John English

        In connection with the execution of the merger agreement, Mr. English entered into an agreement with the Company (the "English Agreement"), which became effective as of the signing of the merger agreement and which superseded the employment agreement he entered into with the Company dated as of November 11, 2010 (the "Original Agreement").

        Unless earlier terminated pursuant to its terms, the term of the English Agreement begins as of the signing of the merger agreement and ends on the 11th day of November 2013. Under the English Agreement, Mr. English's annual base salary is $250,000 (the "base salary"), subject to review from time to time by the Company. Mr. English is eligible to participate in the Company's medical and dental employee benefit programs for which executive level employees of the Company are generally eligible and is entitled to participate in the Company's 401(k) or other retirement plan with the Company making matching contributions at the annual rate of no less than four percent of his base salary up to any limit imposed by federal law. Mr. English is eligible for an annual bonus pursuant to the Company's bonus program as determined by the Company's board of directors and is entitled to twenty days of paid time off.

        Mr. English received on the day following the date the merger agreement was executed, a lump sum cash payment from the Company in the amount of $85,712.57. In addition, subject to Mr. English's continued employment with the Company through each payment date, Mr. English shall be entitled to two additional lump sum cash payments in the amount of $87,945.78, one payable on December 31, 2012 and the other payable on November 11, 2013 (the "retention payments").

        The Company may terminate the English Agreement upon Mr. English's death or disability or at any time, with or without "cause" (which term generally includes actions by Mr. English that constitute a material breach of the terms of the English Agreement; a breach of the duty of loyalty or any act of dishonesty or fraud with respect to the Company; or commission of a felony, a crime involving moral turpitude or other act causing material harm to the Company). In addition, the English Agreement will terminate upon Mr. English's resignation with or without "good reason" (which term generally includes catastrophic health related issues to Mr. English or his family, assignment of duties substantially and adversely diminished with Mr. English's position as in effect at the effective time of the merger, or failure to pay Mr. English any compensation within ten days after it is due). If the English Agreement is terminated by the Company for cause or Mr. English resigns other than for good reason, Mr. English will be entitled to receive only his base salary through the date of the termination and reimbursement for expenses and will not be entitled to receive any other salary, compensation or benefits from the Company, except as otherwise required by applicable law.

        If Mr. English's employment is terminated by the Company other than for cause or due to Mr. English's death or disability or by him with good reason during the term of the English Agreement, Mr. English will be entitled to receive his base salary through the date of the termination, reimbursement for expenses and payment of any accrued but unused paid time off. In addition, in exchange for Mr. English's execution of a separation agreement and general release of claims against the Company, the Company shall continue to pay Mr. English his base salary through the end of the term of the English Agreement, and to the extent not paid prior to the date of termination, the retention payments.

        The English Agreement also contains a standard confidentiality provision as well as non-competition and non-solicitation restrictions. The confidentiality provisions apply during the term of Mr. English's employment and following any termination thereof. The non-solicitation and non-competition provisions apply during the term of Mr. English's employment and for 12 months following any termination thereof.

Treatment of AWI's Redeemable Series A Preferred Stock

        As of the date of this information statement, certain of the Company's directors hold shares of the Company's redeemable Series A preferred stock. At the effective time of the merger, each outstanding share of the Company's redeemable Series A preferred stock will be redeemed in cash for (i) $100.00, and (ii) all of the accrued but unpaid interest for the period from the date the merger agreement was executed through the effective time of the merger, less any applicable withholding taxes.

Treatment of AWI's Equity Awards

        As of the date of this information statement, certain of the Company's officers and directors hold options to purchase shares of Company Common Stock ("Company Stock Options") granted pursuant to the Company 2001 Stock Option Plan, Directors Stock Option Plan and 2010 Stock Incentive Plan. Generally, immediately prior to the consummation of a "change in control" (as defined in the Company's various equity plans), the various outstanding equity-based awards vest and all restrictions lapse, as applicable.

        Company Stock Options. Except as otherwise agreed to by Parent and the holder of a Company Stock Option, at the effective time of the merger, each outstanding Company Stock Option will be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the excess of $0.90 over the exercise price for such Company Stock Option, less any applicable withholding taxes.

Value of AWI Equity Awards

        The following table sets forth information as of January 31, 2011 for each of our directors and executive officers who currently holds Company Stock Options, including (a) the aggregate number of shares of Company Common Stock subject to vested Company Stock Options; (b) the value of such vested Company Stock Options, on a pre-tax basis, calculated by multiplying (i) the excess, if any, of $0.90 over the respective per share exercise prices of those Company Stock Options by (ii) the number of shares of Company Common Stock subject to those Company Stock Options; (c) the aggregate number of unvested Company Stock Options that will vest on the effective time of the merger; (d) the value of such unvested Company Stock Options on a pre-tax basis, calculated by multiplying (i) the excess, if any, of $0.90 over the respective per share exercise prices of those Company Stock Options by (ii) the number of shares of Company Common Stock subject to those Company Stock Options; (e) the aggregate number of shares of Company Common Stock subject to vested Company Stock Options and unvested Company Stock Options that will vest on the effective time of the merger; and (f) the aggregate value of all such vested Company Stock Options and unvested Company Stock Options that will vest on the effective time of the merger on a pre-tax basis, calculated by multiplying (i) the excess, if any, of the Per Share Closing Payment over the respective per share exercise prices of those Company Stock Options by (ii) the number of shares of Company Common Stock subject to those Company Stock Options. The information in the table assumes all currently outstanding Company Stock Options will remain outstanding immediately prior to the effective time of the merger.

	(a) Vested Company Stock Options	(b) Value of Company Vested Stock Options	(c) Unvested Company Stock Options	(d) Value of Company Unvested Stock Options	(e) Vested and Unvested Company Stock Options	(f) Value of Company Vested and Unvested Stock Options
Victor J. Salerno	50,000	$0.00	0	$0.00	50,000	$0.00
Judith L. Zimbelmann	3,000	$0.00	0	$0.00	3,000	$0.00
Robert R. Barengo	9,200	$44.00	0	$0.00	9,200	$44.00
W. Larry Swecker	10,800	$1,016.00	0	$0.00	10,800	$1,016.00
Robert Kocienski	872,908	$549,932.04	174,582	$109,986.66	1,047,490	$659,918.70
John English	261,872	$164,979.36	785,618	$494,939.34	1,047,490	$659,918.70

Total	1,207,780	$715,971.40	960,200	$604,926.00	2,167,980	$1,320,897.40

Other Agreements

        Except as disclosed in this information statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Subsidiary or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Indemnification of Directors and Executive Officers; Directors' and Officers' Insurance

        Parent and the Company have agreed in the merger agreement that all rights to indemnification, advancement of expenses and exculpation existing on the date of the merger agreement in favor of present or former directors, officers, employees and agents pursuant to the amended and restated certificate of incorporation and amended and restated bylaws of the Company (in each case, as in effect immediately prior to the effective time of the merger) are contract rights and have agreed to cause the surviving corporation to honor such rights in accordance with their terms, and that such rights to indemnification, advancement of expenses and exculpation may not be modified or amended in any way as to adversely affect the rights of any covered person.

        For six years from the effective time of the merger, Parent will cause the Company or the surviving corporation to provide officers' and directors' liability insurance covering each person who was, on the date of the merger agreement, or will be, on the closing date of the merger, covered under the existing officers' and directors' liability insurance policies of the Company or any of its subsidiaries with respect to acts or omissions occurring prior to the effective time of the merger.

Accounting Treatment

        The merger will be accounted for as a "purchase transaction" for financial accounting purposes.

 Certain U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

        This section discusses certain material U.S. federal income tax consequences of the merger. This discussion is included for general information purposes only and does not constitute, and is not, a tax opinion or tax advice to any particular holder of Company Common Stock. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, administrative rulings and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS"), nor any opinion of counsel will be requested concerning the U.S. federal income tax consequences of the merger. The tax consequences set forth in the following discussion are not binding on the IRS or the courts, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court.

        The following discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder of Company Common Stock, including holders who, in light of their particular circumstances, may be subject to special rules, including, without limitation:

  •
  financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities, persons that mark-to-market their securities, or persons that hold the Company's stock as part of a "straddle," "hedge" or "synthetic security transaction" (including a "conversion" transaction);

  •
  holders that are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates;

  •
  holders who hold Company Common Stock through pass-through entities;

  •
  holders who hold Company Common Stock as qualified small business stock; or

  •
  holders who exercise dissenter's rights.

        The discussion below applies only to stockholders of the Company that hold Company Common Stock as capital assets at the time of the completion of the merger. The discussion does not include any description of the tax laws of any state, local or foreign government that may be applicable to the stockholders of the Company or any of the tax consequences that may be applicable to the Company's option holders or warrant holders.

The Merger

        The exchange of Company Common Stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A holder of Company Common Stock generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the stock surrendered. Gain or loss will be calculated separately for each block of stock (or stock acquired at the same cost in a single transaction) exchanged in the merger. If at the time of the merger, a non-corporate stockholder's holding period for the stock is more than one year, any gain recognized generally will be subject to U.S. federal income tax at the long-term capital gains rate. If the non-corporate stockholder's holding period for the stock is one year or less at the time of the merger, any gain generally will be subject to U.S. federal income tax at the same graduated rates as ordinary income. The deductibility of capital losses is generally subject to limitations. For corporations, capital gain is taxed at the same rates as ordinary income, and the use of capital losses is generally subject to limitations.

Federal Backup Withholding

        To prevent U.S. federal backup income tax withholding with respect to cash received pursuant to the merger, each holder of Company Common Stock must either provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding of federal income tax by completing the substitute Form W-9 included in a letter of transmittal to be provided at or after the closing date of the merger or establish a basis for exemption from backup withholding. Holders of Company Common Stock who fail to provide their correct taxpayer identification numbers and the appropriate certifications or to establish an exemption will be subject to backup withholding on cash paid in exchange for the Company Common Stock at a tax withholding rate of 28% and may be subject to penalties imposed by the Internal Revenue Service. If the amount withheld on a payment to a holder of the Company Common Stock results in an overpayment of taxes, a refund or credit generally may be obtained from the Internal Revenue Service.

        THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO HOLDERS OF COMPANY COMMON STOCK. EACH HOLDER OF COMPANY COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO SUCH HOLDER AS A RESULT OF THE MERGER AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES RELEVANT TO SUCH HOLDER AS A RESULT OF THE MERGER. WITHOUT LIMITING THE FOREGOING, THE DISCUSSION SET FORTH ABOVE DOES NOT PURPORT TO DESCRIBE, AND SHOULD NOT BE PRESUMED TO DESCRIBE, THE TAX CONSEQUENCES OF THE MERGER TO OPTION HOLDERS OR WARRANT HOLDERS OF THE COMPANY.

 Regulatory and Other Governmental Approvals

        The following is a summary of the material regulatory requirements for completion of the merger. There can be no guarantee if and when any of the consents or approvals described below, or any other regulatory consents or approvals that might be required to consummate the merger, will be obtained, or as to the conditions that such consents and approvals may contain.

        Nevada Gaming Regulations. The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the "Nevada Act") and various local ordinances and regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board, various county commissions (gaming, liquor, health, etc.) and other local jurisdictions (collectively, the "Nevada Gaming Authorities"). Regulations of the Nevada Gaming Commission provide that control of a registered publicly traded corporation such as the Company cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. Parent will be filing applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission on behalf of itself and Merger Subsidiary. The Company also has filed an application in connection with the merger agreement. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. There can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

        In seeking approval to acquire control of the Company, Parent must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing, and (3) whether the merger will create a significant risk that the Company or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act. The Nevada State Gaming Control Board and the Nevada Gaming Commission will also consider whether the acquisition of control of the Company by Parent is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the acquisition would pose problems or create a monopoly, and what the result of the acquisition of control will be in respect of the percentage of interest of the Company to similarly situated competitors on a statewide, countywide and geographical basis in the following categories: total number of slot machines, total number of games, total number of tables, gross revenue, percentage tax, casino entertainment tax, number of rooms available for the public, number of employees hired and total payroll.

        Following receipt of the necessary approvals of the Nevada Gaming Commission and completion of the merger, Parent will be registered by the Nevada Gaming Commission as an intermediary company of the Company.

Delisting and Deregistration of Company Common Stock

        Shares of the Company's common stock currently trade on the OTC Bulletin Board under the stock symbol "BETM." Upon completion of the merger, all shares of the Company's common stock will cease to be listed for trading on the OTC Bulletin Board and will be deregistered under the Exchange Act.

Bridge Loan Arrangement

        On April 13, 2011, the Company and Parent entered into the Bridge Loan Agreement pursuant to which Parent agreed to make available to the Company a bridge loan facility in the original principal amount of $4,250,000, with the possibility of additional term loans in an aggregate original principal amount up to $3,000,000. Parent funded Tranche One on April 14, 2011 and the Additional Tranches may be funded from time to time in Parent's sole discretion during the term of the Bridge Loan Agreement.

        Loans outstanding under the Bridge Loan Agreement accrue interest at an annual rate equal to 12.5%, which compounds on a quarterly basis in arrears on March 31, June 30, September 30, and December 31 of each year. All interest is paid in kind. During the existence of an event of default under the Bridge Facility, an additional 2% interest per annum is imposed.

        The obligations of the Company under the Bridge Facility have been guaranteed by the Company's subsidiaries (other than AWI Gaming, Inc. and Sturgeons, LLC) and, to secure payment in full of the Bridge Facility and performance of the Company's obligations under the Bridge Loan Agreement, the Company and its subsidiaries (other than AWI Gaming, Inc. and Sturgeons, LLC) have granted Parent a first priority security interest in substantially all their assets, including the equity in the Company's direct subsidiaries.

        The Bridge Facility matures upon the earlier of (i) consummation of the merger, (ii) termination of the merger agreement and (iii) December 31, 2013, subject to certain extension mechanisms.

Obligations of the Company under the Bridge Financing Arrangement

        For so long as the obligations under the Bridge Loan Agreement remain outstanding, the Company and its subsidiaries are subject to customary representations and warranties and affirmative and negative covenants including, without limitation, a requirement to deliver periodic financial statements and notices of material developments to Parent and obligation to remain in compliance with laws, including, without limitation, environmental laws, ERISA and Nevada Gaming Laws. With limited exceptions, the Company and its subsidiaries are restricted from incurring additional indebtedness, incurring liens, making investments, and making dividends or other distributions (whether in cash, securities or other property), among other restrictions.

        Upon the occurrence of an event specified under the Bridge Loan Agreement as a default, Parent may terminate the Bridge Facility, declare all unpaid principal and interest accrued immediately due and payable, enforce its rights with respect to the collateral and pursue any other rights or remedies it may have at law or in equity. Events of Default include, without limitation and subject to grace and cure periods in certain instances, the Company's failure to pay any amount of principal or interest due on the Bridge Facility, breach of representations and warranties in a material respect, breach of other covenants or obligations under the Loan Documents if not cured within 30 days, cross default with respect to other indebtedness exceeding a certain aggregate threshold, bankruptcy and insolvency.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement and is incorporated into this information statement by reference. This summary does not purport to be complete and may not contain all the information about the merger agreement that is important to you. We urge you to read the merger agreement carefully and in its entirety because it, and not this information statement, is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

        The merger agreement has been included to provide our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about the Company. The merger agreement contains representations and warranties of the Company, Merger Subsidiary and Parent, negotiated between the parties and made as of specific dates solely for purposes of the merger agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the merger. This description of the representations and warranties is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Subsidiary or any of their respective subsidiaries or affiliates.

The Merger

        At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the NRS, Merger Subsidiary will merge with and into the Company, the separate corporate existence of Merger Subsidiary will cease and the Company will survive as a wholly owned indirect subsidiary of Parent. In addition, the certificate of incorporation of the surviving corporation will be amended and restated to read in its entirety as set forth in Exhibit A to the merger agreement, and the bylaws of the surviving corporation will be amended and restated to read in their entirety as set forth in Exhibit B to the merger agreement.

Directors and Officers

        The directors of Merger Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of Merger Subsidiary immediately prior to the effective time of the merger will be the initial officers of the surviving corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

 When the Merger Becomes Effective

        The merger will close on the second business day following the satisfaction or waiver of the conditions to the closing of the merger described under "The Merger Agreement—Conditions to the Merger" beginning on page 44 of this information statement. The merger will be effective on such date and at such time the Company and Merger Subsidiary duly files, on the day the merger closes, the Articles of Merger with the Secretary of State of the State of Nevada, or at such other date and time as may be agreed by each of the parties to the merger agreement and specified in the Articles of Merger filed with the Secretary of State of the State of Nevada.

Merger Consideration

        At the effective time of the merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the merger (other than (i) shares of Company Common Stock owned by Parent, Merger Subsidiary, the Company or any subsidiary of the Company and (ii) shares in respect of which dissenters' rights have been properly exercised) will be canceled and converted automatically into the right to receive an amount equal to $0.90 in cash (the "Per Share Closing Payment").

        No interest will be paid or will accrue on any of the consideration to be paid pursuant to the merger agreement, and the amounts of any such consideration paid to the Company's stockholders may be reduced by any applicable withholding taxes as required by law.

Payment of the Merger Consideration

        Parent will appoint a paying agent to make payment of the Per Share Closing Payments as contemplated by the merger agreement. At or immediately after the effective time of the merger, Parent will deposit with the paying agent cash in an amount sufficient to pay the aggregate Per Share Closing Payment to which holders of shares of Company Common Stock will be entitled.

        As soon as reasonably practicable after the effective time of the merger (but in no event later than two business days after the effective time of the merger), the surviving corporation will cause the paying agent to mail to each holder of record of a certificate previously representing shares of Company Common Stock a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Per Share Closing Payment. If your shares of Company Common Stock are held in "street name" by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of Company Common Stock in exchange for the consideration to be paid pursuant to the merger agreement. The Per Share Closing Payment for each share of Company Common Stock will be payable upon surrendering to the paying agent your certificate previously representing such share, together with such letter of transmittal, duly completed and validly executed. No interest will be paid or will accrue on any of the consideration to be paid pursuant to the merger agreement, and the amounts of any such consideration paid to you may be reduced by any applicable withholding taxes as required by law. YOU SHOULD NOT RETURN YOUR CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR CERTIFICATES TO THE COMPANY.

        If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed or otherwise in proper form for transfer and the person requesting the payment will have paid all applicable taxes relating to the payment of the Per Share Closing Payment to a person other than the registered holder of the certificate surrendered, or will have established to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable.

        Any portion of the merger consideration that remains unclaimed by the stockholders of the Company six months after the effective time of the merger will, upon demand, be delivered to Parent, and any holder of shares of Company Common Stock who has yet to properly claim the merger consideration to which such stockholder is entitled may look only to Parent for, and Parent will remain liable for, payment of the Per Share Closing Payment, without interest, in respect of each such share. Any Per Share Closing Payment remaining unclaimed two years after the effective time of the merger will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest.

        If any certificate is lost, stolen or destroyed, the paying agent will, upon the receipt of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and the delivery (if reasonably requested by Parent or the surviving corporation) of an agreement of indemnification or bond reasonably satisfactory to the paying agent or Parent, issue the Per Share Closing Payment to be paid in respect of the shares of Company Common Stock represented by such certificate.

        From and after the effective time of the merger, holders of certificates will cease to have any rights with respect to the shares of Company Common Stock previously represented by such certificates, except the right to receive the Per Share Closing Payment to which such holder is entitled or as provided by applicable law.

Treatment of AWI Equity Awards

        Company Stock Options.    Except as otherwise agreed to by Parent and the holder of a Company Stock Option, at the effective time of the merger, each outstanding Company Stock Option will be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, upon the effective time of the merger, an amount in cash equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the excess of the Per Share Closing Payment over the exercise price for such Company Stock Option, less any applicable withholding taxes.

        Company Warrants.    At the effective time of the merger, each outstanding warrant to acquire shares of Company Common Stock will be canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the number of shares of Company Common Stock subject to each warrant agreement multiplied by the excess of $0.90 over the exercise price for such warrant, less any applicable withholding taxes.

        As soon as practicable following the effective time of the merger, the surviving corporation will pay to each holder of Company Stock Options and Company Warrants the amounts to which such holders are entitled pursuant to the merger agreement.

Treatment of AWI Redeemable Series A Preferred Stock.

        Contemporaneously with the closing of the merger, the surviving corporation will use funds provided by an affiliate of Parent to redeem each outstanding share of the Company's redeemable Series A preferred stock for (i) $100.00, and (ii) all of the accrued but unpaid interest for the period from the date the merger agreement was executed through the effective time of the merger, less any applicable withholding taxes.

Representations and Warranties

        In the merger agreement, the Company, Parent and Merger Subsidiary each make representations and warranties relating to, among other things:

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  corporate existence, good standing, and corporate power and authority to carry on its business as presently conducted;

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  power and authority to execute and deliver the merger agreement and to consummate the merger;

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  the absence of conflicts with or defaults under organizational documents, contracts and applicable laws and judgments;

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  required consents or registrations, declarations or filings with any governmental entity in connection with the merger agreement or the consummation of the merger;

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  brokers', finders' and other similar fees in connection with the merger; and

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  the accuracy of information supplied for inclusion in this information statement.

        In the merger agreement, Parent and Merger Subsidiary also make representations and warranties relating to, among other things:

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  Parent's ownership of the wholly-owned subsidiary that owns the capital stock of Merger Subsidiary; and

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  the availability of funds to consummate the merger and the other transactions contemplated by the merger agreement.

        In the merger agreement, the Company also makes representations and warranties relating to, among other things:

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  capital structure;

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  the accuracy of documents filed with the SEC and the absence of undisclosed liabilities;

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  real property matters;

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  intellectual property matters;

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  insurance matters;

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  tax matters;

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  litigation and other proceedings;

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  benefit plans and labor and employment matters;

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  the conduct of business in the ordinary course and the absence of a material adverse effect, in each case from January 31, 2010 to the date of the merger agreement;

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  compliance with applicable laws;

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  environmental matters;

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  the stockholder vote required to adopt the merger agreement;

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  the inapplicability of takeover laws and regulations of any governmental entity; and

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  material contracts and outstanding indebtedness.

        Certain representations and warranties made by each of the parties are qualified by a "material adverse effect" clause. The merger agreement provides that a "material adverse effect" in respect of the Company means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the merger or any of the other transactions contemplated by the merger agreement. The term "material adverse effect" shall not include any event, change, circumstance, occurrence, effect or state of facts:

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  generally affecting the sportsbook accounting solutions and sportsbook operator industries, or the Nevada economy or the financial or securities markets, in the United States, including, without limitation, effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general or any disruption or decline in the price of any security or any market index, except to the extent the impact of such event, change, circumstances, occurrence, effect or state of facts have a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other companies operating in the same industries in which the Company and its subsidiaries operate (a "disproportionate effect on the Company"),

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  any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, except to the extent the changes have a disproportionate effect on the Company,

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  reflecting or resulting from changes in law or U.S. generally accepted accounting principles or, in each case, the interpretation thereof, except to the extent the changes have a disproportionate effect on the Company,

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  resulting from the announcement of the merger agreement, including, without limitation, the initiation of litigation by any person that is not an affiliate of the Company with respect to the merger agreement or the Bridge Loan Agreement or any stockholder class action or derivative litigation made or brought by any of the current or former Company stockholders (on their own behalf or on behalf of the Company) arising out of or related to the merger agreement or any of the transactions contemplated hereby,

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  any failure to take any action or the taking of any specific action at the express written request of Parent or Merger Subsidiary,

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  the taking of any specific action expressly required by the merger agreement or the failure to take any specific action expressly prohibited by the merger agreement, or

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  any failure by the Company to meet any public projections or estimates of revenues or earnings for any period ending on or after the date of the merger agreement.

        The merger agreement provides that a "material adverse effect" in respect of Parent means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably expected to have a material adverse effect on the ability of Parent and Merger Subsidiary to consummate the merger or any of the other transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

        The Company has agreed in the merger agreement that, until the effective time of the merger, except as permitted or required by the terms of the merger agreement or as required by applicable law (including applicable Gaming Laws), the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice, use reasonable best efforts to preserve intact its business and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals and use commercially reasonable efforts to keep available the services of its current employees. The Company has also agreed that, until the effective time of the merger, except as permitted or required by the terms of the merger agreement or as required by applicable law (including applicable Gaming Laws), it will not, and will not permit any of its subsidiaries to, do any of the following (among other things) without the prior written consent of Parent, which consent may not be unreasonably withheld, delayed or conditioned:

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  amend its organizational documents;

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  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

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  issue, purchase, redeem or otherwise acquire any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

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  declare, set aside or pay any dividends or make any distribution with respect to its outstanding shares of capital stock or other equity interests;

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  split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution of shares of its capital stock;

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  adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing employee benefit plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law

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  adopt or enter into any collective bargaining agreement or other labor union contract;

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  increase the compensation or benefits of any current or former director, officer, employee or independent contractor;

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  incur, create, assume, or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under condition or installment sale contracts or guarantee any debt securities of another person, or amend, modify or refinance any indebtedness;

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  permit, allow or suffer any of its assets to become subject to certain liens;

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  cancel any material indebtedness owed to the Company or any subsidiary of the Company or waive, release, grant or transfer any right of material value;

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  pay, loan or advance any amount to any other person other than the Company or any direct or indirect wholly owned subsidiary of the Company;

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  sell, license, transfer or lease any of its material properties;

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  take certain tax- or accounting-related actions, including, for example, making or revoking any material tax election or adopting or changing any method of accounting for tax purposes;

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  acquire by merging or consolidating with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of assets in the ordinary course of business consistent with past practice;

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  settle or compromise any investigation, audit, litigation, claim or proceeding against the Company or any of its subsidiaries;

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  for each of fiscal year 2012 and fiscal year 2013, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $200,000;

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  enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000;

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  enter into any new line of business;

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  cancel, materially modify, terminate, or enter into any material contract; or

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  authorize any of, or commit or agree to take, whether in writing or otherwise, any of the foregoing actions.

Efforts to Complete the Merger

        The merger agreement requires each party to use its reasonable best efforts (1) to consummate the merger, (2) to obtain all necessary consents and approvals from governmental entities, (3) resist and contest any action that could restrict or prevent the consummation of the merger, and (4) execute and deliver any additional instruments necessary to consummate the merger.

Stockholder Action by Written Consent

        The Company agreed in the merger agreement to, promptly following the execution and delivery of the merger agreement and in accordance with the NRS and the Company's amended and restated bylaws, take all action necessary to seek and obtain, as promptly as practicable, adoption of the merger agreement by the affirmative vote or written consent of the holders of at least a majority in combined voting power of the then outstanding shares of Company Common Stock by the irrevocable written consent in the form attached as Exhibit C to the merger agreement (the "Majority Holders Consent"). The Company has also agreed to deliver this information statement to the Company's stockholders as required pursuant to the Exchange Act, to give prompt notice of the Majority Holders Consent to all holders of Company Common Stock not executing the Majority Holders Consent and to make any disclosures with respect to dissenter's rights required by Nevada law (including a description of the dissenter's rights of certain holders of Company Common Stock available under Chapter 92A of the NRS).

        On April 13, 2011, following execution of the merger agreement by the parties thereto, the holders of 4,239,254 shares of Company Common Stock, constituting approximately 50.4% of the voting power of the outstanding shares of Company Common Stock on such date, executed a written consent adopting and approving in all respects the merger agreement and the transactions and agreements contemplated thereby, and agreeing to forego participation and recovery as a plaintiff or member of a class in any action with respect to any claim, based on its status as a stockholder of the Company, relating to the merger. No further approval of the stockholders of the Company is required to approve and adopt the merger agreement and the transactions contemplated thereby.

Restrictions on Solicitations

        The merger agreement provides that the Company may not, nor may it authorize or permit any of its subsidiaries to, or authorize or permit any of their respective representatives to:

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  solicit, initiate or encourage (including by way of furnishing non-public information regarding the Company), or take any other action designed to facilitate, any acquisition proposal (as defined below); or

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  engage, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with any person in any way relating to, or which would reasonably be likely to lead to, any acquisition proposal.

        The Company was permitted, however, prior to the receipt of the Majority Holders Consent, in response to a bona fide written acquisition proposal made after the date of the merger agreement under circumstances not otherwise involving a breach of the merger agreement, and which proposal the board of directors had determined in good faith (after consultation with outside counsel and a financial advisor) constituted or could reasonably be expected to lead to a superior proposal (as defined below) by such party, to:

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  furnish information with respect to the Company and its subsidiaries to the person making such acquisition proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than the confidentiality agreement between Parent and the Company entered into in connection with the sale process; and

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  participate in discussions or negotiations with the person making such acquisition proposal (and its representatives) regarding such acquisition proposal.

        In addition, the Company has agreed that neither the board of directors nor any committee of the board of directors may:

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  change, qualify, withdraw or modify in a manner adverse to Parent or Merger Subsidiary, or publicly propose to change, qualify, withdraw or modify in a manner adverse to Parent or Merger Subsidiary, its approval, recommendation or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement;

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  recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal; or

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  adopt, approve or recommend, or propose to adopt, approve or recommend, or allow the Company or any of its affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement referred to above).

        However, prior to the receipt of the stockholder approval, the board of directors was permitted, if it determined in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, to:

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  change, qualify, withdraw or modify its approval, recommendation or declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement, or recommend, adopt or approve any acquisition proposal; or

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  if the Company had otherwise complied in all material respects with the provisions of the merger agreement described in this section, allow the Company or any of its subsidiaries to enter into an acquisition agreement with respect to a superior proposal, provided that the Company concurrently terminated the merger agreement.

        In addition, the Company has agreed to immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, and to promptly (within 24 hours after receipt) advise Parent in writing of the receipt of any acquisition proposal and any inquiry or request for information from, or any negotiations sought to be initiated or continued with, the Company or its representatives concerning an acquisition proposal. In addition, the Company has agreed to keep Parent informed of the status and material terms and conditions or developments of any such acquisition proposal, inquiry or request and any discussions and negotiations concerning the material terms and conditions thereof.

        The merger agreement defines "acquisition proposal" and "superior proposal" as follows:

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  "acquisition proposal" means any proposal or offer from any person (other than Parent and its subsidiaries) relating to, or that would reasonably be likely to lead to, in one transaction or a series of transactions, (a) an acquisition of the assets or businesses that constitute 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 15% or more of the total equity securities of the Company, (b) a tender offer or exchange offer that if consummated would result in any person owning 15% or more of the total equity securities of the Company or (c) any merger, consolidation or other similar transaction pursuant to which any person would own 15% or more of the total equity securities of the Company or businesses or assets that constitute 15% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole; and

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  "superior proposal" means any bona fide written acquisition proposal (a) that would result in any person owning all or substantially all of the shares of Company Common Stock or all or substantially all of the assets of the Company and (b) which the Board determines in good faith, after consultation with outside counsel and a financial advisor, to be more favorable to the Company's stockholders from a financial point of view than is the merger and to be reasonably capable of being completed.

        Because the stockholder approval was obtained on April 13, 2011, the Company may not terminate the merger agreement pursuant to receipt of a takeover proposal or superior proposal.

Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger. Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

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  receipt of the stockholder approval, which occurred when the Majority Holders Consent was delivered on April 13, 2011;

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  the receipt of consents and approvals required under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and applicable local gaming and liquor laws, ordinances and regulations (collectively, "Gaming Laws"), including receipt of all licenses, findings of suitability, authorizations, registrations, approvals and permits required to be obtained by Parent and/or Merger Subsidiary under the applicable Gaming Laws in order to consummate the Merger and the other transactions contemplated hereby ("Gaming Licenses");

  •
  no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental entity preventing consummation of the merger shall be in effect; and

  •
  no suit, action or proceeding by any governmental entity in any court is pending seeking to restrain or prohibit the consummation of the merger or that would cause a material adverse effect on the ability of Parent and Merger Subsidiary to consummate the merger or any of the other transactions contemplated by the merger agreement.

        Conditions to Obligations of Parent and Merger Subsidiary to Effect the Merger. The respective obligations of Parent and Merger Subsidiary to effect the merger are subject to the fulfillment or waiver of the following conditions:

  •
  the representations and warranties of the Company relating to the Company's authorized and outstanding capital stock must be true and correct in all but de minimis respects as of the date of the merger agreement and as of the effective time of the merger (or, if given as of some other time, as of such other time);

  •
  the representations and warranties of the Company relating to authority and capitalization (except for the representation and warranty relating to the Company's authorized and outstanding capital stock) must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, if given as of some other time, as of such other time);

  •
  the representations and warranties of the Company (made without giving effect to any limitation as to "materiality" or "material adverse effect", except for the Company's representation and warranty regarding no effect has occurred that has had or would reasonably be excepted to have a material adverse effect on the Company), other than those set forth in the immediately preceding conditions, must be true and correct as of the date of the merger agreement and as of the effective time of the merger (or, if given as of some other time, as of such time), except where the failure of such representations and warranties to be so true and correct does not have a material adverse effect;

  •
  the Company must have performed in all material respects all the obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  •
  the Company must have delivered to Parent a certificate, dated as of the closing date of the merger and signed on behalf of the Company by the chief executive officer of the Company, certifying that each of the four preceding conditions has been satisfied.

        Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of each of Parent and Merger Subsidiary must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger (or, if given as of some other time, as of such other time), except where the failure of such representations and warranties to be so true and correct does not have a material adverse effect on the ability of Parent and Merger Subsidiary to consummate the merger or any of the other transactions contemplated by the merger agreement;

  •
  Parent and Merger Subsidiary must have performed in all material respects all the obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and

  •
  Parent must have delivered to the Company a certificate, dated as of the closing date of the merger and signed on behalf of Parent by a duly authorized officer of Parent, certifying that each of the above conditions has been satisfied.

Termination of the Merger Agreement

        At any time prior to the effective time of the merger, in addition to termination by the mutual consent of the Company, Parent and Merger Subsidiary, either the Company or Parent may terminate the merger agreement if:

  •
  the merger is not consummated prior to August 31, 2012 (the "outside date") provided that (a) the right to terminate the merger agreement will not be available to any party whose actions have been the principal cause of, or directly resulted in, the failure of the effective time of the merger to occur prior to such date and (b) if all closing conditions other than the mutual condition relating to consents and approvals under Gaming Laws, including receipt of Gaming Licenses have been satisfied by such date, either Parent or the Company may unilaterally extend the outside date until November 30, 2012 upon written notice to the other by August 31, 2012;

  •
  a final and nonappealable judgment, order, injunction, rule or decree preventing consummation of the merger is in effect (provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule or decree); or

  •
  if the stockholder approval was not obtained by written consent or at a meeting of the Company's stockholders (which approval was timely obtained, as describe din this information statement).

        In addition, Parent is or was permitted, as the case may be, to terminate the merger agreement prior to the effective time of the merger if:

  •
  the Company breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement, if such breach or failure to perform (A) would rise to the level at which Parent and Merger Subsidiary would not be required to effect the merger and (B) is incapable of being cured by the Company by the earlier of the outside date or within 60 calendar days following receipt of written notice of such breach or failure to perform from Parent, provided that neither Parent nor Merger Subsidiary is in breach of any representations, warranties, covenants or agreements that would rise to the level at which the Company would not be required to effect the merger;

  •
  the stockholder approval had not been obtained by 11:59 p.m., Pacific Time, on the date of the merger agreement (which approval was timely obtained, as described in this information statement); or

  •
  if any governmental entity shall have as a formal matter of record declined to grant Parent and Merger Subsidiary any of the Gaming Licenses that are necessary to be obtained in connection with the merger at least fifteen calendar days prior to the outside date.

        In addition, the Company is or was permitted, as the case may be, to terminate the merger agreement prior to the effective time of the merger if:

  •
  Parent or Merger Subsidiary breaches or fails to perform any of its representations, warranties, covenants or agreements under the merger agreement, if such breach or failure to perform (A) would rise to the level at which the Company would not be required to effect the merger and (B) is incapable of being cured by Parent or Merger Subsidiary by early of the outside date or within 60 calendar days following receipt of written notice of such breach or failure to perform from the Company, provided that the Company is not then in breach of any representations, warranties, covenants or agreements that would rise to the level at which Parent and Merger Subsidiary would not be required to effect the merger;

  •
  prior to obtaining the stockholder approval (which approval was timely obtained, as described in this information statement), the Company had entered into an acquisition agreement or similar agreement relating to a superior proposal, terminated the merger agreement in accordance with the terms thereof and paid the Parent Expense Reimbursement; or

  •
  if any governmental entity shall have as a formal matter of record declined to grant Parent and Merger Subsidiary any of the Gaming Licenses that are necessary to be obtained in connection with the merger at least fifteen calendar days prior to the outside date.

Expense Reimbursement, Termination Fees and Remedies

Reimbursement by the Company of Parent's Fees and Expenses

        The Company may be required to reimburse Parent and its affiliates for all of their reasonable out-of-pocket fees and expenses up to a maximum amount of $250,000 if either (x) the Majority Holder Consent is not obtained or (y) the Company has intentionally or willfully breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement. Parent may also seek to recover monetary damages from the Company for any liability or damages resulting from an intentional or willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee Payable by Parent

        The Reverse Termination Fee of $1.5 million will be payable by Parent to the Company if Parent or the Company terminates the merger agreement upon Parent's failure to obtain the consents and approvals required Gaming Laws, which amount shall be subject to offset to any amounts owed by the Company in connection with the Bridge Loan Agreement.

 Specific Performance

        The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the performance of the terms and provisions of the merger agreement.

        If Parent and Merger Subsidiary fail to effect the closing of the merger, due to not obtaining the Gaming Licenses then, the Company's and its affiliates' only remedies against Parent and Merger Subsidiary will be to terminate the merger agreement under the circumstances set forth above and receive payment of the Reverse Termination Fee and seek to recover monetary damages from Parent for any liability or damages resulting from an intentional or willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Amendments and Waivers

        The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement, provided that after the Majority Holder Consent has been obtained, no amendment may be made that applicable law requires further approval or adoptions by the stockholders of the Company without such further approval or adoption. By an instrument in writing, Parent, on the one hand, and the Company, on the other hand, may waive compliance by the other with any term or provision of the merger agreement that such other party was or is obligated to comply with or perform.

DISSENTER'S RIGHTS

        Pursuant to NRS 92A.300 through 92A.500, inclusive of the NRS (the "Dissenters' Rights Statutes"), stockholders who did not consent with respect to the merger are entitled to assert dissenters' rights and demand payment of the fair value of their shares, in accordance with the provisions of the Dissenters' Rights Statutes. The "fair value" of a dissenter's shares means the value of such shares immediately before the effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger to which the dissenter objects, unless exclusion of any appreciation or depreciation would be inequitable.

        The Dissenters' Rights Statutes are set forth in Annex B hereto. If you wish to exercise your dissenter's rights or preserve the right to do so, you should carefully review Annex B. If you fail to comply with the procedures specified in the Dissenters' Rights Statutes in a timely manner, you may lose your dissenter's rights. The procedures are complex, and if you are considering exercising your dissenter's rights you should seek the advice of counsel. The following paragraphs provide a general description of the dissenter's rights process.

        In order to maintain eligibility to exercise your dissenter's rights under the Dissenters' Rights Statutes, you must not have consented to or approved the merger.

        No later than 10 days after the effective date of the merger, the Company must deliver a written dissenter's notice to all stockholders entitled to assert dissenter's rights that: (i) states where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited; (ii) informs the holders of shares not represented by certificates to what extent the transfer of shares will be restricted after the demand for payment is received; (iii) supplies a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date; (iv) sets a date by which the Company must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and states that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the Company by such specified date; and (v) is accompanied by a copy of the Dissenters' Rights Statutes (a "Dissenter's Rights Notice").

        If you receive a Dissenter's Rights Notice and wish to exercise dissenter's rights, you must (i) demand payment; (ii) certify whether you, as the stockholder or on behalf of the beneficial owner you represent, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the Dissenter's Rights Notice for this certification; and (iii) deposit the stockholder's certificates, if any, in accordance with the terms of the Dissenter's Rights Notice. If you fail to make the certification, the Company may elect to treat your shares pursuant to NRS 92A.470. Once you deposit your stockholder's certificates, you lose all rights as a stockholder unless you withdraw from the Dissenters' Rights Statutes appraisal process by notifying the Company in writing by the date set forth in the Dissenter's Rights Notice. If you fail to withdraw, you may not thereafter withdraw without the Company's written consent.

        Within 30 days after receipt of a demand for payment, the Company must pay each dissenter who complied with the provisions of the Dissenters' Rights Statutes the amount the Company estimates to be the fair value of such shares, plus accrued interest from the effective date of the merger. The rate of interest shall be computed in accordance with NRS 92A.340. The payment will be accompanied by the following: (i) financial statements for the Company's fiscal year ending not more than 16 months before the date of payment or if such financial statements are not reasonably available then the reasonably equivalent financial information with the latest available quarterly financial statements, if any; (ii) a statement of the Company's estimate of the fair value of the shares; and (iii) a statement of the dissenter's right to demand payment for the difference between the Company's estimate of the fair value of the shares and the stockholder's estimate of the fair value of the shares and demand for interest due. If the Company does not deliver payment within 30 days of receipt of the demand for payment, the dissenting stockholder may enforce the dissenter's rights by commencing an action in the applicable Nevada district court as specified in NRS 92A.460.

        If a demand for payment remains unsettled, the Company must commence a proceeding in the appropriate Nevada district court within 60 days after receiving the demand. If it fails to do so within the 60-day period, the Company must pay each dissenter whose demand remains unsettled the amount demanded. The Company must make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter who is made a party to the proceeding shall be entitled to a judgment in the amount, if any, by which the court finds the fair value of the dissenting shares, plus interest, exceeds the amount paid by the Company. The fair value of shares is calculated using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal and without discounting for lack of marketability or minority status. The value so determined could be more or less than the $0.90 per share to be paid in connection with the merger.

        The costs of such proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court, shall be assessed against the Company, except the court may assess the costs against you, in amount the court finds equitable, to the extent the court finds you acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable, (i) against the Company, if the court finds that the Company did not substantially comply with the requirements of the Dissenters' Rights Statutes; or (ii) against either the Company or you, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenters' Rights Statutes.

        If the court finds that the services of counsel for any you were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. In a proceeding commenced pursuant to your first demand for payment within the 30-day period, the court may assess the costs against the Company, except that the court may assess costs against you if you are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that you did not act in good faith in instituting the proceeding. To the extent the Company fails to make a required payment pursuant to Section 460, 470, or 480 of Chapter 92A of the NRS, you may bring a cause of action directly for the amount owed and, to the extent you prevail, are entitled to recover all expenses of the suit.

        Certain additional rules, restrictions, and limitations apply to (i) uncertified shares and (ii) shares that are acquired on or after the date set forth in the Dissenter's Rights Notice as the first date of any announcement to the news media or to the stockholders of the merger.

        A beneficial stockholder of shares that are held of record in the name of another person, such as a broker, fiduciary, depository or other nominee, must act to cause that stockholder of record to follow the requisite steps properly and in a timely manner to perfect dissenter's rights. The beneficial stockholder may assert dissenter's rights only if the beneficial stockholder submits to the Company the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights and does so with respect to all shares of the beneficial stockholder or all shares over which the beneficial stockholder has power to direct the vote. If shares are registered in the name of more than one person, as in joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal for a stockholder of record, provided that the agent identifies the beneficial stockholder and expressly discloses, when the demand is made, that the agent is acting as agent for the beneficial stockholder. If a stockholder owns shares through a broker who in turn holds the shares through a central securities depository nominee such as CEDE & Co., an assertion of dissenters' rights or demand for payment in respect of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the stockholder of record of such shares. A stockholder of record, such as a broker, fiduciary, depository or other nominee, who holds shares as a nominee for others, will be able to exercise dissenter's rights with respect to the shares held for all or less than all of the beneficial stockholders of those shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand.

        The foregoing discussion is a description of the material provisions with respect to appraisal rights under Nevada Law and is qualified in its entirety by reference to the Dissenters' Rights Statutes the full text of which is set forth in Annex B hereto. Any stockholder who considers asserting dissenters' rights is advised to consult legal counsel.

        Failure to comply with the procedures set forth in the Dissenters' Rights Statutes will result in the loss of dissenters' rights.

        In view of the complexity of the Dissenters' Rights Statutes, stockholders who may wish to dissent from the merger and pursue dissenters' rights should consult their legal advisors.

 MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

        As of April 8, 2011, there were 8,404,879 shares of common stock outstanding and 14,162 shares of preferred stock outstanding. Our common stock is listed for trading on the OTC Bulletin Board under the stock symbols "BETM." There is no established public trading market for our preferred stock. The following tables set forth, for the indicated fiscal periods, the reported high and low closing prices of our common stock, as reported on the OTC Bulletin Board.

        Common Stock

        Fiscal Year Ended January 31, 2010

	High	Low
1st Quarter	0.30	0.12
2nd Quarter	0.20	0.10
3rd Quarter	0.18	0.11
4th Quarter	0.15	0.08

        Fiscal Year Ended January 31, 2011

	High	Low
1st Quarter	0.30	0.12
2nd Quarter	0.40	0.14
3rd Quarter	0.63	0.13
4th Quarter	0.60	0.27

        First Quarter through April 30, 2011

	High	Low
1st Quarter	0.74	0.30

        The closing sale prices of our common stock on April 13, 2011, the last trading day before the announcement of the execution of the merger agreement, was $0.50 per share. On [                ], 2011, the most recent practicable date prior to the date of this information statement, the closing sale price of our common stock was $[        ] per share.

        The Company has not paid any dividends on our common stock during the fiscal periods indicated in the table above.

        As of April 8, 2011 there were approximately 56 holders of record of our common stock, approximately 2 holders of record of our preferred stock.

 SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of May 13, 2011, the number and percentage of outstanding shares of our common stock, which, according to information supplied to us, are beneficially owned by: (i) each person who is a beneficial owner of more than 5.00% of our outstanding common stock; (ii) each of our directors, and named executive officers individually; and (iii) all of our current directors and executive officers as a group. Under SEC rules, a person is deemed a beneficial owner of our common stock with respect to which he or she has or shares voting power (which includes the power to vote or to direct the voting of the security), or investment power (which includes the power to dispose of, or to direct the disposition of, the security).

        A person is also deemed the beneficial owner of shares with respect to which he or she could obtain voting or investment power within 60 days of May 13, 2011 (such as upon the exercise of options or warrants). The percentage of outstanding common stock represented by each named person's stock ownership assumes the exercise by that person of all stock options that are exercisable within 60 days of May 13, 2011 but does not assume the exercise of stock options by any other persons. The percentage of outstanding common stock represented by the stock ownership of all directors and executive officers as a group assumes the exercise by all members of that group of their respective stock options that are exercisable within 60 days of May 13, 2011, but does not assume the exercise of options by any persons outside of that group.

        Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of our common stock held by them. The address of each person named in the table is c/o American Wagering, Inc., 675 Grier Drive, Las Vegas, Nevada 89119.

Name	Number of Shares	Percentage of Outstanding Shares
Victor J. Salerno(1)	2,488,054	29.43%
Judith L. Zimbelmann(2)	1,004,200	11.94%
Robert R. Barengo(3)	534,200	6.35%
W. Larry Swecker(4)	30,800	0.37%
Robert Kocienski(5)	872,908	9.41%
John English(6)	261,872	3.02%

All directors and executive officers as a group (six persons)(7)	5,192,034	54.01%

5% Stockholder
Alpine Advisors LLC/Don R. Kornstein(8)	875,000	9.72%

(1)
Mr. Salerno has 50,000 in vested stock options that he has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(2)
Ms. Zimbelmann has 3,000 in vested stock options that she has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(3)
Mr. Barengo has 9,200 in vested stock options that he has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(4)
Mr. Swecker has 10,800 in vested stock options that he has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(5)
Mr. Kocienski has 872,908 in vested stock options that he has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(6)
Mr. English has 261,872 in vested stock options that he has the right to exercise to acquire shares within the next 60 days which are included in the table above.

(7)
Our current directors and named executive officers as a group have options for 1,207,780 shares, which they can exercise within the next 60 days. Those shares are included in the table above.

(8)
We derived this information from a Schedule 13D filed by Alpine Advisors LLC and Don R. Kornstein on June 23, 2010. Don R. Kornstein is the managing member of Alpine Advisors LLC. Alpine Advisors LLC is deemed to be the beneficial owner of 600,000 shares pursuant to the Amended and Restated Warrant Agreement dated as of June 11, 2010 (the "Warrant Agreement"). Pursuant to the Warrant Agreement, Alpine Advisors LLC was granted a warrant to purchase 600,000 shares of our common stock. Don R. Kornstein is deemed to be the beneficial owner of 875,000 shares, which amount includes the 600,000 shares issuable upon exercise of the Warrant and an additional 275,000 shares issued pursuant to the Advisor Agreement between Alpine Advisors LLC and American Wagering, Inc. dated March 12, 2010. Alpine Advisors LLC and Don R. Kornstein are located at 825 Lakeshore Blvd., Incline Village, Nevada 89451.

 WHERE TO FIND MORE INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such document at the SEC's public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company's filings are also available to the public at the SEC's website at www.sec.gov or at the Company's website at www.americanwagering.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

        The SEC allows the Company to incorporate by reference into this information statement documents it has filed with the SEC. This means that the Company can disclose important information to you by referring you to those documents. The information filed by the Company and incorporated by reference herein is considered to be part of this information statement, and later information that the Company files with the SEC will update and supersede that information. Statements contained in this information statement, or in any document incorporated in this information statement by reference, regarding the contents of any contract or other document are not necessarily complete and each statement is qualified in its entirety by reference to such other contract or other document filed as an exhibit with the SEC. The Company incorporates by reference the documents listed below and any documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this information statement and before the effective time of the merger:

  •
  Annual Report on Form 10-K for the fiscal year ended January 31, 2010;

  •
  Amendment to the Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2010, July 31, 2010 and April 30, 2010; and

  •
  Current Reports on Form 8-K filed on April 14, 2011, December 29, 2010, November 17, 2010, October 13, 2010, August 2, 2010, June 28, 2010, June 17, 2010, May 21, 2010.

        Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this information statement.

        Parent and Merger Subsidiary have supplied, and the Company has not independently verified, the information in this information statement relating to Parent and Merger Subsidiary.

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" information statements and annual reports. This means that only one copy of this information statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this document to you upon written or oral request to 675 Grier Drive, Las Vegas, Nevada 89119, ATTN: General Counsel, telephone (702) 735-5529. If you want to receive separate copies of the Company's communications to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Annex A

AGREEMENT AND PLAN OF MERGER

among

WILLIAM HILL HOLDINGS LIMITED,

AW SUB CO.

and

AMERICAN WAGERING, INC.

Dated as of April 13, 2011

 INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.12(c)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
AJCA	3.12(c)
Alternative Acquisition Agreement	5.2(b)
Articles of Merger	1.3
Book-Entry Shares	2.3(b)
Bridge Financing Arrangement	Recitals
Business Day	8.3(b)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Combination Statutes	3.20
Company	Preamble
Company Board	Recitals
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article III
Company Plans	3.12(a)
Company Registered IP	3.19(b)
Company SEC Documents	3.6(a)
Company Software	3.19(b)
Company Stock Awards	3.2(c)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Company Stockholder Approval	3.4(a)
Company Transaction Expenses	3.24
Company Warrant	2.2(a)
Company Warrant Agreement	2.2(a)
Confidentiality Agreement	5.4
Contract	3.5(a)
control	8.3(c)
Control Share Statutes	3.20
Copyright	3.19(a)
Dissenting Shares	2.5
Domain Names	3.19(a)
Effective Time	1.3
email	8.2
Environmental Law	3.14(b)
ERISA	3.12(a)
GAAP	3.6(b)
Gaming Failure Termination Fee	7.3(b)
Gaming Laws	3.5(b)
Gaming Licenses	Section 4.3(b)
Governmental Entity	3.5(b)

Definition	Location
Hazardous Substance	3.14(c)
HoldCo	2.1
Inbound Licenses	3.19(g)
Indebtedness	5.1(g)
Indemnified Party	5.8(a)
Information Statement	5.3(b)
Intellectual Property	3.19(a)
Intellectual Property Agreements	3.19(g)
Intervening Event	5.2(b)
IRS	3.12(a)
knowledge	8.3(d)
Law	3.5(a)
Liens	3.2(b)
Marks	3.19(a)
Material Adverse Effect	3.1(a)
Material Contract	3.16(a)
Merger	Recitals
Merger Consent	5.3(a)
Merger Consideration	2.1
Merger Sub	Preamble
Nevada Secretary of State	1.3
Nonqualified Deferred Compensation Plan	3.12(c)
Notice Period	5.2(b)
NRS	1.1
Outbound Licenses	3.19(g)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(d)
Parent Material Adverse Effect	4.1
Participant	3.12(d)
Patents	3.19(a)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.12(b)(iv)
Permits	3.11
Permitted Liens	3.18(a)
Person	8.3(e)
Preferred Share Redemption	2.1
Preferred Shares	2.1
Proprietary Information	3.19(a)
Related Party	3.22
Representatives	5.2(a)
Sarbanes-Oxley Act	3.6(a)
Shares	2.1
Subsidiary	8.3(f)
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.1
Takeover Statutes	3.20
Third Party Consent	5.5(a)

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 13, 2011, among WILLIAM HILL HOLDINGS LIMITED, a private limited company formed under the laws of England and Wales ("Parent"), AW SUB CO., a Nevada corporation and an indirect wholly-owned Subsidiary of Parent ("Merger Sub"), AMERICAN WAGERING, INC., a Nevada corporation (the "Company"), and solely for purposes of Section 8.15 hereof, the stockholders set forth on the signature pages hereto.

RECITALS

        WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the "Merger");

        WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, the enter into this Agreement;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

        WHEREAS, subject to the terms and conditions herein, immediately following the execution and delivery of this Agreement, the Company and its Board of Directors will seek authorization and adoption of this Agreement by written consent by the holders of at least a majority in combined voting power of the outstanding Shares;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, the Company and Parent are entering into a Bridge Loan Agreement and related 12.5% Secured Convertible PIK Promissory Note (collectively, the "Bridge Financing Arrangement") pursuant to which Parent has agreed to lend up to $7.25 million to the Company; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly-owned subsidiary of Parent.

        Section 1.2    Closing.     The closing of the Merger and Preferred Share Redemption (the "Closing") shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 1.3    Effective Time.     Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger (the "Articles of Merger") with the Secretary of State of the State of Nevada (the "Nevada Secretary of State"), executed in accordance with the relevant provisions of the NRS, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the NRS. The Merger shall become effective on such date and at such time as the Articles of Merger is duly filed with the Nevada Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

        Section 1.4    Effects of the Merger.     The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.5    Articles of Incorporation; Bylaws.

          (a)   At the Effective Time, the articles of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended and restated, shall be the amended and restated articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

          (b)   At the Effective Time, and without any further action on the part of the Company and Merger Sub, the amended and restated bylaws of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

        Section 1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 1.7    Officers.     The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

 ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 2.1    Conversion of Common Stock; Redemption of Preferred Share.     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)   Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than (A) Shares to be cancelled in accordance with Section 2.1(c) and (B) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $0.90 in cash, without interest, and subject to deduction for any required withholding Tax (the "Merger Consideration"). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

          (b)   Contemporaneous with the Closing, Parent shall cause William Hill U.S. HoldCo, Inc., a wholly-owned subsidiary of Parent ("HoldCo"), to pay to the Company an amount equal to the sum of (i) $1,416,200 and (ii) all of the additional accrued but unpaid interest on the Preferred Shares (as defined below) for the period from the date hereof through the Closing Date, which the Company will use at the Closing to redeem in cash (subject to deduction for any required withholding Tax) from the holders of the Preferred Shares (the "Preferred Share Redemption") each issued and outstanding share of its Redeemable Series A Preferred Stock, par value $100.00 per share (such shares, collectively, the "Preferred Shares"). On or after the Closing, Parent shall cause the Surviving Corporation to honor the cashing of checks held by the holders of Preferred Shares representing accrued interest on the Preferred Shares for the period prior to the date hereof. Immediately following the Preferred Share Redemption, all Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

          (c)   Each Share or Preferred Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (e)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 2.1(e) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 2.2    Treatment of Warrants, Options and Other Equity-Based Awards.

          (a)   At the Effective Time, each outstanding stock warrant (each, a "Company Warrant") and option (each, a "Company Stock Option"), in each case, to purchase Shares granted under (i) in the case of the Company Warrants, any valid and binding Company warrant agreement set forth on Schedule 3.2(a) of the Company Disclosure Schedules (the "Company Warrant Agreements"), and (ii) in the case of Company Stock Options, any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company (the "Company Stock Plans"), whether vested or unvested or exercisable or not exercisable, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Warrant or Company Stock Option, as the case may be, as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Warrant or Company Stock Option, as the case may be, and (ii) the number of Shares subject to such Company Warrant or Company Stock Option, as the case may be (assuming full vesting of such Company Warrant or Company Stock Option); provided, that if the exercise price per Share of any such Company Warrant or Company Stock Option, as the case may be, is equal to or greater than the Merger Consideration, such Company Warrant or Company Stock Option, as the case may be, shall be cancelled without any cash payment being made in respect thereof.

          (b)   Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Warrants and Company Stock Options setting forth each holder's rights pursuant to the respective Company Warrant Agreement or Company Stock Plan, as applicable, stating that such Company Warrants or Company Stock Options, as applicable, shall be treated in the manner set forth in this Section 2.2.

          (c)   The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Warrant Agreements and Company Stock Plans shall terminate and (ii) no holder of a Company Warrant, Company Stock Option, Company Warrant Agreement or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 2.2(a) in cancellation and settlement thereof.

        Section 2.3    Exchange and Payment.

          (a)   At or immediately after the Effective Time, Parent shall cause HoldCo to deposit (or it will cause to be deposited) with a bank or trust company designated by Parent prior to the Closing Date (the "Paying Agent"), in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in exchange for all Shares (excluding Dissenting Shares) outstanding immediately prior to the Effective Time and entitled to payment in accordance with Section 2.1(a) (such cash amounts being hereinafter referred to as the "Payment Fund"). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement.

          (b)   As soon as reasonably practicable after the Effective Time (but in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates ("Certificates") that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and

  (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry ("Book-Entry Shares") a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates of Book-Entry Shares.

          (c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

          (d)   Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

          (e)   All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

          (f)    The Paying Agent shall invest, on a daily basis, any cash included in the Payment Fund as directed by Parent, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's, respectively, in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest or other income resulting from such investments shall be paid to Parent or its designee, upon demand.

          (g)   Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the

  Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

          (h)   None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

          (j)    Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

        Section 2.4    Withholding Rights.     Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 2.5    Dissenting Shares.     Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands payment of the fair value of such Shares pursuant to NRS 92A.300 through NRS 92A.500 ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's dissenter's rights under the NRS. Dissenting Shares shall be treated in accordance with the applicable provisions of NRS 92A.300 through 92A.500. If any such holder fails to perfect or withdraws or loses any such dissenter's rights, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such dissenter's right have been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for payment of fair value of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to dissenter's rights, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (i) the Company SEC Documents (other than with respect to Sections 3.2 and 3.6) or (ii) the corresponding Section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the "Company Disclosure Letter"), it being agreed that disclosure of any item on the Company Disclosure Letter shall be deemed to be a disclosure with respect to any other Section or subsection of this Article III to the extent the applicability of such disclosure to such other Section or subsection of this Article III is readily apparent on the face of such disclosure notwithstanding the omission of any cross-reference(s) to such other Section or subsection of this Article III, the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Organization, Standing and Power.

          (a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to have a material adverse effect on (A) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts (1) generally affecting the sportsbook accounting solutions and sportsbook operator industries, or the Nevada economy or the financial or securities markets, in the United States, including, without limitation, effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general or any disruption or decline in the price of any security or any market index, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (3) reflecting or resulting from changes in Law or GAAP or, in each case, the interpretation thereof, (4) resulting from the announcement of this Agreement, including, without limitation, the initiation of litigation by any Person that is not an Affiliate of the Company with respect to this Agreement or the Bridge Financing Arrangement or any stockholder class action or derivative litigation made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, (5) any failure to take any action or the taking of any specific action at the express written request of Parent or Merger Sub, (6) the taking of any specific action expressly required by this Agreement or the failure to take any specific action expressly prohibited by this Agreement, or (7) any failure by the Company to meet any public projections or estimates of revenues or earnings for any period ending on or after the date of this Agreement (it being understood, however, that any underlying cause of any such failure may, unless falling within one or more of the exceptions set forth in clauses (1) through (6) of this definition, be deemed to constitute a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the

  Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company and its Subsidiaries operate.

          (b)   The Company has previously made available to Parent true and complete copies of the Company's articles of incorporation (the "Company Charter") and bylaws (the "Company Bylaws") and the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so made available is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

          (c)   The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company's stockholders, the Company Board and each committee of the Company Board and the minutes of meeting of the stockholders and board of directors of each of its Subsidiaries held since January 1, 2008.

        Section 3.2    Capital Stock.

          (a)   The authorized capital stock of the Company consists of 25,000,000 Shares and 25,000,000 shares of preferred stock (of which 18,924 constitute Preferred Shares). As of the close of business on April 8, 2011, (i) 8,404,879 Shares (excluding treasury shares) were issued and outstanding, (ii) 61,000 Shares were held by the Company in its treasury, (iii) 14,162 Preferred Shares were issued and outstanding, (iv) 600,000 Shares were reserved for issuance pursuant to Company Warrant Agreements (of which 600,000 shares were subject to outstanding Company Warrants), and (v) 3,703,046 Shares were reserved for issuance pursuant to Company Stock Plans (of which 2,431,480 shares were subject to outstanding Company Stock Options). All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clauses (iv) and (v) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. Other than in connection with the Bridge Financing Arrangement, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this Section 3.2(a) and except for changes since April 8, 2011 resulting from the exercise of Company Warrants and Company Stock Options described in Section 3.2(c), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, "phantom" stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

          (b)   All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership other than those imposed by Gaming Laws) (collectively, "Liens") other than Liens resulting from federal or state securities laws.

          (c)   Section 3.2(c) of the Company Disclosure Letter sets forth, as of April 8, 2011, a true and complete list of all holders of outstanding Company Warrants, Company Stock Options or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, "Company Stock Awards"), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan or reference to the Company Warrant Agreement under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule (if any), payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company has made available to Parent true and complete copies of all Company Warrants, Company Stock Plans and the forms of all Company Warrant Agreements and stock option agreements evidencing outstanding Company Warrants and Company Stock Options, respectively.

        Section 3.3    Subsidiaries.     Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

        Section 3.4    Authority.

          (a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, except consummation of the Merger, which is subject to the receipt of Company Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the affirmative vote or written consent of the holders of a majority of the then outstanding Shares, voting or consenting together as a single class, in favor of adoption and approval of this Agreement (the "Company Stockholder Approval") and, to the extent subsequently required by a Governmental Authority after the date hereof, any corporate action or corporate proceedings required by a Governmental Authority pursuant to Gaming Laws. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

          (b)   The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Company's stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

          (c)   The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company's capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

        Section 3.5    No Conflict; Consents and Approvals.

          (a)   The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the articles of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a "Contract") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement ("Law") or any rule or regulation of the Over-The-Counter Bulletin Board applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body, including any gaming or licensing authority or body (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and "blue sky" laws, (ii) receipt of all necessary approvals required for the Merger under the Nevada Gaming Control Act and the rules and regulations promulgated thereunder and applicable local gaming and liquor laws, ordinances and regulations (collectively, "Gaming Laws"), (iii) the filing of the Articles of Merger with the Nevada Secretary of State as required by the NRS, (iv) any filings and approvals required under the rules and regulations of the Over-The-Counter Bulletin Board and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 3.6    SEC Reports; Financial Statements.

          (a)   The Company has filed with or furnished to the SEC on a timely basis, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the SEC since January 31, 2010 (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the "Company SEC Documents"). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b)   The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 31, 2010, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

          (c)   The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the principal financial officer of the Company by others within those entities. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant roles in the Company's internal control over financial reporting.

          (d)   Since January 31, 2009, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

          (e)   As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 31, 2009.

          (f)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

          (g)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Over-The-Counter Bulletin Board.

          (h)   No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

        Section 3.7    No Undisclosed Liabilities.     Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except for liabilities and obligations (a) accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at January 31, 2010 included in the Company SEC Documents, (b) incurred in the ordinary course of business consistent with past practice since January 31, 2010 that are not material to the Company and its Subsidiaries, taken as a whole, (c) under this Agreement or in connection with the transactions contemplated hereby, (d) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, or (e) that are executory liabilities or obligations under any Contract to which the Company or any of its Subsidiaries is a party or bound, other than due to breaches thereunder.

        Section 3.8    Certain Information.     The Information Statement will not, at the time it is first mailed to the Company's stockholders, at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

        Section 3.9    Absence of Certain Changes or Events.     Since January 31, 2010: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) subject to the Bridge Financing Arrangement, none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in clauses (a), (c), (d), (e), (f), (h) (which, for purposes of this Section 3.9(d), shall be deemed solely with respect to individual capital expenditures in excess of $20,000), (i), (k), (l), (m), (n), (o)(i), (o)(v), (s), or (solely with respect to the foregoing clauses) (v) of Section 5.1.

        Section 3.10    Litigation.     There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an "Action") pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual's capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $ 25,000, (b) does not seek material injunctive or other non-monetary relief or (c) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order or injunction of any Governmental Entity. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

        Section 3.11    Compliance with Laws.     Since January 31, 2009, the Company and each of its Subsidiaries are and have been in compliance with all Laws (including the Gaming Laws) applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since January 31, 2009, a written notice or other written communication from any Person or Governmental Entity alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries (and, in the case of Permits required under the Gaming Laws, its directors, officers and key employees) have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since January 31, 2009, there has occurred no material violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification, suspension or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification, suspension or cancellation result from the consummation of the transactions contemplated hereby.

        Section 3.12    Benefit Plans.

          (a)   The Company has made available to Parent a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "multiemployer plans" (within the meaning of ERISA section 3(37)), stock purchase, stock option and change-in-control plan, agreement, program, policy or arrangement, and each material severance, fringe benefit, bonus, incentive, deferred compensation or other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans." With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the "IRS"), if applicable, (iii) any summary plan description and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

          (b)   With respect to the Company Plans, except as disclosed in the Company SEC Documents or to the extent that the inaccuracy of any of the representations set forth in this Section 3.12, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

              (i)  each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA and with respect to which notice has not been waived under applicable regulation, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

             (ii)  each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

            (iii)  the aggregate accumulated benefit obligations of the Company Plans subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plans and based on the discount rate and other actuarial assumptions used in such valuation) do not exceed the fair market value of the assets of such Company Plans in the aggregate (as of the date of such valuation);

            (iv)  there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC"), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, or to the knowledge of the Company, any fiduciaries thereof with respect to their duties to the Company Plans, or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

             (v)  the Company has not received any written or oral communication from the PBGC with respect to any Company Plan subject to Title IV of ERISA concerning the funded status of any such Company Plan;

            (vi)  with respect to any "multiemployer plan" (within the meaning of ERISA section 3(37)) to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time contributed or had an obligation to contribute): (A) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any withdrawal liability in the past six years under Title IV of ERISA that has not been fully satisfied or would be subject to such liability if, as of the Effective Time, the Company, its Subsidiaries or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA section 4203) or partial withdrawal (as defined in ERISA section 4205) from any such multiemployer plan and (B) no such multiemployer plan is in reorganization or insolvent (as those terms are defined in ERISA sections 4241 and 4245, respectively);

           (vii)  with respect to each Company Plan currently or formerly maintained by the Company, a Subsidiary or any member of their Controlled Group that is subject to Title IV of ERISA, the Company has not incurred, nor does it reasonably expect to incur, any material liability to the Company Plan or to the PBGC in connection with such Company Plan that has not been fully satisfied;

          (viii)  with respect to any Company Plan that provides retiree welfare benefits, the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all Parent employees;

            (ix)  none of the Company and its Subsidiaries or members of their Controlled Group has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement that has not been fully satisfied, and no fact or event exists that would reasonably be expected to give rise to any such liability;

             (x)  the Company and its Subsidiaries do not maintain any Company Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its

    Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation; and

            (xi)  none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          (c)   Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code (a "Nonqualified Deferred Compensation Plan") subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (A) and (B), together, the "409A Authorities"), (ii) no Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the "AJCA"), has been "materially modified" within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities, and (iii) no Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

          (d)   For purposes of this Agreement, "Participant" shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

        Section 3.13    Labor Matters.

          (a)   Since January 31, 2009, the Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 31, 2009, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

          (b)   No employee of the Company or any of its Subsidiaries is covered by an effective collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth in Section 3.13(b) of the Company Disclosure Letter, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

          (c)   To the knowledge of the Company, no current key employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

        Section 3.14    Environmental Matters.

          (a)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, since January 31, 2009 (i) the Company and each of its Subsidiaries have conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any claims, written notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; and (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or, to the knowledge of the Company, are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

          (b)   As used herein, "Environmental Law" means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

          (c)   As used herein, "Hazardous Substance" means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

        Section 3.15    Taxes.

          (a)   Each of the Company and its Subsidiaries, has timely filed all Tax Returns required to be filed by it and each such return is true, correct, and complete in all material respects. The Company and each of its Subsidiaries has timely paid or caused to be timely paid all Taxes of the Company and its Subsidiaries that have become due or payable (whether or not shown on any Tax Return). The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve (in addition to any reserve for deferred Taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Company and its Subsidiaries have no liability for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected as liabilities for current taxes payable on the most recent financial statements contained in the Company SEC Documents or incurred in the ordinary course of business since the date of such financial statements. The Company and its Subsidiaries have complied in all material respects with record keeping requirements under applicable Tax laws.

          (b)   There are no audits, investigations or administrative or judicial proceedings with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries in progress, nor has the Company or any of its Subsidiaries received written notice from any taxing authority that it intends to commence such an audit, investigation or proceeding. Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

          (c)   Neither the Company nor any of its Subsidiaries (i) is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, (ii) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority, (iii) has ever been a member of any affiliated group filing a consolidated federal income tax return other than a group in which the Company is the common parent, (iv) is or will be liable for Taxes of any Person (other than its own Taxes) by reason of contract, agreement, assumption, transferee liability, operation of Law, Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any similar provision of Law) or otherwise (v) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, (vi) has, or has ever had, a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country, (vii) has participated in any "reportable transaction" as defined in Treas. Reg. § 1.6011-4(b) or (viii) has entered into any gain recognition agreement (within the meaning of Treas. Reg. § 1.367(a)-8).

          (d)   The Company has made available to Parent correct and complete copies of all (x) federal and state income Tax Returns and other material Tax Returns of or with respect to the Company or its Subsidiaries for which the statute of limitations has not expired and (y) all audit reports or statements of deficiencies that have been issued to the Company or its Subsidiaries in the past three years.

          (e)   Neither the Company nor any of its Subsidiaries has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) requested any extension of time within which to file any Return, which Return has not yet been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

          (f)    No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

          (g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of a transaction or event that occurred prior to the Closing Date, including without limitation: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) elections made under Section 108(i) of the Code.

          (h)   There is currently no limitation on the utilization of Tax attributes of the Company and its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law).

          (i)    No Shareholder holds equity interests in the Company or any of its Subsidiaries that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

          (j)    The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

          (k)   The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (l)    No payment made or to be made to any current or former employee or director of the Company or any of its Subsidiaries by reason of the transactions contemplated hereby will constitute an "excess parachute payment" within the meaning of Section 280G of the Code. No payment made or to be made to any current or former employer or director of the Company is nondeductible pursuant to Section 162(m) of the Code.

          (m)  As used in this Agreement, (i) "Taxes" shall include (A) all taxes, duties, or similar governmental charges, levies, imposts, withholdings or charges (including, without limitation, net income, gross income, gross receipts, business, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, value added, escheat, estimated, withholding, payroll, employment, individual income, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect, there, including all interest, penalties and additions imposed with respect to such amounts; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B), and (ii) "Tax Returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

        All references to the Company or any of its Subsidiaries shall include references to any Person which merged with and into or liquidated into the Company or such Subsidiary, as applicable.

        Section 3.16    Contracts.

          (a)   Section 3.16 of the Company Disclosure Letter lists, as of the date hereof, each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

              (i)  any Contract that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

             (ii)  any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person "most favored nation" status or any type of special discount rights;

            (iii)  any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

            (iv)  any Contract relating to Indebtedness and having an outstanding principal amount in excess of $25,000;

             (v)  any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $25,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

            (vi)  any Contract involving sportsbook leases or customer care software license agreements, and any other Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $25,000 over the remaining term of such Contract;

           (vii)  any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, "earn-out" or other contingent payment obligations, in each case that could result in payments in excess of $25,000;

          (viii)  any Contract that provides for any confidentiality, standstill or similar obligations;

            (ix)  any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $25,000;

             (x)  any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

            (xi)  any Contract with any Governmental Entity; or

           (xii)  any Contract that requires a consent to or otherwise contains a provision relating to a "change of control," or that would or would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

        Each contract of the type described in clauses (i) through (xiii) is referred to herein as a "Material Contract."

          (b)   (i) Each Material Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except (x) where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or (y) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has (i) made available to Parent true and complete copies of all written Material Contracts, including any amendments thereto, and (ii) included an accurate and complete description in Section 3.16 of the Company Disclosure Letter of the substantive provisions of all oral Material Contracts.

        Section 3.17    Insurance.     The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in material breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No written notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

        Section 3.18    Properties.

          (a)   The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) landlords', mechanics', workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iii) any exceptions, restrictions, easements, servitudes, imperfections of title rights-of-way, Liens and other matters of record that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations issued, adopted or enacted by Governmental Entities that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted, and (v) Liens created under this Agreement or securing the Bridge Financing Arrangement ("Permitted Liens").

          (b)   Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        Notwithstanding anything to the contrary, this Section 3.18 does not relate to Intellectual Property, which is the subject of Section 3.19.

        Section 3.19    Intellectual Property.

          (a)   For purposes of this Agreement, "Intellectual Property" means any and all rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks, service marks, trade dress and similar or other rights regarding designations of source, origin, sponsorship, endorsement or certification, in each case whether or not registered, and all registrations of and applications (including intent to use applications) to register any of the foregoing (collectively, "Marks"); (ii) domain names and other Internet addresses or identifiers ("Domain Names"), (iii) patents and patent applications (collectively, "Patents"); (iv) copyrights (registered and unregistered) and registrations and applications for registration thereof (collectively, "Copyrights"); (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure ("Proprietary Information"); (vi) any other proprietary, intellectual or industrial property rights of any kind or nature; and (vii) moral rights, publicity rights, data base rights and similar rights.

          (b)   Section 3.19(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, material unregistered Marks, Patents and registered Copyrights, including any pending applications for any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries (collectively, "Company Registered IP"). Section 3.19(b) of the Company Disclosure Letter also sets forth a true and complete list as of the date hereof of all software (listed by major point version) owned in whole or part by the Company or any of its Subsidiaries ("Company Software"). All Company Registered IP (other than patent applications) is subsisting, enforceable and, to the knowledge of the Company, valid and other than as set forth in Section 3.19(b) of the Company Disclosure Letter, no Company Registered IP is involved in action or proceeding before any court, administrative agency or other tribunal, including any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action or proceeding is or has been threatened with respect to any of the Company Registered IP. Neither the Company nor any Subsidiary thereof has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or other Intellectual Property owned by or exclusively licensed to Company or any Subsidiary thereof.

          (c)   To the knowledge of the Company, there is no reason as of the date hereof that United States patent application number 12/851,943 entitled "System and Method for Allowing Remote Wagers (Both for Real Wagers and for Fun/Points/Prizes) by Confirming Player Location using Network Guaranteed and/or Network Centric Data" should not mature into an issued patent.

          (d)   The Company or its Subsidiaries own exclusively, free and clear of any and all Liens, all Company Registered IP and, to the knowledge of the Company, all other material Intellectual Property of the Company or any of its Subsidiaries, other than Intellectual Property owned by a third party that is licensed to the Company or a Subsidiary thereof pursuant to an existing license agreement and used by the Company or such Subsidiary within the scope of such license. Neither the Company nor any Subsidiary thereof has received any notice or claim challenging the Company's or its Subsidiaries' sole unencumbered ownership of any Company Registered IP or other material Intellectual Property of the Company or any of its Subsidiaries. All employees and contractors of the Company or any Subsidiary thereof that are or were involved in the development or creation of any Intellectual Property that is used or otherwise commercialized or exploited by the Company or any of its Subsidiaries has executed and delivered to Company a valid and enforceable written assignment to the Company or its Subsidiaries of all such Intellectual Property and all rights therein or relating thereto, except with respect to Intellectual Property developed solely by the Company's independent contractors that is licensed to the Company under a written license agreement.

          (e)   Each of the Company and its Subsidiaries has taken all reasonable steps in accordance with standard industry practices to protect and maintain its rights in its Intellectual Property, including by maintaining the confidentiality of all Proprietary information of the Company or its Subsidiaries or other Proprietary Information that the Company or any Subsidiary is obligated or required to maintain in confidence, including safeguarding any such Proprietary Information that is accessible through computer systems or networks.

          (f)    None of the activities, operations products or services of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Copyright, any trade secret right, or, to the knowledge of the Company, any Patents or other Intellectual Property of any third party, and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred (including offers to license), nor, to the Company's knowledge, is there any reasonable basis for any such notice or claim. Neither the Company nor any Subsidiary thereof has sought or received any opinions of counsel regarding the validity or infringement of any third party Intellectual Property. To the Company's knowledge, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. No Intellectual Property owned by the Company or any of its Subsidiaries, and, to the Company's knowledge, no Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any outstanding order, judgment, decree or stipulation. To the knowledge of the Company, no material Proprietary Information that is (or at any time was) owned by Company or any Subsidiary thereof or which the Company or any Subsidiary thereof is obligated to maintain in confidence has been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to third parties under a written agreement imposing obligations of confidentiality sufficient to maintain the trade secret status of such Proprietary Information.

          (g)   Section 3.19(g)(i)of the Company Disclosure Letter lists all Contracts pursuant to which the Company or any Subsidiary thereof is a licensee of any rights under any Intellectual Property owned by any third party (the "Inbound Licenses") (except such Section does not list standard end user license agreements for commercially available off-the-shelf software involving total license fees, royalties or similar payments by Company or its Subsidiaries of not more than $50,000; although excluded from such Section, such agreements are included in the definition of Inbound Licenses). Section 3.19(g)(ii) of the Company Disclosure Letter lists all Contracts to which the Company or any Subsidiary thereof is a party and pursuant to which any Person is (i) a licensee of any rights under any Intellectual Property owned by the Company or any Subsidiary thereof or (ii) granted a license by the Company or any Subsidiary thereof of any rights under any Intellectual Property exclusively licensed to the Company or any Subsidiary thereof, in each case, other than non-exclusive licenses granted by the Company or any Subsidiary thereof to its customers in the Ordinary Course of Business (the "Outbound Licenses" and, collectively with the Inbound Licenses, the "Intellectual Property Agreements"). With respect to the Outbound Licenses, except as would not reasonably be expected to have a Material Adverse Effect, (A) all are valid, binding and in full force and effect; (B) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach thereunder; (C) there is no event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto or give to any other party thereto the right to terminate or modify any Outbound License; and (D) neither the Company nor any Subsidiary thereof has received notice or has any knowledge that any party to any Outbound License intends to cancel, terminate or refuse to renew (if renewable) any Outbound License or to exercise or decline to exercise any option or right thereunder. With respect to the Inbound Licenses, (A) all are valid, binding and in full force and effect; (B) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default or breach thereunder; (C) there is no event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto or give to any other party thereto the right to terminate or modify any Inbound License; and (D) neither the Company nor any Subsidiary thereof has received notice or has any knowledge that any party to any Inbound License intends to cancel, terminate or refuse to renew (if renewable) any Inbound License or to exercise or decline to exercise any option or right thereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not alter, encumber, impair or extinguish any (i) Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries or impair the right of Company after consummation of the transactions contemplated hereby to use, sell, license, dispose of or otherwise commercialize or exploit in any way any such Intellectual Property, or (ii) right or remedy of the Company after such consummation or any of its Subsidiaries under any Intellectual Property Agreement or give rise to any right or any type or nature of any other party thereto, including any right to terminate or in any way modify any Intellectual Property Agreement.

          (h)   Section 3.19(h) of the Company Disclosure Letter lists all Company Software that is, in whole or part, subject to (i) the GNU General Public License or Lesser/Library GPL, (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design license including Free BSD or BSD-style licenses, (vi) the Sun Community Source License, (vii) the Apache Server license, or (viii) any other license that satisfies the Open Source Definition Published by the Open Source Initiative or that is otherwise recognized or approved by the Open Source Initiative as an open source license.

          (i)    No Company Software nor, to the Company's knowledge, any other software used by the Company or any Subsidiary thereof, contains disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data, systems or other materials. The Company Software is sufficiently well-documented and structured, and the Company tracks and maintains records of all known bugs, errors or specification nonconformities with respect to the Company Software, so as to permit well-qualified computer professionals to assume control of and responsibility for the continued development, extension and maintenance thereof without, and no such known bugs, errors or specification nonconformities would be reasonably expected to require or cause, any undue effort or expense or material delay or interruption in or to the operation of the business of the Company or any of its Subsidiaries.

          (j)    The Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology and practices consistent with industry practices.

        Section 3.20    State Takeover Statutes.     None of the requirements of the "acquisition of controlling interest" statutes set forth in NRS 78.378 through NRS 78.3793, inclusive (the "Control Share Statutes"), or the "combinations with interested stockholder" statutes set forth in NRS 78.411 through NRS 78.444, inclusive (the "Combination Statutes," and together with the Control Share Statutes, the "Takeover Statutes") is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        Section 3.21    No Rights Plan.     There is no stockholder rights plan, "poison pill" anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

        Section 3.22    Related Party Transactions.     No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person's Affiliates or immediate family members (each of the foregoing, a "Related Party"), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

        Section 3.23    Certain Payments.     Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

        Section 3.24    Brokers; Company Transaction Expenses.     No broker, investment banker, financial advisor or other Person, other than as set forth on Section 3.24(i) of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the financial advisor set forth on Section 3.24(i) of the Company Disclosure Letter, pursuant to which such financial advisor could be entitled to any payment from the Company relating to the transactions contemplated hereby. Section 3.24(ii) of the Company Disclosure Letter sets forth (a) all transaction fees and expenses incurred by the Company as of the date of this Agreement and (b) the Company's reasonable estimate, prepared in good faith as of the date of this Agreement, of all transaction fees and expenses to be incurred or payable by the Company upon consummation of the transactions contemplated hereby, including those incurred in connection with the Bridge Financing Arrangement (in each case, including all financial advisory, legal and accounting fees and expenses) (collectively, the "Company Transaction Expenses").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent and the Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Organization, Standing and Power.     Each of Parent and Merger Sub (a) is, in the case of Parent, a private limited company incorporated and registered in England and Wales and, in the case of Merger Sub, a corporation, in each case, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger or any of the other transactions contemplated by this Agreement.

        Section 4.2    Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

        Section 4.3    No Conflict; Consents and Approvals.

          (a)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the articles of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law or any rule or regulation of the London Stock Exchange applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state, federal or foreign securities, takeover and "blue sky" laws, (ii) receipt of all licenses, findings of suitability, authorizations, registrations, approvals and Permits required to be obtained by Parent and/or Merger Sub under the applicable Gaming Laws in order to consummate the Merger and the other transactions contemplated hereby ("Gaming Licenses", (iii) the filing of the Articles of Merger with the Nevada Secretary of State as required by the NRS, (iv) any filings required under the rules and regulations of the London Stock Exchange or the Financial Services Authority acting in its capacity as UK Listing authority (or its successor) and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.4    Parent and HoldCo Shareholder Votes.     No vote of the shareholders of Parent is required by Law, Parent's certificate of incorporation, bylaws or similar governing documents or otherwise in order for Parent to consummate the Merger and the other transactions contemplated hereby. HoldCo, as the sole stockholder of Merger Sub, has adopted and approved this Agreement for all purposes under the NRS.

        Section 4.5    Certain Information.     None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement will, at the time it is first mailed to the Company's stockholders, at the time of any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

        Section 4.6    Brokers.     No broker, investment banker, financial advisor or other Person, other than REGAL Capital Advisors, LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

        Section 4.7    Merger Sub and Parent.

          (a)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

          (b)   As of December 28, 2010, Parent had net assets of approximately nineteen million (19,000,000) United Kingdom pounds.

        Section 4.8    Financing.     Parent has access to sufficient funds to consummate the Merger and the other transactions contemplated hereby and to satisfy all of Parent's, HoldCo's and Merger Sub's obligations hereunder, in each case, on the terms and subject to the conditions contemplated hereby.

        Section 4.9    Licensability.     None of Parent, Merger Sub or Holdco, or any of their respective directors, officers, employees or Affiliates, has ever been denied, or had revoked or suspended, a gaming license by any Gaming Authority. None of Parent, Merger Sub or HoldCo has knowledge of any facts, which if known to the Gaming Authorities, would be reasonably likely to result in (a) the denial, revocation, limitation or suspension of any existing gaming license or (b) a finding of unsuitability with respect to any of Parent, Merger Sub or HoldCo in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

        Section 5.1    Conduct of Business.     During the period from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Article VII, except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use (X) reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it and (Y) commercially reasonable efforts to keep available the services of its current officers, employees and consultants. In addition to and without limiting the generality of the foregoing, to the fullest extent permitted by applicable Gaming Laws (including Nevada Gaming Commission Regulation 16.200), during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as specifically required by this Agreement or applicable Gaming Laws (including Nevada Gaming Commission Regulation 16.200), the Company shall not, and shall not permit any of its Subsidiaries, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), to:

          (a)   (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

          (b)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, "phantom" stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Warrants and Company Stock Options outstanding on April 8, 2011 in accordance with their respective terms as in effect on such date); provided, that this Section 5.1(b) shall only apply to the extent not limited or precluded by Gaming Laws;

          (c)   amend, authorize or propose to amend its articles of incorporation or by-laws (or similar organizational documents);

          (d)   directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice;

          (e)   directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Liens falling within clause (i) of the definition of "Permitted Liens") or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

          (f)    adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

          (g)   except, for the avoidance of doubt, the incurrence, creation, assumption or payment of accounts payable and accounts receivable in the ordinary course of business consistent with past practices, (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any "keepwell" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, "Indebtedness"), or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and other than the extension of credit betting (markers) to those customers listed on Schedule 5.1(g) of the Disclosure Schedules;

          (h)   for each of fiscal year 2012 and fiscal year 2013, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $200,000;

          (i)    (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive, release, grant or transfer any right of material value;

          (j)    (i) modify, amend, terminate, cancel or extend any Material Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

          (k)   commence any Action (other than an Action against Parent or Merger Sub arising out of claims relating to this Agreement or the Bridge Financing Arrangement), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby other than against Parent or Merger Sub arising out of claims relating to this Agreement or the Bridge Financing Arrangement) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $25,000 individually or $50,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company;

          (l)    change its financial or tax accounting methods, principles or practices or revalue any of its material assets, except insofar as may have been required by a change in GAAP or applicable Law;

          (m)  settle or compromise any material liability for Taxes, amend any material Tax Return, make or revoke any material Tax election, adopt or change any method of accounting for Tax purposes, surrender any right to a claim for refund of Taxes, or change any Tax reporting method policy or procedure;

          (n)   change its fiscal year;

          (o)   (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except (1) as required to comply with any applicable Law or any Company Plan in effect as of the date hereof and (2) the issuance of Shares upon the exercise of Company Options or Company Warrants outstanding on April 8, 2011, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

          (p)   fail to keep in force existing insurance policies or in the case of such failure, obtain replacement insurance policies with substantially similar insurance coverage in all material respects with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

          (q)   renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

          (r)   waive any material benefits of, or agree to modify in any adverse respect, or consent to, or, if a Company director or officer becomes aware of a material breach, fail to attempt to enforce, any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

          (s)   assign, sell, otherwise transfer or grant any license or other rights under or with respect to any Intellectual Property owned by or exclusively licensed to Company or any Subsidiary thereof, in each case, other than nonexclusive licenses granted in the ordinary course of its business consistent with its past practice or fail to use its reasonable best efforts to prosecute and maintain all Company Registered IP, including by paying any related fees when due;

          (t)    enter into any new line of business outside of its existing business;

          (u)   enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $25,000; or

          (v)   authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

        Section 5.2    No Solicitation.

          (a)   The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate with, any Acquisition Proposal or (iii) resolve, propose or agree to do any of the foregoing. The Company shall, shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board reasonably believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Company Board reasonably determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would constitute a breach of its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

          (b)   Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an "Adverse Recommendation Change") or (ii) (A) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an "Alternative Acquisition Agreement") constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board reasonably determines in good faith (after consultation with outside counsel) that the failure to do so would constitute a breach of its fiduciary duties to the Company and its stockholders under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2(b), (x) make an Adverse Recommendation Change in response to either (I) a Superior Proposal or (II) material changes in circumstances that are not related to an Acquisition Proposal (an "Intervening Event") or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not take the actions set forth in the preceding clause (x) or (y) unless (1) the Company promptly notifies Parent in writing at least three Business Days (a "Notice Period") before taking that action of its intention to do so, and specifying the reasons therefor, including the terms and conditions of, and the identity of any Person making, such Superior Proposal, if any, and contemporaneously furnishing a copy of the relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day Notice Period shall apply) and (2) prior to the expiration of such three Business Day Notice Period, Parent does not make a proposal to adjust the terms and conditions of this Agreement that the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the obligations due under the Bridge Financing Arrangement, such that the Company Board determines such action is no longer required by its fiduciary duties to the Company and its stockholders under applicable Law; provided further, that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event as referred to above unless the Company (A) provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (B) keeps Parent reasonably informed of developments with respect to such Intervening Event, (C) notifies Parent in writing at least three Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifying the reasons therefor and (D) prior to the expiration of such three Business Day period, Parent does not make a proposal that results in the Company Board determining that such action is no longer required by its fiduciary duties to the Company and its stockholders under applicable Law. During the applicable Notice Period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

          (c)   In addition to the obligations of the Company set forth in Sections 5.2(a) and (b), the Company reasonably promptly, and in any event within 24 hours of receipt, shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer and the identity of the Person making any such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Parent with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Parent informed in writing in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

          (d)   The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

          (e)   The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company's ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

          (f)    The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from any applicable restrictions on "business combinations" or any similar provision of any Takeover Statute or any other state takeover statute, including any "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state anti-takeover Law, or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

          (g)   Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall this Section 5.2(g) affect the obligations of the Company specified in Sections 5.2(b) and (c); and provided further, that any such disclosure (other than a "stop, look and listen" communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement and the Merger at least five Business Days after a written request by Parent.

          (h)   For purposes of this Agreement:

              (i)  "Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons (other than Parent and its Affiliates) relating to, or that is reasonably likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, (A) of assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value), of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, (B) of 15% or more of any class of capital stock, other equity security or voting power of the Company or any resulting parent company of the Company or (C) involving the Company or any of its Subsidiaries, individually or taken together, whose businesses constitute 15% or more of the net revenues, net income or total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, in each case other than the transactions contemplated by this Agreement.

             (ii)  "Superior Proposal" means any unsolicited (when initially made, provided it was initially made after the date hereof) bona fide written Acquisition Proposal binding on the offeror, that the Company Board reasonably determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and which is not subject to any financing condition or, if subject to a financing condition, such financing is then fully committed or reasonably determined to be available by the Company Board, (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 5.2(b) or otherwise, and including any break-up fees and expense reimbursement provisions) and (B) is reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of "Superior Proposal," references in the term "Acquisition Proposal" to "15%" shall be deemed to be references to "51%."

        Section 5.3    Company Stockholder Approval; Information Statement.

          (a)   Promptly following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the NRS and the Company Bylaws, take all action necessary to seek and obtain, as promptly as practicable, the Company Stockholder Approval by irrevocable written consent in the form attached hereto as Exhibit C ("Merger Consent"). Notwithstanding the foregoing and irrespective of the Company's obtaining the Company Stockholder Approval, the Company shall use its commercially reasonable efforts to obtain, prior to the Effective Time, the written consent from all holders of Shares (which, for the avoidance of doubt, shall not include contacting by any means holders of Shares for this particular purpose). The Company shall comply with the NRS, the Company Charter and Company Bylaws, and the Exchange Act (including Regulation 14C and Schedule 14C promulgated under the Exchange Act) in connection with the Company Stockholder Approval, including (i) delivering the Information Statement to the Company's stockholders as required pursuant to the Exchange Act and (ii) giving notice of the taking of the actions described in the Merger Consent to all stockholders of the Company entitled to assert dissenters' rights pursuant to NRS 92A.300 to 92A.500 inclusive providing a description of the dissenters' rights available thereunder, sending them the dissenters' notice required by NRS 92A.430 and providing any other disclosures with respect to dissenters' rights required by Nevada Law.

          (b)   As promptly as reasonably practicable after the date of this Agreement (and in any event within 25 Business Days after the date hereof), the Company shall file an information statement with respect to the Company Stockholder Approval (together with any amendments or supplements thereto and any other required materials, the "Information Statement") with the SEC and shall use all reasonable efforts to have the Information Statement cleared by the SEC. The Company shall obtain and furnish the information required to be included in the Information Statement, shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Information Statement, and shall cause the Information Statement in definitive form to be mailed to the Company's stockholders at the earliest practicable date after the Information Statement is cleared by the SEC for mailing to the Company's stockholders. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

        Section 5.4    Access to Information; Confidentiality.     The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly make available to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law (including Gaming Laws). Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries (it being understood and agreed that Parent, Merger Sub and their respective Representatives shall not be deemed to be causing any such unreasonable interference if any of them are attempting to access information in order to verify the Company's and its Subsidiaries' compliance with, and to otherwise enforce Parent's and Merger Subs' rights under, Sections 5.1 and 5.2 hereof). All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of December 3, 2010 (the "Confidentiality Agreement"). Other than as expressly set forth in this Agreement or in the Company Disclosure Letter, no investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Notwithstanding anything to the contrary set forth herein (including, without limitation, Sections 5.5 and 5.7 hereof), the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries; provided, that, in such circumstance, the Company shall cooperate with Parent to implement a procedure to permit access to or disclosure of such information in a manner that would not reasonably be expected to jeopardize the attorney/client privilege.

        Section 5.5    Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including those required under the Gaming Laws), make all necessary registrations, declarations and filings, take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity (including those required under the Gaming Laws) and, in the case of Parent and Merger Sub, obtain the necessary Gaming Licenses, (ii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement. The parties agree to work together in a commercially reasonable fashion to identify and obtain those required consents, approvals or waivers from, or participate in other discussions or negotiations with, such third parties as the parties reasonably deem appropriate for purposes of preserving the business relationships of the Company and its

  Subsidiaries following the consummation of the Merger. For purposes of clarity, no consent, waiver or approval of any third party (other than a Governmental Entity as required) (a "Third Party Consent") whether party to a Contract with the Company or any of its Subsidiaries or otherwise shall be a condition or requirement of the transactions contemplated by this Agreement; provided, at the explicit written instruction of Parent the Company shall seek to obtain a Third Party Consent with the understanding that the Parent first waive any consequences under this Agreement with respect to such action and any fee, penalty or other consideration in connection with obtaining any such Third Party Consent shall be only be paid by Parent and at Parent's sole discretion. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information and subject to all confidentiality obligations hereunder and in the Confidentiality Agreement, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company (but not as to any individual applicant for a finding of suitability), as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity and subject to all confidentiality obligations hereunder and in the Confidentiality Agreement, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

          (b)   To the extent any of the covenants in this Merger Agreement constitute restrictions on transfer or agreements not to encumber the stock or other equity securities of the Company or any of its Subsidiaries which are licensed by or registered with the Nevada gaming authorities (including, without limitation, Section 5.1(b) without giving effect to the proviso at the end of such Section), the Company shall take all steps necessary to apply for approval of such restrictions and agreements no later than five (5) Business Days after the execution of this Agreement and shall use its reasonable best efforts to obtain such approval no later than 20 Business Days after the filing of such application with the Chairman of the Nevada State Gaming Control Board. Promptly upon receipt of such written approval, the Company shall furnish a copy to Parent.

        Section 5.6    Takeover Statutes.     The Company and the Company Board shall (a) take no action to cause any Takeover Statute or any other state takeover statute, including any "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state anti-takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Statute or any other state takeover statute, including any "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state anti-takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, in each case to the extent legally permitted, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute or any other state takeover statute, including any "moratorium," "fair price," "business combination," "control share acquisition" or similar provision of any state anti-takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

        Section 5.7    Notification of Certain Matters.     The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (d) of this Section 5.7 shall not be treated as a breach of covenant for the purposes of Section 6.2(b) or Section 6.3(b) hereof, except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a breach.

        Section 5.8    Indemnification, Exculpation and Insurance.

          (a)   Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company (each, an "Indemnified Party") as provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the six years with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

          (b)   For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance covering each Person currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company's existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 5.8(b) in excess of 200% of the amount of the aggregate premiums paid by the Company for fiscal year 2011 for such purpose (which fiscal year 2011 premiums are hereby represented and warranted by the Company to be $47,850), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.

          (c)   In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

          (d)   The rights of each Indemnified Party under this Section 5.8 shall be in addition to any rights such Indemnified Party may have under any other agreement or applicable Law. The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

        Section 5.9    Public Announcements.     Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party, which consent shall not be unreasonably withheld, except as may be required by applicable Law, gaming authority, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

        Section 5.10    Section 16 Matters.     Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.11    Directors.     Prior to the Effective Time, (i) the Company shall use its reasonable best efforts to cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time, or (ii) if a member of the Company Board is unwilling or otherwise unable to execute and deliver such letter of resignation, the Company shall take such actions consistent with the Company Charter and Company Bylaws to remove such member of the Company Board with such removal to be effective immediately prior to the Effective Time.

        Section 5.12    Company Transaction Expenses.     At least three Business Days prior to the Closing Date, the Company shall deliver to Parent final invoices or good faith estimations from the service providers for the fees and expenses constituting all Company Transaction Expenses, which disclosure shall clearly distinguish by each service provider all Company Transaction Expenses incurred to date and the good faith estimate of all additional fees and expenses yet to be incurred by such service provider accompanied by such detail of the Company Transaction Expenses incurred and to be incurred as reasonably requested by Parent.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)   Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)   No Injunctions or Legal Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger; provided, however, that prior to asserting this condition, a party shall have complied with Section 5.5 to prevent the entry of any such injunction, other judgment, order, decree or other legal restraint or prohibition and to appeal as promptly as possible any of the foregoing that may be entered.

          (c)   Governmental Consents.    Each of the parties hereto shall have obtained any required consents and approvals under the Gaming Laws, including receipt of the Gaming Licenses, and other consents or approvals of any Governmental Entity required to be obtained in connection with the transactions contemplated by this Agreement (which approvals shall have been granted without any limitation, restriction or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (after giving effect to the Merger and the other transactions contemplated by this Agreement)).

          (d)   No Litigation.    There shall not be pending any suit, action or proceeding by any Governmental Entity in any court of competent jurisdiction seeking to restrain or prohibit the consummation of the Merger or that would otherwise cause a Parent Material Adverse Effect (after giving effect to the Merger); provided that, if the court of competent jurisdiction dismisses or renders a final decision denying a Governmental Entity's request for an injunction in such suit, action or proceeding, then four Business Days following such dismissal or decision, this condition to closing shall, with respect to such suit, action or proceeding, thereafter be deemed satisfied whether or not such Governmental Entity appeals the decision of such court or files an administrative complaint before the Federal Trade Commission.

        Section 6.2    Conditions to the Obligations of Parent and Merger Sub.     The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties.    (i) Each of the representations and warranties of the Company set forth in the first three sentences of Section 3.2(a) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) each of the representations and warranties of the Company set forth in Section 3.4 and the remainder of Section 3.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) each of the remaining representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects (in each case (other than in the case of Section 3.9(b)) read for purposes of this Section 6.2(a) without any materiality, material or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)   Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)   Officers' Certificate.    Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

        Section 6.3    Conditions to the Obligations of the Company.     The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

          (a)   Representations and Warranties.    Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and "Parent Material Adverse Effect" qualifications and exceptions contained in such representations and warranties shall be disregarded).

          (b)   Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

          (c)   Officers' Certificate.    The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

        Section 6.4    Frustration of Closing Conditions.     None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's breach of this Agreement.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

        Section 7.1    Termination.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company:

              (i)  if the Merger shall not have been consummated on or before August 31, 2012 (the "Outside Date"); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; provided further, that if as of the Outside Date, all of the conditions precedent to Closing other than the condition set forth in Section 6.1(c) (Governmental Consents) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date) shall have been satisfied as of the Outside Date, then either Parent or the Company may unilaterally extend the Outside Date until November 30, 2012 upon written notice to the other by August 31, 2012, in which case the Outside Date shall be deemed for all purposes to be November 30, 2012;

             (ii)  if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable causing the parties hereto to be unable to satisfy the condition set forth in

    Section 6.1(b) (No Injunctions or Legal Restraints; Illegality); provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

            (iii)  if the Company Stockholder Approval shall not have been obtained (i) by virtue of the executed Merger Consent or (ii) at a meeting of the Company's stockholders duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

          (c)   by Parent:

              (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 60 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

             (ii)  if the Company's Stockholder Approval shall not have been obtained by 11:59 p.m. Pacific Time on the date hereof; or

            (iii)  if any Governmental Entity shall have as a formal matter of record declined to grant Parent and Merger Sub any of the Gaming Licenses the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c) and such condition is not satisfied at least fifteen (15) calendar days prior to the Outside Date; or

          (d)   by the Company:

              (i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 60 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

             (ii)  at any time prior to obtaining the Company Stockholder Approval, in accordance with and subject to the terms and conditions of clause (y) of Section 5.2(b); provided, that the Company shall have (A) substantially contemporaneously with such termination (and in any event within 12 hours of such termination) entered into the Alternative Acquisition Agreement and (B) otherwise complied with all provisions of Section 5.2(b), including the notice provisions therein; or

            (iii)  if any Governmental Entity shall have as a formal matter of record declined to grant Parent and Merger Sub any of the Gaming Licenses the receipt of which is necessary to satisfy the condition set forth in Section 6.1(c) and such condition is not satisfied at least fifteen (15) calendar days prior to the Outside Date.

        The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

        Section 7.2    Effect of Termination.     In the event of termination of the Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from an intentional or willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        Section 7.3    Fees and Expenses.

          (a)   Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b)   In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) or by the Company pursuant to Section 7.1(d)(iii), then, in any such event, Parent shall pay to the Company a termination fee of $1,500,000 (the "Gaming Failure Termination Fee"), which amount shall be subject to offset to any amounts owed by the Company in connection with the Bridge Financing Arrangement, it being understood that in no event shall Parent be required to pay the Gaming Failure Termination Fee on more than one occasion; provided, that the payment or offset of the Gaming Failure Termination Fee pursuant to this Section 7.3(b) shall not relieve Parent from any liability or damage resulting from an intentional or willful breach prior to such termination of any of Merger Sub's, Holdco's or its, representations, warranties, covenants or agreements set forth in this Agreement.

          (c)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) due to the fact that the Company shall have intentionally or willfully breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) as reasonably evidenced by itemized receipts or invoices and incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Parent Expenses"), up to a maximum amount of $250,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c) shall not relieve the Company from any liability or damage resulting from an intentional or willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (d)   Payment of the Gaming Failure Termination Fee shall be made, subject to the right of offset set forth Section 7.3(b), by wire transfer of same day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(d)(iii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the account or accounts designated by Parent within two Business Days after the Company having received an itemized receipt or invoice for that portion of such Parent Expenses.

          (e)   Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the other party for the amounts set forth in this Section 7.3, such non-prevailing party shall pay to the other its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

        Section 7.4    Amendment or Supplement.     This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 7.5    Extension of Time; Waiver.     At any time prior to the Effective Time, a party may, by action taken or authorized by its Board of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1    Nonsurvival of Representations and Warranties.     None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 8.2    Notices.     All notices and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (the "email") transmission to the email addresses set forth for Parent and Merger Sub (and their legal counsel) and the Company (and its legal counsel) set forth on Section 8.2 of the Company Disclosure Letter) and shall be deemed duly given (a) on the date of delivery if delivered personally (b) upon written confirmation of transmittal by facsimile if by facsimile, (c) upon receipt of such email if by email, (d) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (e) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (i)  if to Parent, Merger Sub or the Surviving Corporation, to:

      William Hill Holdings Limited
      Greenside House, 50 Station Road
      Wood Green, London N22 7TP
      Attention: Thomas Murphy, General Counsel
      Facsimile: 020 8918 3775

      with a copy (which shall not constitute notice) to:

      Gibson, Dunn & Crutcher LLP
      2029 Century Park East, Suite 4000
      Los Angeles, CA 90067
      Attention: Jonathan K. Layne
      Facsimile: 310-552-7053

           (ii)  if to Company, to:

      American Wagering, Inc.
      675 Grier Drive
      Las Vegas, NV 89119
      Attention: General Counsel
      Facsimile: 702-735-0142

      with a copy (which shall not constitute notice) to:

      Kirkland & Ellis LLP
      555 California Street
      San Francisco, CA 94104
      Attention: Jeffrey B. Golden
      Facsimile: 415-439-1331

        Section 8.3    Certain Definitions.     For purposes of this Agreement:

          (a)   "Affiliate" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

          (b)   "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

          (c)   "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

          (d)   "knowledge" of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer's title and responsibilities, concerning the existence of the relevant matter;

          (e)   "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity; and

          (f)    "Subsidiary" means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

        Section 8.4    Interpretation.     When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified.

        Section 8.5    Entire Agreement.     This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 8.6    No Third Party Beneficiaries.     Except for the rights to payments pursuant to Article II or as provided in Section 5.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

        Section 8.7    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

        Section 8.8    Submission to Jurisdiction.     Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined exclusively in any federal or state court located in Clark County, Nevada. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Nevada, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Nevada as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Nevada as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 8.9    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that either of Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided further, however, that notwithstanding anything herein to the contrary, no transfer or assignment whether under clause (a) or (b) or otherwise shall relieve Parent or Merger Sub from any of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto due to such transfer or assignment by Parent or Merger Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.10    Performance of Obligations.     Parent agrees to cause Holdco, the Merger Sub and the Surviving Corporation to perform all of their respective agreements, covenants and obligations under this Agreement.

        Section 8.11    Enforcement.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, prior to the termination of this Agreement in accordance with Article VII, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court in the State of Nevada, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 8.12    Currency.     All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

        Section 8.13    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 8.14    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 8.15    Agreement of Consenting Stockholders.     Following his, her or its delivery to the Company of an executed Written Consent, each of the undersigned stockholders irrevocably and unconditionally agrees for the benefit of Parent and Merger Sub not to withdraw, revoke or otherwise take any action that is inconsistent with the Written Consent.

        Section 8.16    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        Section 8.17    Facsimile Signature.     This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

        Section 8.18    No Presumption Against Drafting Party.     Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WILLIAM HILL HOLDINGS LIMITED
By:	/s/ NEIL COOPER
	Name:	Neil Cooper
	Title:	Director
AW SUB CO.
By:	/s/ NEIL COOPER
	Name:	Neil Cooper
	Title:	President and Treasurer
AMERICAN WAGERING, INC.
By:	/s/ VICTOR J. SALERNO
	Name:	Victor J. Salerno
	Title:	President and Chief Executive Officer

Solely for purposes of Section 8.15 hereto:
/s/ VICTOR J. SALERNO Victor J. Salerno
/s/ JUDITH L. ZIMBELMANN Judith L. Zimbelmann
/s/ ROBERT R. BARENGO Robert R. Barengo
Alpine Advisors LLC
By:	/s/ DON R. KORNSTEIN
	Name:	Don R. Kornstein
	Title:	Managing Member

Exhibit A

FORM OF ARTICLES OF INCORPORATION

CERTIFICATE OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AMERICAN WAGERING, INC.

        Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of American Wagering, Inc., a Nevada corporation, does hereby certify as follows:

          1.     The Agreement and Plan of Merger, dated as of April 13, 2011, by and among William Hill Holdings Limited, AW Sub Co. and American Wagering, Inc. (the "Merger Agreement") provides for the amendment and restatement of the corporation's articles of incorporation as set forth below.

          2.     The Merger Agreement, including the amendment and restatement of the corporation's articles of incorporation as set forth below, has been duly approved by the board of directors of the corporation and at least a majority of the voting power of the outstanding shares of voting common stock, which is sufficient for approval thereof

          3.     This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AMERICAN WAGERING, INC.

ARTICLE I
NAME

        The name of the corporation is American Wagering, Inc. (the "Corporation").

ARTICLE II
REGISTERED OFFICE

        The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
AUTHORIZED CAPITAL STOCK

        The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE IV
DIRECTORS

        The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The current Board of Directors consists of        (      ) director[s]. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

ARTICLE V
LIMITATIONS ON LIABILITY; INDEMNIFICATION

        No director or officer of this Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. This provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of distributions in violation of Nevada Revised Statutes §78.300. If Chapter 78 of the Nevada Revised Statutes is hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted. Neither the amendment nor repeal of this Article FIFTH, nor the adoption of any provision of these Articles of Incorporation inconsistent with the Article FIFTH, shall eliminate or reduce the effect of Article FIFTH in respect of any set or omission that occurred prior to such amendment, repeal, or adoption of an inconsistent provision.

        All expenses incurred by officers or directors in defending a civil or criminal action, suit, or proceeding must be paid by the Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that (i) he or she did not act in good faith, and in the manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, (ii) he or she had reasonable cause to believe his or her conduct was unlawful.

*      *      *

        IN WITNESS WHEREOF, I have executed this Certificate of Second Amended and Restated Articles of Incorporation of American Wagering, Inc. as of                        , 201  .

Name:
Title:

Exhibit B

FORM OF BYLAWS

SECOND AMENDED AND RESTATED
BYLAWS
OF
AMERICAN WAGERING, INC.
a Nevada corporation

ARTICLE I
OFFICES

        Section 1.1    Principal Office.     The principal office and place of business of American Wagering,  Inc., a Nevada corporation (the "Corporation"), shall be established from time to time by resolution of the board of directors of the Corporation (the "Board of Directors").

        Section 1.2    Other Offices.     Other offices and places of business either within or without the State of Nevada may be established from time to time by resolution of the Board of Directors or as the business of the Corporation may require. The street address of the Corporation's registered agent is the registered office of the Corporation in Nevada.

ARTICLE II
STOCKHOLDERS

        Section 2.1    Annual Meeting.     The annual meeting of the stockholders of the Corporation shall be held on such date and at such time as may be designated from time to time by the Board of Directors. At the annual meeting, directors shall be elected and any other business may be transacted as may be properly brought before the meeting.

        Section 2.2    Special Meetings.

          (a)   Subject to any rights of stockholders set forth in the Articles of Incorporation of the Corporation, as amended from time to time (the "Articles of Incorporation"), special meetings of the stockholders may be called only by the chairman of the board, if any, or the chief executive officer, if any, or, if there be no chairman of the board and no chief executive officer, by the president, and shall be called by the secretary upon the written request of a majority of the Board of Directors or the holders of not less than a majority of the voting power of the Corporation's stock entitled to vote. Such request shall state the purpose or purposes of the meeting.

          (b)   No business shall be acted upon at a special meeting of stockholders except as set forth in the notice of the meeting.

        Section 2.3    Place of Meetings.     Any meeting of the stockholders of the Corporation may be held at the Corporation's registered office in the State of Nevada or at such other place in or out of the State of Nevada and the United States as may be designated in the notice of meeting. A waiver of notice signed by all stockholders entitled to vote may designate any place for the holding of such meeting.

        Section 2.4    Notice of Meetings; Waiver of Notice.

          (a)   The president, chief executive officer, if any, a vice president, the secretary, an assistant secretary or any other individual designated by the Board of Directors shall sign and deliver or cause to be delivered to the stockholders written notice of any stockholders' meeting not less than ten (10) days, but not more than sixty (60) days, before the date of such meeting. The notice shall state the purpose or purposes for which the meeting is called, the time when and the place, which may be within or without the State of Nevada, where the meeting is to be held and the means of electronic communication, if any, by which the stockholders or the proxies thereof shall be deemed to be present in person and vote. The notice shall contain or be accompanied by such additional information as may be required by the Nevada Revised Statutes ("NRS"), including, without limitation, NRS 78.379, 92A.120 or 92A.410.

          (b)   In the case of an annual meeting, any proper business may be presented for action, except that (i) if a proposed plan of merger, conversion or exchange is submitted to a vote, the notice of the meeting must state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan; and (ii) if a proposed action creating dissenters' rights is to be submitted to a vote, the notice of the meeting must state that the stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

          (c)   A copy of the notice shall be (i) personally delivered or (ii) mailed postage prepaid to each stockholder of record entitled to vote at the meeting at the address appearing on the records of the Corporation. Upon mailing, service of the notice is complete, and the time of the notice begins to run from the date upon which the notice is deposited in the mail. If the address of any stockholder does not appear upon the records of the Corporation or is incomplete, it will be sufficient to address any notice to such stockholder at the registered office of the Corporation. Notwithstanding the foregoing and in addition thereto, any notice to stockholders given by the Corporation pursuant to Chapters 78 or 92A of the NRS, the Articles of Incorporation or these Second Amended and Restated Bylaws (the "Bylaws") may be given pursuant to the forms of electronic transmission listed herein, if such forms of transmission are consented to in writing by the stockholder receiving such electronically transmitted notice and such consent is filed by the secretary in the corporate records. Notice shall be deemed given (1) by facsimile when directed to a number consented to by the stockholder to receive notice, (2) by electronic mail when directed to an e-mail address consented to by the stockholder to receive notice, (3) by posting on an electronic network together with a separate notice to the stockholder of the specific posting on the later of the specific posting or the giving of the separate notice or (4) any other electronic transmission as consented by and when directed to the stockholder. The stockholder consent necessary to permit electronic transmission to such stockholder shall be deemed revoked and of no force and effect if (A) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with the stockholder's consent and (B) the inability to deliver by electronic transmission becomes known to the secretary, assistant secretary, transfer agent or other agent of the Corporation responsible for the giving of notice.

          (d)   The written certificate of an individual signing a notice of a meeting, setting forth the substance of the notice or having a copy thereof attached thereto, the date the notice was mailed or personally delivered to the stockholders and the addresses to which the notice was mailed, shall be prima facie evidence of the manner and fact of giving such notice and, in the absence of fraud, an affidavit of the individual signing a notice of a meeting that the notice thereof has been given by a form of electronic transmission shall be prima facie evidence of the facts stated in the affidavit.

          (e)   Any stockholder may waive notice of any meeting by a signed writing or by transmission of an electronic record, either before or after the meeting. Such waiver of notice shall be deemed the equivalent of the giving of such notice.

        Section 2.5    Determination of Stockholders of Record.

          (a)   For the purpose of determining the stockholders entitled to (i) notice of and to vote at any meeting of stockholders or any adjournment thereof, (ii) receive payment of any distribution or the allotment of any rights, or (iii) exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) days nor less than 10 days before the date of such meeting, if applicable.

          (b)   The Board of Directors may adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent must be determined. The date set by the Board of Directors must not precede or be more than ten (10) days after the date the resolution setting such date is adopted by the Board of Directors. If the Board of Directors does not adopt a resolution setting a date upon which the stockholders of record entitled to give written consent must be determined and

              (i)  no prior action by the Board of Directors is required by the NRS, then the date shall be the first date on which a valid written consent is delivered by the Corporation in accordance with the NRS and these Bylaws; or

             (ii)  prior action by the Board of Directors is required by the NRS, then the date shall be the close of business on the date that the Board of Directors adopts the resolution.

          (c)   If no record date is fixed pursuant to Section 2.5(a), the record date for determining stockholders: (i) entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting and must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

        Section 2.6    Quorum; Adjourned Meetings.

          (a)   Unless the Articles of Incorporation provide for a different proportion, stockholders holding at least a majority of the voting power of the Corporation's capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote on all matters), within each such class or series is necessary to constitute a quorum of each such class or series.

          (b)   If a quorum is not represented, a majority of the voting power represented or the person presiding at the meeting may adjourn the meeting from time to time until a quorum shall be represented. At any such adjourned meeting at which a quorum shall be represented, any business may be transacted which might have been transacted as originally called. When a stockholders' meeting is adjourned to another time or place hereunder, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. However, if a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date. The stockholders present at a duly convened meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the departure of enough stockholders to leave less than a quorum of the voting power.

        Section 2.7    Voting.

          (a)   Unless otherwise provided in the NRS, the Articles of Incorporation or any resolution providing for the issuance of preferred stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Articles of Incorporation, each stockholder of record, or such stockholder's duly authorized proxy, shall be entitled to one (1) vote for each share of voting stock standing registered in such stockholder's name at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent.

          (b)   Except as otherwise provided herein, all votes with respect to shares standing in the name of an individual at the close of business on the record date or the date established by the Board of Directors in connection with stockholder action by written consent (including pledged shares) shall be cast only by that individual or such individual's duly authorized proxy. With respect to shares held by a representative of the estate of a deceased stockholder, or a guardian, conservator, custodian or trustee, even though the shares do not stand in the name of such holder, votes may be cast by such holder upon proof of such representative capacity. In the case of shares under the control of a receiver, the receiver may cast votes carried by such shares, even though the shares do not stand of record in the name of the receiver, provided that the order of a court of competent jurisdiction which appoints the receiver contains the authority to cast votes carried by such shares. If shares stand of record in the name of a minor, votes may be cast by the duly appointed guardian of the estate of such minor only if such guardian has provided the Corporation with written proof of such appointment.

          (c)   With respect to shares standing of record in the name of another corporation, partnership, limited liability company or other legal entity on the record date, votes may be cast: (i) in the case of a corporation, by such individual as the bylaws of such other corporation prescribe, by such individual as may be appointed by resolution of the board of directors of such other corporation or by such individual (including, without limitation, the officer making the authorization) authorized in writing to do so by the chairman of the board, if any, president, chief executive officer, if any, or any vice president of such corporation; and (ii) in the case of a partnership, limited liability company or other legal entity, by an individual representing such stockholder upon presentation to the Corporation of satisfactory evidence of his or her authority to do so.

          (d)   Notwithstanding anything to the contrary contained herein and except for the Corporation's shares held in a fiduciary capacity, the Corporation shall not vote, directly or indirectly, shares of its own stock owned by it; and such shares shall not be counted in determining the total number of outstanding shares entitled to vote.

          (e)   Any holder of shares entitled to vote on any matter may cast a portion of the votes in favor of such matter and refrain from casting the remaining votes or cast the same against the proposal, except in the case of elections of directors. If such holder entitled to vote does vote any of such stockholder's shares affirmatively and fails to specify the number of affirmative votes, it will be conclusively presumed that the holder is casting affirmative votes with respect to all shares held.

          (f)    With respect to shares standing of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, husband and wife as community property, tenants by the entirety, voting trustees or otherwise and shares held by two or more persons (including proxy holders) having the same fiduciary relationship in respect to the same shares, votes may be cast in the following manner:

              (i)  If only one person votes, the vote of such person binds all.

             (ii)  If more than one person casts votes, the act of the majority so voting binds all.

            (iii)  If more than one person casts votes, but the vote is evenly split on a particular matter, the votes shall be deemed cast proportionately, as split.

          (g)   If a quorum is present, unless the Articles of Incorporation, these Bylaws, the NRS, or other applicable law provide for a different proportion, action by the stockholders entitled to vote on a matter, other than the election of directors, is approved by and is the act of the stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, unless voting by classes or series is required for any action of the stockholders by the laws of the State of Nevada, the Articles of Incorporation or these Bylaws, in which case the number of votes cast in favor of the action by the voting power of each such class or series must exceed the number of votes cast in opposition to the action by the voting power of each such class or series.

          (h)   If a quorum is present, directors shall be elected by a plurality of the votes cast.

        Section 2.8    Actions at Meetings Not Regularly Called; Ratification and Approval.

          (a)   Whenever all persons entitled to vote at any meeting consent, either by: (i) a writing on the records of the meeting or filed with the secretary, (ii) presence at such meeting and oral consent entered on the minutes, or (iii) taking part in the deliberations at such meeting without objection, such meeting shall be as valid as if a meeting were regularly called and noticed.

          (b)   At such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time.

          (c)   If any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of the meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting.

          (d)   Such consent or approval may be by proxy or power of attorney, but all such proxies and powers of attorney must be in writing.

        Section 2.9    Proxies.     At any meeting of stockholders, any holder of shares entitled to vote may designate, in a manner permitted by the laws of the State of Nevada, another person or persons to act as a proxy or proxies. If a stockholder designates two or more persons to act as proxies, then a majority of those persons present at a meeting has and may exercise all of the powers conferred by the stockholder or, if only one is present, then that one has and may exercise all of the powers conferred by the stockholder, unless the stockholder provides otherwise. Every proxy shall continue in full force and effect until its expiration or revocation in a manner permitted by the laws of the State of Nevada.

        Section 2.10    Telephonic Meetings.     Stockholders may participate in a meeting of the stockholders by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 2.10 constitutes presence in person at the meeting.

        Section 2.11    Action Without a Meeting.     Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the holders of the voting power that would be required to approve such action at a meeting. A meeting of the stockholders need not be called or noticed whenever action is taken by written consent. The written consent may be signed in multiple counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the stockholders.

        Section 2.12    Organization.

          (a)   Meetings of stockholders shall be presided over by the chairman of the board, or, in the absence of the chairman, by the vice-chairman of the board, or in the absence of the vice-chairman, the president, or, in the absence of the president, by the chief executive officer, if any, or, in the absence of the foregoing persons, by a chairman designated by the Board of Directors, or, in the absence of such designation by the Board of Directors, by a chairman chosen at the meeting by the stockholders entitled to cast a majority of the votes which all stockholders present in person or by proxy are entitled to cast. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitation on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

          (b)   The chairman of the meeting may appoint one or more inspectors of elections. The inspector or inspectors may (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the number of shares represented at a meeting and the validity of proxies or ballots; (iii) count all votes and ballots; (iv) determine any challenges made to any determination made by the inspector(s); and (v) certify the determination of the number of shares represented at the meeting and the count of all votes and ballots.

        Section 2.13    Absentees' Consent to Meetings.     Transactions of any meeting of the stockholders are as valid as though had at a meeting duly held after regular call and notice if a quorum is represented, either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not represented in person or by proxy (and those who, although present, either object at the beginning of the meeting to the transaction of any business because the meeting has not been lawfully called or convened or expressly object at the meeting to the consideration of matters not included in the notice which are legally or by the terms of these Bylaws required to be included therein), signs a written waiver of notice and/or consent to the holding of the meeting or an approval of the minutes thereof. All such waivers, consents, and approvals shall be filed with the corporate records and made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called, noticed or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not properly included in the notice if such objection is expressly made at the time any such matters are presented at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of stockholders need be specified in any written waiver of notice or consent, except as otherwise provided in these Bylaws.

ARTICLE III
DIRECTORS

        Section 3.1    General Powers; Performance of Duties.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided in Chapter 78 of the NRS or the Articles of Incorporation.

        Section 3.2    Number, Tenure, and Qualifications.     The Board of Directors shall consist of at least one (1) individual and not more than ten (10) individuals. The number of directors within the foregoing fixed minimum and maximum may be established and changed from time to time by resolution adopted by the Board of Directors or the stockholders without amendment to these Bylaws or the Articles of Incorporation. Each director shall hold office until his or her successor shall be elected or appointed or until his or her earlier death, retirement, disqualification, resignation or removal. No reduction of the number of directors shall have the effect of removing any director prior to the expiration of his or her term of office. No provision of this Section 3.2 shall restrict the right of the Board of Directors to fill vacancies or the right of the stockholders to remove directors as is hereinafter provided.

        Section 3.3    Chairman of the Board.     The Board of Directors may elect a chairman of the board from the members of the Board of Directors, who shall preside at all meetings of the Board of Directors and stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors, these Bylaws or as provided by law. If no chairman of the board is appointed or if the chairman is absent from a Board meeting, then the Board of Directors may appoint a chairman for the sole purpose of presiding at any such meeting. If no chairman of the board is appointed or if the chairman is absent from any stockholder meeting, then the president shall preside at such stockholder meeting. If the president is absent from any stockholder meeting, the stockholders may appoint a substitute chairman solely for the purpose of presiding over such stockholder meeting.

        Section 3.4    Removal and Resignation of Directors.     Subject to any rights of the holders of preferred stock, if any, and except as otherwise provided in the NRS, any director may be removed from office with or without cause by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock of the Corporation entitled to vote generally in the election of directors (voting as a single class), excluding stock entitled to vote only upon the happening of a fact or event unless such fact or event shall have occurred. Any director may resign effective upon giving written notice, unless the notice specifies a later time for effectiveness of such resignation, to the chairman of the board, if any, the president or the secretary, or in the absence of all of them, any other officer of the Corporation. Notwithstanding any later effective date set forth in such notice, the Board of Directors may elect to treat such resignation as effective immediately upon receipt.

        Section 3.5    Vacancies; Newly Created Directorships.     Subject to any rights of the holders of preferred stock, if any, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled by a majority vote of the directors then in office or by a sole remaining director, in either case though less than a quorum, and the director(s) so chosen shall hold office for a term expiring at the next annual meeting of stockholders and when their successors are elected or appointed, at which the term of the class to which he or she has been elected expires, or until his or her earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

        Section 3.6    Annual and Regular Meetings.     Immediately following the adjournment of, and at the same place as, the annual or any special meeting of the stockholders at which directors are elected, the Board of Directors, including directors newly elected, shall hold its annual meeting without call or notice, other than this provision, to elect officers and to transact such further business as may be necessary or appropriate. The Board of Directors may provide by resolution the place, date, and hour for holding regular meetings between annual meetings.

        Section 3.7    Special Meetings.     Subject to any rights of the holders of preferred stock, if any, and except as otherwise required by law, special meetings of the Board of Directors may be called by the chairman of the board, or if there be no chairman of the board, by the president, the chief executive officer, if any, or the secretary, and shall be called by the chairman of the board, if any, the president, the chief executive officer, if any, or the secretary upon the request of any two directors, or, if there are fewer than two directors, upon the request of the sole director. If the chairman of the board, or if there be no chairman of the board, each of the president, the chief executive officer, if any, and the secretary, refuses or neglects to call such special meeting, a special meeting may be called by notice signed by any two directors.

        Section 3.8    Place of Meetings.     Any regular or special meeting of the Board of Directors may be held at such place as the Board of Directors, or in the absence of such designation, as the notice calling such meeting, may designate. A waiver of notice signed by the directors may designate any place for the holding of such meeting.

        Section 3.9    Notice of Meetings.     Except as otherwise provided in Section 3.6, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation, at least forty-eight (48) hours before the time of such meeting, a copy of a written notice of any meeting (a) by delivery of such notice personally, (b) by mailing such notice postage prepaid, (c) by facsimile, (d) by overnight courier, (e) by telegram, or (f) by electronic transmission or electronic writing, including, without limitation, e-mail. If mailed to an address inside the United States, the notice shall be deemed delivered two (2) business days following the date the same is deposited in the United States mail, postage prepaid. If mailed to an address outside the United States, the notice shall be deemed delivered four (4) business days following the date the same is deposited in the United States mail, postage prepaid. If sent via facsimile, by electronic transmission or electronic writing, including, without limitation, e-mail, the notice shall be deemed delivered upon sender's receipt of confirmation of the successful transmission. If sent via overnight courier, the notice shall be deemed delivered the business day following the delivery of such notice to the courier. If the address of any director is incomplete or does not appear upon the records of the Corporation it will be sufficient to address any notice to such director at the registered office of the Corporation. Any director may waive notice of any meeting, and the attendance of a director at a meeting and oral consent entered on the minutes of such meeting shall constitute waiver of notice of the meeting unless such director objects, prior to the transaction of any business, that the meeting was not lawfully called, noticed or convened. Attendance for the express purpose of objecting to the transaction of business thereat because the meeting was not properly called or convened shall not constitute presence or a waiver of notice for purposes hereof.

        Section 3.10    Quorum; Adjourned Meetings.

          (a)   A majority of the directors in office, at a meeting duly assembled, is necessary to constitute a quorum for the transaction of business.

          (b)   At any meeting of the Board of Directors where a quorum is not present, a majority of those present may adjourn, from time to time, until a quorum is present, and no notice of such adjournment shall be required. At any adjourned meeting where a quorum is present, any business may be transacted which could have been transacted at the meeting originally called.

        Section 3.11    Manner of Acting.     Except as provided in Section 3.13, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present is the act of the Board of Directors.

        Section 3.12    Telephonic Meetings.     Members of the Board of Directors or of any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or such committee by means of a telephone conference or video or similar method of communication by which all persons participating in such meeting can hear each other. Participation in a meeting pursuant to this Section 3.12 constitutes presence in person at the meeting.

        Section 3.13    Action Without Meeting.     Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed in counterparts, including, without limitation, facsimile counterparts, and shall be filed with the minutes of the proceedings of the Board of Directors or committee.

        Section 3.14    Powers and Duties.

          (a)   Except as otherwise restricted by the laws of the State of Nevada or the Articles of Incorporation, the Board of Directors has full control over the business and affairs of the Corporation. The Board of Directors may delegate any of its authority to manage, control or conduct the business of the Corporation to any standing or special committee, or to any officer or agent, and to appoint any persons to be agents of the Corporation with such powers, including the power to subdelegate, and upon such terms as may be deemed fit.

          (b)   The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may (i) require that any votes cast at such meeting shall be cast by written ballot, and/or (ii) submit any contract or act for approval or ratification at any annual meeting of the stockholders or any special meeting properly called and noticed for the purpose of considering any such contract or act, provided a quorum is present.

          (c)   The Board of Directors may, by resolution passed by a majority of the directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Subject to applicable law and to the extent provided in the resolution of the Board of Directors, any such committee shall have and may exercise all the powers of the Board of Directors in the management of the business and affairs of the Corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

        Section 3.15    Compensation.     The Board of Directors, without regard to personal interest, may establish the compensation of directors for services in any capacity. If the Board of Directors establishes the compensation of directors pursuant to this Section 3.15, such compensation is presumed to be fair to the Corporation unless proven unfair by a preponderance of the evidence.

        Section 3.16    Organization.     Meetings of the Board of Directors shall be presided over by the chairman of the board, or in the absence of the chairman of the board, by the vice-chairman, or in his or her absence, by a chairman chosen at the meeting. The secretary, or in the absence of the secretary an assistant secretary, shall act as secretary of the meeting, but in the absence of the secretary and any assistant secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. The order of business at each such meeting shall be as determined by the chairman of the meeting.

ARTICLE IV
OFFICERS

        Section 4.1    Election.     The Board of Directors, at its annual meeting, shall elect and appoint a president, a secretary and a treasurer, or the equivalent of such officers. Such officers shall serve until the next succeeding annual meeting of the Board of Directors and until their respective successors are elected and appointed and shall qualify or until their earlier resignation or removal. The Board of Directors may from time to time, by resolution, elect or appoint such other officers and agents as it may deem advisable, who shall hold office at the will and pleasure of the Board of Directors, and shall have such powers and duties and be paid such compensation as may be directed by the Board of Directors. Any individual may hold two or more offices.

        Section 4.2    Removal; Resignation.     Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors with or without cause. Any officer may resign at any time upon written notice to the Corporation. Any such removal or resignation shall be subject to the rights, if any, of the respective parties under any contract between the Corporation and such officer or agent.

        Section 4.3    Vacancies.     Any vacancy in any office because of death, resignation, removal or otherwise may be filled by the Board of Directors for the unexpired portion of the term of such office.

        Section 4.4    Chief Executive Officer.     The Board of Directors may elect a chief executive officer who, subject to the supervision and control of the Board of Directors, shall have the ultimate responsibility for the management and control of the business and affairs of the Corporation and perform such other duties and have such other powers which are delegated to him or her by the Board of Directors, these Bylaws or as provided by law.

        Section 4.5    President.     The president, subject to the supervision and control of the Board of Directors, shall in general actively supervise and control the business and affairs of the Corporation. The president shall keep the Board of Directors fully informed as the Board of Directors may request and shall consult the Board of Directors concerning the business of the Corporation. The president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the chief executive officer, if any, these Bylaws or as provided by law.

        Section 4.6    Vice Presidents.     The Board of Directors may elect one or more vice presidents. In the absence or disability of the president, or at the president's request, the vice president or vice presidents, in order of their rank as fixed by the Board of Directors, and if not ranked, the vice presidents in the order designated by the Board of Directors, or in the absence of such designation, in the order designated by the president, shall perform all of the duties of the president, and when so acting, shall have all the powers of, and be subject to all the restrictions on the president. Each vice president shall perform such other duties and have such other powers which are delegated and assigned to him or her by the Board of Directors, the president, these Bylaws or as provided by law.

        Section 4.7    Secretary.     The secretary shall attend all meetings of the stockholders, the Board of Directors and any committees thereof, and shall keep, or cause to be kept, the minutes of proceedings thereof in books provided for that purpose. He or she shall keep, or cause to be kept, a register of the stockholders of the Corporation and shall be responsible for the giving of notice of meetings of the stockholders, the Board of Directors and any committees thereof, and shall see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law. The secretary shall be custodian of the corporate seal (if any), the records of the Corporation, the stock certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors or any appropriate committee may direct. The secretary shall perform all other duties commonly incident to his or her office and shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

        Section 4.8    Assistant Secretaries.     An assistant secretary shall, at the request of the secretary, or in the absence or disability of the secretary, perform all the duties of the secretary. He or she shall perform such other duties as are assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law.

        Section 4.9    Treasurer.     The treasurer, subject to the order of the Board of Directors, shall have the care and custody of, and be responsible for, all of the money, funds, securities, receipts and valuable papers, documents and instruments of the Corporation, and all books and records relating thereto. The treasurer shall keep, or cause to be kept, full and accurate books of accounts of the Corporation's transactions, which shall be the property of the Corporation, and shall render financial reports and statements of condition of the Corporation when so requested by the Board of Directors, the chairman of the board, if any, the chief executive officer, if any, or the president. The treasurer shall perform all other duties commonly incident to his or her office and such other duties as may, from time to time, be assigned to him or her by the Board of Directors, the chief executive officer, if any, the president, these Bylaws or as provided by law. The treasurer shall, if required by the Board of Directors, give bond to the Corporation in such sum and with such security as shall be approved by the Board of Directors for the faithful performance of all the duties of the treasurer and for restoration to the Corporation, in the event of the treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the treasurer's custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation. If a chief financial officer of the Corporation has not been appointed, the treasurer may be deemed the chief financial officer of the Corporation.

        Section 4.10    Assistant Treasurers.     An assistant treasurer shall, at the request of the treasurer, or in the absence or disability of the treasurer, perform all the duties of the treasurer. He or she shall perform such other duties which are assigned to him or her by the Board of Directors, the chief executive officer, the president, the treasurer, these Bylaws or as provided by law. The Board of Directors may require an assistant treasurer to give a bond to the Corporation in such sum and with such security as it may approve, for the faithful performance of the duties of the assistant treasurer, and for restoration to the Corporation, in the event of the assistant treasurer's death, resignation, retirement or removal from office, of all books, records, papers, vouchers, money and other property in the assistant treasurer's custody or control and belonging to the Corporation. The expense of such bond shall be borne by the Corporation.

        Section 4.11    Execution of Negotiable Instruments, Deeds and Contracts.     All (a) checks, drafts, notes, bonds, bills of exchange, and orders for the payment of money of the Corporation, (b) deeds, mortgages, proxies, powers of attorney and other written contracts, documents, instruments and agreements to which the Corporation shall be a party and (c) assignments or endorsements of stock certificates, registered bonds or other securities owned by the Corporation shall be signed in the name of the Corporation by such officers or other persons as the Board of Directors may from time to time designate. The Board of Directors may authorize the use of the facsimile signatures of any such persons. Any officer of the Corporation shall be authorized to attend, act and vote, or designate another officer or an agent of the Corporation to attend, act and vote, at any meeting of the owners of any entity in which the Corporation may own an interest or to take action by written consent in lieu thereof. Such officer or agent, at any such meeting or by such written action, shall possess and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such interest.

ARTICLE V
CAPITAL STOCK

        Section 5.1    Issuance.     Shares of the Corporation's authorized capital stock shall, subject to any provisions or limitations of the laws of the State of Nevada, the Articles of Incorporation or any contracts or agreements to which the Corporation may be a party, be issued in such manner, at such times, upon such conditions and for such consideration as shall be prescribed by the Board of Directors.

        Section 5.2    Stock Certificates and Uncertificated Shares.

          (a)   Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by (i) the president, the chief executive officer, if any, or a vice president, and (ii) the secretary, an assistant secretary, the treasurer or the chief financial officer, if any, of the Corporation (or any other two officers or agents so authorized by the Board of Directors), certifying the number of shares of stock owned by him, her or it in the Corporation; provided that the Board of Directors may authorize the issuance of uncertificated shares of some or all of any or all classes or series of the Corporation's stock. Any such issuance of uncertificated shares shall have no effect on existing certificates for shares until such certificates are surrendered to the Corporation, or on the respective rights and obligations of the stockholders. Whenever any such certificate is countersigned or otherwise authenticated by a transfer agent or a transfer clerk and by a registrar (other than the Corporation), then a facsimile of the signatures of any corporate officers or agents, the transfer agent, transfer clerk or the registrar of the Corporation may be printed or lithographed upon the certificate in lieu of the actual signatures. In the event that any officer or officers who have signed, or whose facsimile signatures have been used on any certificate or certificates for stock cease to be an officer or officers because of death, resignation or other reason, before the certificate or certificates for stock have been delivered by the Corporation, the certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed the certificate or certificates, or whose facsimile signature or signatures have been used thereon, had not ceased to be an officer or officers of the Corporation.

          (b)   Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written statement certifying the number and class (and the designation of the series, if any) of the shares owned by such stockholder in the Corporation and any restrictions on the transfer or registration of such shares imposed by the Articles of Incorporation, these Bylaws, any agreement among stockholders or any agreement between the stockholders and the Corporation, and, at least annually thereafter, the Corporation shall provide to such stockholders of record holding uncertificated shares, a written statement confirming the information contained in such written statement previously sent. Except as otherwise expressly provided by law, the rights and obligations of the stockholders of the Corporation shall be identical whether or not their shares of stock are represented by certificates.

          (c)   Each certificate representing shares shall state the following upon the face thereof: the name of the state of the Corporation's organization; the name of the person to whom issued; the number and class of shares and the designation of the series, if any, which such certificate represents; the par value of each share, if any, represented by such certificate or a statement that the shares are without par value. Certificates of stock shall be in such form consistent with law as shall be prescribed by the Board of Directors. No certificate shall be issued until the shares represented thereby are fully paid. In addition to the foregoing, all certificates evidencing shares of the Corporation's stock or other securities issued by the Corporation shall contain such legend or legends as may from time to time be required by the NRS or such other federal, state or local laws or regulations then in effect.

        Section 5.3    Surrendered; Lost or Destroyed Certificates.     All certificates surrendered to the Corporation, except those representing shares of treasury stock, shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been canceled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor. However, any stockholder applying for the issuance of a stock certificate in lieu of one alleged to have been lost, stolen, destroyed or mutilated shall, prior to the issuance of a replacement, provide the Corporation with his, her or its affidavit of the facts surrounding the loss, theft, destruction or mutilation and, if required by the Board of Directors, an indemnity bond in an amount not less than twice the current market value of the stock, and upon such terms as the treasurer or the Board of Directors shall require which shall indemnify the Corporation against any loss, damage, cost or inconvenience arising as a consequence of the issuance of a replacement certificate.

        Section 5.4    Replacement Certificate.     When the Articles of Incorporation are amended in any way affecting the statements contained in the certificates for outstanding shares of capital stock of the Corporation or it becomes desirable for any reason, in the discretion of the Board of Directors, including, without limitation, the merger of the Corporation with another Corporation or the conversion or reorganization of the Corporation, to cancel any outstanding certificate for shares and issue a new certificate therefor conforming to the rights of the holder, the Board of Directors may order any holders of outstanding certificates for shares to surrender and exchange the same for new certificates within a reasonable time to be fixed by the Board of Directors. The order may provide that a holder of any certificate(s) ordered to be surrendered shall not be entitled to vote, receive distributions or exercise any other rights of stockholders of record until the holder has complied with the order, but the order operates to suspend such rights only after notice and until compliance.

        Section 5.5    Transfer of Shares.     No transfer of stock shall be valid as against the Corporation except on surrender and cancellation of any certificate(s) therefor accompanied by an assignment or transfer by the registered owner made either in person or under assignment. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled and issuance of new, equivalent uncertificated shares or certificated shares shall be made to the stockholder entitled thereto and the transaction shall be recorded on the transfer books of the Corporation. Whenever any transfer shall be expressly made for collateral security and not absolutely, the collateral nature of the transfer shall be reflected in the entry of transfer in the records of the Corporation.

        Section 5.6    Transfer Agent; Registrars.     The Board of Directors may appoint one or more transfer agents, transfer clerks and registrars of transfer and may require all certificates for shares of stock to bear the signature of such transfer agents, transfer clerks and/or registrars of transfer.

        Section 5.7    Miscellaneous.     The Board of Directors shall have the power and authority to make such rules and regulations not inconsistent herewith as it may deem expedient concerning the issue, transfer, and registration of certificates for shares of the Corporation's stock.

ARTICLE VI
DISTRIBUTIONS

        Distributions may be declared, subject to the provisions of the laws of the State of Nevada and the Articles of Incorporation, by the Board of Directors and may be paid in cash, property, shares of corporate stock, or any other medium. The Board of Directors may fix in advance a record date, in accordance with and as provided in Section 2.5, prior to the distribution for the purpose of determining stockholders entitled to receive any distribution.

ARTICLE VII
RECORDS; REPORTS; SEAL; AND FINANCIAL MATTERS

        Section 7.1    Records.     All original records of the Corporation, shall be kept at the principal office of the Corporation by or under the direction of the secretary or at such other place or by such other person as may be prescribed by these Bylaws or the Board of Directors.

        Section 7.2    Corporate Seal.     The Board of Directors may, by resolution, authorize a seal, and the seal may be used by causing it, or a facsimile, to be impressed or affixed or reproduced or otherwise. Except when otherwise specifically provided herein, any officer of the Corporation shall have the authority to affix the seal to any document requiring it.

        Section 7.3    Fiscal Year-End.     The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

        Section 7.4    Reserves.     The Board of Directors may create, by resolution, such reserves as the directors may, from time to time, in their discretion, deem proper to provide for contingencies, to equalize distributions or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors may deem beneficial to the Corporation, and the Board of Directors may modify or abolish any such reserves in the manner in which they were created.

ARTICLE VIII
INDEMNIFICATION

        Section 8.1    Indemnification and Insurance.

          (a)    Indemnification of Directors and Officers.

              (i)  For purposes of this Article VIII, (A) "Indemnitee" shall mean each director or officer who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding (as hereinafter defined), by reason of the fact that he or she is or was a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or is or was serving in any capacity at the request of the Corporation as a director, officer, employee, agent, partner, member, manager or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise; and (B) "Proceeding" shall mean any threatened, pending, or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative.

             (ii)  Each Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the laws of the State of Nevada against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding; provided that such Indemnitee either is not liable pursuant to NRS 78.138 or acted in good faith and in a manner such Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any Proceeding that is criminal in nature, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnitee is liable pursuant to NRS 78.138 or did not act in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful. The Corporation shall not indemnify an Indemnitee for any claim, issue or matter as to which the Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for any amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the Proceeding was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts as the court deems proper. Except as so ordered by a court and for advancement of expenses pursuant to this Section 8.1, indemnification may not be made to or on behalf of an Indemnitee if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of law and was material to the cause of action. Notwithstanding anything to the contrary contained in these Bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder.

            (iii)  Indemnification pursuant to this Section 8.1 shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or member, manager or managing member of a predecessor limited liability company or affiliate of such limited liability company or a director, officer, employee, agent, partner, member, manager or fiduciary of, or to serve in any other capacity for, another corporation or any partnership, joint venture, limited liability company, trust or other enterprise and shall inure to the benefit of his or her heirs, executors and administrators.

            (iv)  The expenses of Indemnitees must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as such expenses are incurred and in advance of the final disposition of the Proceeding, upon receipt of an undertaking by or on behalf of such Indemnitee to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an Indemnitee is successful on the merits or otherwise in defense of any Proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred in by him or her in connection with the defense.

          (b)    Indemnification of Employees and Other Persons.    The Corporation may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

          (c)    Non-Exclusivity of Rights.    The rights to indemnification provided in this Article VIII shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation or these Bylaws, agreement, vote of stockholders or directors, or otherwise.

          (d)    Insurance.    The Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses.

          (e)    Other Financial Arrangements.    The other financial arrangements which may be made by the Corporation may include the following: (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; (iii) the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the Corporation; and (iv) the establishment of a letter of credit, guarantee or surety. No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to advancement of expenses or indemnification ordered by a court.

          (f)    Other Matters Relating to Insurance or Financial Arrangements.    Any insurance or other financial arrangement made on behalf of a person pursuant to this Section 8.1 may be provided by the Corporation or any other person approved by the Board of Directors, even if all or part of the other person's stock or other securities is owned by the Corporation. In the absence of fraud,

  (i) the decision of the Board of Directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Section 8.1 and the choice of the person to provide the insurance or other financial arrangement is conclusive; and (ii) the insurance or other financial arrangement is not void or voidable and does not subject any director approving it to personal liability for his action; even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

        Section 8.2    Amendment.     The provisions of this Article VIII relating to indemnification shall constitute a contract between the Corporation and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as specifically provided in this Section 8.2. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article VIII which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an Indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment. Notwithstanding any other provision of these Bylaws (including, without limitation, Article X), no repeal or amendment of these Bylaws shall affect any or all of this Article VIII so as to limit or reduce the indemnification in any manner unless adopted by (a) the unanimous vote of the directors of the Corporation then serving, or (b) by the stockholders as set forth in Article X; provided that no such amendment shall have a retroactive effect inconsistent with the preceding sentence.

ARTICLE IX
CHANGES IN NEVADA LAW

        References in these Bylaws to the laws of the State of Nevada or the NRS or to any provision thereof shall be to such law as it existed on the date these Bylaws were adopted or as such law thereafter may be changed; provided that (i) in the case of any change which expands the liability of directors or officers or limits the indemnification rights or the rights to advancement of expenses which the Corporation may provide in Article VIII, the rights to limited liability, to indemnification and to the advancement of expenses provided in the Articles of Incorporation and/or these Bylaws shall continue as theretofore to the extent permitted by law and (ii) if such change permits the Corporation, without the requirement of any further action by stockholders or directors, to limit further the liability of directors or limit the liability of officers or to provide broader indemnification rights or rights to the advancement of expenses than the Corporation was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

ARTICLE X
AMENDMENT OR REPEAL

        Section 10.1    Amendment of Bylaws.

          (a)    Board of Directors.    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to amend or repeal these Bylaws, and to adopt new bylaws.

          (b)    Stockholders.    Notwithstanding Section 10.1(a), these Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

*****

 CERTIFICATION

        The undersigned, as the duly elected Secretary of American Wagering, Inc., a Nevada corporation (the "Corporation"), does hereby certify that the foregoing Amended and Restated Bylaws were adopted as the bylaws of the Corporation by the Board of Directors of the Corporation as of                        , 201  .

, Secretary

Exhibit C

WRITTEN CONSENT

OF THE STOCKHOLDERS

HOLDING A MAJORITY OF THE

ISSUED AND OUTSTANDING COMMON STOCK OF

AMERICAN WAGERING,  INC.

Pursuant to Nevada Revised Statutes 78.320(2)

April 13, 2011

        Pursuant to Nevada Revised Statutes ("NRS") 78.320(2), the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of American Wagering, Inc., a Nevada corporation (the "Company"), the undersigned, being the record holders, in the aggregate, of 4,239,254 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and as such constituting not less than a majority of the voting power of the stockholders of the Company, do hereby irrevocably consent to the adoption of the following resolutions in lieu of a special meeting of the stockholders of the Company:

Adoption of the Merger Agreement

        WHEREAS, the Board of Directors of the Company (the "Board") has (i) approved, adopted and declared advisable (A) the Agreement and Plan of Merger (the "Merger Agreement"), among the Company, William Hill Holdings Limited, a private limited company formed under the laws of England and Wales ("Parent"), and AW Sub Co., a Nevada corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), a copy of which is attached hereto as Exhibit A, pursuant to which, among other things, Merger Subsidiary will be merged with and into the Company, with the Company as the surviving entity (the "Merger"), and (B) the transactions contemplated by the Merger Agreement, including the Merger; (ii) declared that it is in the best interests of the Company and its stockholders that the Company enter into the Merger Agreement and consummate the transactions contemplated thereby on the terms and subject to the conditions set forth therein; (iii) declared that the terms of the Merger are fair to the Company and its stockholders; (iv) approved the submission of the Merger Agreement to the stockholders of the Company for their consideration and approval; and (v) recommended that the stockholders of the Company adopt and approve the Merger Agreement;

        WHEREAS, the Merger Agreement was executed by the parties thereto on April 13, 2011 (the "Signing Date");

        WHEREAS, the Merger Agreement provides that, at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of Common Stock (other than (i) shares of Common Stock held in the treasury of the Company or by Parent or Merger Subsidiary immediately prior to the Effective Time, (ii) shares of Common Stock held by any subsidiary of the Company and (iii) shares in respect of which dissenter's rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

        WHEREAS, contemporaneous with the Closing (as defined in the Merger Agreement), Parent shall cause (A) a wholly-owned subsidiary of Parent to pay to the Company an amount equal to the sum of (i) $1,416,200 and (ii) all of the additional accrued but unpaid interest on the Preferred Shares (as defined in the Merger Agreement) for the period from the Signing Date through the Closing Date (as defined in the Merger Agreement), which the Company will use at the Closing to redeem in cash from the holders of the Preferred Shares each issued and outstanding share of Preferred Shares and (B) the Surviving Corporation (as defined in the Merger Agreement) to honor the cashing of checks held by the holders of Preferred Shares representing accrued interest on the Preferred Shares for the period prior to the execution of the Merger Agreement;

        WHEREAS, the Merger Agreement provides that, at the Closing, each outstanding stock warrant and option to purchase shares of Company Stock that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder as soon as practicable following the Effective Time an amount in cash equal to the product of (i) the excess of the Merger Consideration over the exercise price per share of Company Stock under such stock warrant or option, and (ii) the number of shares of Company Stock subject to such stock warrant or option; and

        WHEREAS, each of the undersigned has reviewed the Merger Agreement and such other information as he, she or it believes necessary to make an informed decision concerning his, her or its consent with respect to the approval of the Merger Agreement, and each of the undersigned has had the opportunity to consult with his, her or its own legal, tax and/or financial advisors regarding the consequences to him, her or it (as a stockholder of the Company and otherwise) of the Merger Agreement and the transactions contemplated thereby, including the Merger.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects; and

        RESOLVED, FURTHER, that this written consent may be executed in two or more counterparts, each of which shall be deemed an original and together constitute one and the same consent, and that the actions taken by this written consent shall have the same force and effect as if taken at a duly noticed and held special meeting of the Company's stockholders and that this written consent is irrevocable.

[Signatures appear on the following page.]

        IN WITNESS WHEREOF, each of the undersigned has executed this irrevocable written consent as of the date first set forth above.

Victor J. Salerno
Judith L. Zimbelmann
Robert R. Barengo
Alpine Advisors LLC
By:
	Name:	Don R. Kornstein
	Title:	Managing Member

[Signature Page to Written Consent of a Majority of the Stockholders of American Wagering, Inc.—Merger Approval]

Annex B

CHAPTER 92A—MERGERS, CONVERSIONS, EXCHANGES AND DOMESTICATIONS

GENERAL PROVISIONS

NRS 92A.005	Definitions.
NRS 92A.007	"Approval" and "vote" defined.
NRS 92A.0075	"Articles," "articles of incorporation" and "certificate of incorporation" defined.
NRS 92A.008	"Business trust" defined.
NRS 92A.009	"Charter document" defined.
NRS 92A.010	"Constituent document" defined.
NRS 92A.015	"Constituent entity" defined.
NRS 92A.020	"Domestic" defined.
NRS 92A.022	"Domestic business trust" defined.
NRS 92A.025	"Domestic corporation" defined.
NRS 92A.027	"Domestic general partnership" defined.
NRS 92A.030	"Domestic limited-liability company" defined.
NRS 92A.035	"Domestic limited partnership" defined.
NRS 92A.040	"Domestic nonprofit corporation" defined.
NRS 92A.045	"Entity" defined.
NRS 92A.050	"Exchange" defined.
NRS 92A.055	"Foreign" defined.
NRS 92A.060	"Limited partner" defined.
NRS 92A.070	"Member" defined.
NRS 92A.075	"Owner" defined.
NRS 92A.080	"Owner's interest" defined.
NRS 92A.083	"Principal office" defined.
NRS 92A.085	"Record" defined.
NRS 92A.090	"Resulting entity" defined.
NRS 92A.092	"Senior executive" defined.
NRS 92A.093	"Sign" defined.
NRS 92A.097	"Signature" defined.

AUTHORITY, PROCEDURE AND EFFECT

NRS 92A.100	Authority for merger; approval, contents and form of plan of merger.
NRS 92A.105	Authority for conversion; approval, form and contents of plan of conversion.
NRS 92A.110	Authority for exchange; approval, contents and form of plan of exchange.
NRS 92A.120	Approval of plan of merger, conversion or exchange for domestic corporation.
NRS 92A.130	Approval of plan of merger for domestic corporation: Conditions under which action by stockholders of surviving corporation is not required.
NRS 92A.135	Approval of plan of conversion for domestic general partnership.
NRS 92A.140	Approval of plan of merger, conversion or exchange for domestic limited partnership.
NRS 92A.150	Approval of plan of merger, conversion or exchange for domestic limited-liability company.
NRS 92A.160	Approval of plan of merger or exchange for domestic nonprofit corporation.
NRS 92A.165	Approval of plan of merger, conversion or exchange for domestic business trust.
NRS 92A.170	Abandonment of planned merger, conversion or exchange before filing of articles.
NRS 92A.175	Termination of planned merger, conversion or exchange after filing of articles.
NRS 92A.180	Merger of subsidiary into parent or parent into subsidiary.

NRS 92A.190	Merger or exchange with foreign entity.
NRS 92A.195	Conversion of foreign entity or foreign general partnership.
NRS 92A.200	Filing requirements for mergers or exchanges; dependency of terms of plan of merger, conversion or exchange on extrinsic facts.
NRS 92A.205	Filing requirements for conversions.
NRS 92A.207	Form required for filing of records.
NRS 92A.210	Filing fees.
NRS 92A.220	Duty when entire plan of merger, conversion or exchange is not set forth in articles.
NRS 92A.230	Signing of articles of merger, conversion or exchange.
NRS 92A.240	Effective date of merger, conversion or exchange; articles of termination.
NRS 92A.250	Effect of merger, conversion or exchange.
NRS 92A.260	Liability of owner after merger, conversion or exchange.
NRS 92A.270	Domestication of undomesticated organization.
NRS 92A.280	Cancellation of filings.

RIGHTS OF DISSENTING OWNERS

NRS 92A.300	Definitions.
NRS 92A.305	"Beneficial stockholder" defined.
NRS 92A.310	"Corporate action" defined.
NRS 92A.315	"Dissenter" defined.
NRS 92A.320	"Fair value" defined.
NRS 92A.325	"Stockholder" defined.
NRS 92A.330	"Stockholder of record" defined.
NRS 92A.335	"Subject corporation" defined.
NRS 92A.340	Computation of interest.
NRS 92A.350	Rights of dissenting partner of domestic limited partnership.
NRS 92A.360	Rights of dissenting member of domestic limited-liability company.
NRS 92A.370	Rights of dissenting member of domestic nonprofit corporation.
NRS 92A.380	Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
NRS 92A.390	Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
NRS 92A.400	Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
NRS 92A.410	Notification of stockholders regarding right of dissent.
NRS 92A.420	Prerequisites to demand for payment for shares.
NRS 92A.430	Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
NRS 92A.440	Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.
NRS 92A.450	Uncertificated shares: Authority to restrict transfer after demand for payment.
NRS 92A.460	Payment for shares: General requirements.
NRS 92A.470	Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.
NRS 92A.480	Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
NRS 92A.490	Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
NRS 92A.500	Assessment of costs and fees in certain legal proceedings.

GENERAL PROVISIONS

        NRS 92A.005 Definitions.    As used in this chapter, unless the context otherwise requires, the words and terms defined in NRS 92A.007 to 92A.097, inclusive, have the meanings ascribed to them in those sections.

        (Added to NRS by 1995, 2079; A 1997, 726; 1999, 1626; 2001, 1406, 3199; 2003, 3181; 2007, 2702; 2009, 1717)

        NRS 92A.007 "Approval" and "vote" defined.    "Approval" and "vote" as describing action by directors or stockholders mean the vote by directors in person or by written consent, or action of stockholders in person, by proxy or by written consent.

        (Added to NRS by 1997, 726)

        NRS 92A.0075 "Articles," "articles of incorporation" and "certificate of incorporation" defined.    "Articles," "articles of incorporation" and "certificate of incorporation" are synonymous terms and, unless the context otherwise requires, include all certificates filed pursuant to NRS 78.030, 78.1955, 78.209, 78.380, 78.385 and 78.390 and any articles of merger, conversion, exchange or domestication filed pursuant to NRS 92A.200 to 92A.240, inclusive, or 92A.270. Unless the context otherwise requires, these terms include restated articles and certificates of incorporation.

        (Added to NRS by 2003, 3180)

        NRS 92A.008 "Business trust" defined.    "Business trust" means:

        1.     A domestic business trust; or

        2.     An unincorporated association formed pursuant to, existing under or governed by the law of a jurisdiction other than this State and generally described by NRS 88A.030.

        (Added to NRS by 1999, 1626)

        NRS 92A.009 "Charter document" defined.    "Charter document" means the articles of incorporation of a foreign corporation, whether or not for profit, the articles of incorporation of a domestic corporation and a domestic nonprofit corporation, the articles of organization of a limited-liability company, the certificate of limited partnership of a limited partnership or the certificate of trust of a business trust and all amendments thereto.

        (Added to NRS by 2003, 3180)

        NRS 92A.010 "Constituent document" defined.    "Constituent document" means the articles of incorporation or bylaws of a corporation, whether or not for profit, the articles of organization or operating agreement of a limited-liability company, the certificate of limited partnership or partnership agreement of a limited partnership, or the certificate of trust or governing instrument of a business trust.

        (Added to NRS by 1995, 2079; A 2001, 1406, 3199)

        NRS 92A.015 "Constituent entity" defined.    "Constituent entity" means:

        1.     With respect to a merger, each merging or surviving entity;

        2.     With respect to an exchange, each entity whose owner's interests will be acquired or each entity acquiring those interests; and

        3.     With respect to the conversion of an entity or a general partnership, the entity or general partnership that will be converted into another entity.

        (Added to NRS by 1995, 2079; A 2001, 1407, 3199)

        NRS 92A.020 "Domestic" defined.    "Domestic" as applied to an entity means one organized and existing under the laws of this State.

        (Added to NRS by 1995, 2079)

        NRS 92A.022 "Domestic business trust" defined.    "Domestic business trust" means a business trust formed and existing pursuant to the provisions of chapter 88A of NRS.

        (Added to NRS by 1999, 1626)

        NRS 92A.025 "Domestic corporation" defined.    "Domestic corporation" means a corporation organized and existing under chapter 78, 78A or 89 of NRS, or a nonprofit cooperative corporation organized pursuant to NRS 81.010 to 81.160, inclusive.

        (Added to NRS by 1995, 2079; A 1997, 726)

        NRS 92A.027 "Domestic general partnership" defined.    "Domestic general partnership" means a general partnership governed by the provisions of chapter 87 of NRS.

        (Added to NRS by 2001, 1403; A 2001, 3199)

        NRS 92A.030 "Domestic limited-liability company" defined.    "Domestic limited-liability company" means a limited-liability company organized and existing under chapter 86 of NRS.

        (Added to NRS by 1995, 2079)

        NRS 92A.035 "Domestic limited partnership" defined.    "Domestic limited partnership" means a limited partnership organized and existing under chapter 87A or 88 of NRS.

        (Added to NRS by 1995, 2079; A 2007, 483)

        NRS 92A.040 "Domestic nonprofit corporation" defined.    "Domestic nonprofit corporation" means a corporation organized or existing under chapter 82 of NRS, including those listed in NRS 82.051.

        (Added to NRS by 1995, 2079)

        NRS 92A.045 "Entity" defined.    "Entity" means a foreign or domestic:

          1.     Corporation, whether or not for profit;

          2.     Limited-liability company;

          3.     Limited partnership; or

          4.     Business trust.

        (Added to NRS by 1995, 2079; A 1999, 1626; 2003, 3181)

        NRS 92A.050 "Exchange" defined.    "Exchange" means the acquisition by one or more foreign or domestic entities of all an owner's interests or one or more classes or series of an owner's interests of one or more foreign or domestic entities.

        (Added to NRS by 1995, 2079)

        NRS 92A.055 "Foreign" defined.    "Foreign" as applied to an entity means one not organized or existing under the laws of this State.

        (Added to NRS by 1995, 2079)

        NRS 92A.060 "Limited partner" defined.    "Limited partner" means a person who has been admitted to a limited partnership as a limited partner in accordance with the partnership agreement.

        (Added to NRS by 1995, 2079)

        NRS 92A.070 "Member" defined.    "Member" means:

          1.     A member of a limited-liability company, as defined in NRS 86.081; or

          2.     A member of a nonprofit corporation which has members.

        (Added to NRS by 1995, 2080; A 2001, 1407, 3199)

        NRS 92A.075 "Owner" defined.    "Owner" means the holder of an interest described in NRS 92A.080 or a noneconomic member of a limited-liability company described in NRS 86.095.

        (Added to NRS by 1995, 2080; A 2001, 1407, 3199)

        NRS 92A.080 "Owner's interest" defined.    "Owner's interest" means shares of stock in a corporation, membership in a nonprofit corporation, the interest of a member of a limited-liability company or a beneficial owner of a business trust, or the partnership interest of a general or limited partner of a limited partnership.

        (Added to NRS by 1995, 2080; A 1999, 1626)

        NRS 92A.083 "Principal office" defined.    "Principal office" has the meaning ascribed to it in NRS 78.010.

        (Added to NRS by 2007, 2702)

        NRS 92A.085 "Record" defined.    "Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        (Added to NRS by 2003, 3181)

        NRS 92A.090 "Resulting entity" defined.    "Resulting entity" means, with respect to a conversion, the entity that results from conversion of the constituent entity.

        (Added to NRS by 2001, 1403; A 2001, 3199)

        NRS 92A.092 "Senior executive" defined.    "Senior executive" means the chief executive officer, chief operating officer, chief financial officer or anyone in charge of a principal business unit or function of a domestic corporation.

        (Added to NRS by 2009, 1717)

        NRS 92A.093 "Sign" defined.    "Sign" means to affix a signature to a record.

        (Added to NRS by 2003, 3181)

        NRS 92A.097 "Signature" defined.    "Signature" means a name, word, symbol or mark executed or otherwise adopted, or a record encrypted or similarly processed in whole or in part, by a person with the present intent to identify himself or herself and adopt or accept a record. The term includes, without limitation, an electronic signature as defined in NRS 719.100.

        (Added to NRS by 2003, 3181)

 AUTHORITY, PROCEDURE AND EFFECT

  NRS 92A.100 Authority for merger; approval, contents and form of plan of merger.

          1.     Except as limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may merge into another entity if the plan of merger is approved pursuant to the provisions of this chapter.

          2.     Except as otherwise provided in NRS 92A.180, the plan of merger must set forth:

            (a)   The name and jurisdiction of organization of each constituent entity;

            (b)   The name, jurisdiction of organization and kind of entity or entities that will survive the merger;

            (c)   The terms and conditions of the merger; and

            (d)   The manner and basis, if any, of converting the owner's interests of each constituent entity into owner's interests, rights to purchase owner's interests, or other securities of the surviving or other entity or into cash or other property in whole or in part or cancelling such owner's interests in whole or in part.

          3.     The plan of merger may set forth:

            (a)   Amendments to the constituent documents of the surviving entity; and

            (b)   Other provisions relating to the merger.

          4.     The plan of merger must be in writing.

        (Added to NRS by 1995, 2080; A 1997, 726; 2003, 3181; 2005, 2200)

  NRS 92A.105 Authority for conversion; approval, form and contents of plan of conversion.

          1.     Except as limited by NRS 78.411 to 78.444, inclusive, one domestic general partnership or one domestic entity, except a domestic nonprofit corporation, may convert into a domestic entity of a different type or a foreign entity if the plan of conversion is approved pursuant to the provisions of this chapter.

          2.     The plan of conversion must be in writing and set forth the:

            (a)   Name of the constituent entity and the proposed name for the resulting entity;

            (b)   Jurisdiction of the law that governs the constituent entity;

            (c)   Jurisdiction of the law that will govern the resulting entity;

            (d)   Terms and conditions of the conversion;

            (e)   Manner and basis, if any, of converting the owner's interest or the interest of a partner in a general partnership of the constituent entity into owner's interests, rights of purchase and other securities in the resulting entity or cancelling such owner's interests in whole or in part; and

            (f)    Full text of the charter documents of the resulting entity.

          3.     The plan of conversion may set forth other provisions relating to the conversion.

        (Added to NRS by 2001, 1403; A 2001, 3199; 2003, 3181; 2005, 2200)

  NRS 92A.110 Authority for exchange; approval, contents and form of plan of exchange.

          1.     Except as a corporation is limited by NRS 78.411 to 78.444, inclusive, one or more domestic entities may acquire all of the outstanding owner's interests of one or more classes or series of another entity not already owned by the acquiring entity or an affiliate thereof if the plan of exchange is approved pursuant to the provisions of this chapter.

          2.     The plan of exchange must set forth:

            (a)   The name and jurisdiction of organization of each constituent entity;

            (b)   The name, jurisdiction of organization and kind of each entity whose owner's interests will be acquired by one or more other entities;

            (c)   The terms and conditions of the exchange; and

            (d)   The manner and basis, if any, of exchanging the owner's interests to be acquired for owner's interests, rights to purchase owner's interests, or other securities of the acquiring or any other entity or for cash or other property in whole or in part or cancelling such owner's interests in whole or in part.

          3.     The plan of exchange may set forth other provisions relating to the exchange.

          4.     This section does not limit the power of a domestic entity to acquire all or part of the owner's interests or one or more class or series of owner's interests of another person through a voluntary exchange or otherwise.

          5.     The plan of exchange must be in writing.

        (Added to NRS by 1995, 2080; A 1997, 726; 2005, 2201)

  NRS 92A.120 Approval of plan of merger, conversion or exchange for domestic corporation.

          1.     After adopting a plan of merger, exchange or conversion, the board of directors of each domestic corporation that is a constituent entity in the merger or conversion, or the board of directors of the domestic corporation whose shares will be acquired in the exchange, must submit the plan of merger, except as otherwise provided in NRS 92A.130 and 92A.180, the plan of conversion or the plan of exchange for approval by its stockholders who are entitled to vote on the plan in accordance with the provisions of this section.

          2.     For a plan of merger, conversion or exchange to be approved:

            (a)   The board of directors must recommend the plan of merger, conversion or exchange to the stockholders, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan; and

            (b)   The stockholders entitled to vote must approve the plan.

          3.     The board of directors may condition its submission of the proposed merger, conversion or exchange on any basis. The provisions of this section or this chapter must not be construed to permit a board of directors to submit, or to agree to submit, a plan of merger, conversion or exchange to the stockholders without the recommendation of the board required pursuant to paragraph (a) of subsection 2 unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the stockholders with the plan. Any agreement of the board of directors to submit a plan of merger, conversion or exchange to the stockholders notwithstanding an adverse recommendation of the board of directors shall be deemed to be of no force or effect.

          4.     Unless the plan of merger, conversion or exchange is approved by the written consent of stockholders pursuant to subsection 7, the domestic corporation must notify each stockholder, whether or not the stockholder is entitled to vote, of the proposed stockholders' meeting in accordance with NRS 78.370. The notice must also state that the purpose, or one of the purposes, of the meeting is to consider the plan of merger, conversion or exchange and must contain or be accompanied by a copy or summary of the plan.

          5.     Unless this chapter, the articles of incorporation, the resolutions of the board of directors establishing the class or series of stock or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of stockholders, the plan of merger or conversion must be approved by a majority of the voting power of the stockholders.

          6.     Unless the articles of incorporation or the resolution of the board of directors establishing a class or series of stock provide otherwise, or unless the board of directors acting pursuant to subsection 3 requires a greater vote, the plan of exchange must be approved by a majority of the voting power of each class and each series to be exchanged pursuant to the plan of exchange.

          7.     Unless otherwise provided in the articles of incorporation or the bylaws of the domestic corporation, the plan of merger, conversion or exchange may be approved by written consent as provided in NRS 78.320.

          8.     If an officer, director or stockholder of a domestic corporation, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because the officer, director or stockholder will be the owner of an owner's interest in the resulting entity, then that officer, director or stockholder must also approve the plan of conversion.

          9.     Unless otherwise provided in the articles of incorporation or bylaws of a domestic corporation, a plan of merger, conversion or exchange may contain a provision that permits amendment of the plan of merger, conversion or exchange at any time after the stockholders of the domestic corporation approve the plan of merger, conversion or exchange, but before the articles of merger, conversion or exchange become effective, without obtaining the approval of the stockholders of the domestic corporation for the amendment if the amendment does not:

            (a)   Alter or change the manner or basis of exchanging an owner's interest to be acquired for owner's interests, rights to purchase owner's interests, or other securities of the acquiring entity or any other entity, or for cash or other property in whole or in part; or

            (b)   Alter or change any of the terms and conditions of the plan of merger, conversion or exchange in a manner that adversely affects the stockholders of the domestic corporation.

          10.   A board of directors shall cancel the proposed meeting or remove the plan of merger, conversion or exchange from consideration at the meeting if the board of directors determines that it is not advisable to submit the plan of merger, conversion or exchange to the stockholders for approval.

        (Added to NRS by 1995, 2081; A 2001, 1407, 3199; 2003, 3182; 2005, 2201)

  NRS 92A.130 Approval of plan of merger for domestic corporation: Conditions under which action by stockholders of surviving corporation is not required.

          1.     Action by the stockholders of a surviving domestic corporation on a plan of merger is not required if:

            (a)   The articles of incorporation of the surviving domestic corporation will not differ from its articles before the merger;

            (b)   Each stockholder of the surviving domestic corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger;

            (c)   The number of voting shares outstanding immediately after the merger, plus the number of voting shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and

            (d)   The number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20 percent the total number of participating shares outstanding immediately before the merger.

          2.     As used in this section:

            (a)   "Participating shares" means shares that entitle their holders to participate without limitation in distributions.

            (b)   "Voting shares" means shares that entitle their holders to vote unconditionally in elections of directors.

        (Added to NRS by 1995, 2082)

        NRS 92A.135 Approval of plan of conversion for domestic general partnership.    Unless otherwise provided in the partnership agreement, all partners must approve a plan of conversion involving a domestic general partnership.

        (Added to NRS by 2001, 1403; A 2001, 3199)

  NRS 92A.140 Approval of plan of merger, conversion or exchange for domestic limited partnership.

          1.     Unless otherwise provided in the partnership agreement or the certificate of limited partnership, a plan of merger, conversion or exchange involving a domestic limited partnership must be approved by all general partners and by limited partners who own a majority in interest of the partnership then owned by all the limited partners. If the partnership has more than one class of limited partners, the plan of merger, conversion or exchange must be approved by those limited partners who own a majority in interest of the partnership then owned by the limited partners in each class.

          2.     For the purposes of this section, "majority in interest of the partnership" means a majority of the interests in capital and profits of the limited partners of a domestic limited partnership which:

            (a)   In the case of capital, is determined as of the date of the approval of the plan of merger, conversion or exchange.

            (b)   In the case of profits, is based on any reasonable estimate of profits for the period beginning on the date of the approval of the plan of merger, conversion or exchange and ending on the anticipated date of the termination of the domestic limited partnership, including any present or future division of profits distributed pursuant to the partnership agreement.

          3.     If any partner of a domestic limited partnership, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because the partner will be the owner of an owner's interest in the resulting entity, then that partner must also approve the plan of conversion.

        (Added to NRS by 1995, 2082; A 1997, 727; 2001, 1409, 3199)

  NRS 92A.150 Approval of plan of merger, conversion or exchange for domestic limited-liability company.

          1.     Unless otherwise provided in the articles of organization or an operating agreement:

            (a)   A plan of merger, conversion or exchange involving a domestic limited-liability company must be approved by members who own a majority of the interests in the current profits of the company then owned by all of the members; and

            (b)   If the company has more than one class of members, the plan of merger, conversion or exchange must be approved by those members who own a majority of the interests in the current profits of the company then owned by the members in each class.

          2.     If any manager or member of a domestic limited-liability company, which will be the constituent entity in a conversion, will have any liability for the obligations of the resulting entity after the conversion because the manager or member will be the owner of an owner's interest in the resulting entity, then that manager or member must also approve the plan of conversion.

        (Added to NRS by 1995, 2082; A 1997, 727; 1999, 1627; 2001, 1409, 3199)

  NRS 92A.160 Approval of plan of merger or exchange for domestic nonprofit corporation.

          1.     A plan of merger or exchange involving a domestic nonprofit corporation must be adopted by the board of directors. The plan must also be approved by each public officer or other person whose approval of a plan of merger or exchange is required by the articles of incorporation of the domestic nonprofit corporation.

          2.     If the domestic nonprofit corporation has members entitled to vote on plans of merger or exchange, the board of directors of the domestic nonprofit corporation must recommend the plan of merger or exchange to the members, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and it communicates the basis for its determination to the members with the plan.

          3.     The board of directors may condition its submission of the proposed merger or exchange on any basis.

          4.     The members entitled to vote on a plan of merger or exchange must approve the plan at a meeting of members called for that purpose, by written consent pursuant to NRS 82.276, or by a vote by written ballot pursuant to NRS 82.326.

          5.     The corporation must notify, in the manner required by NRS 82.336, each nonprofit member of the time and place of the meeting of members at which the plan of merger or exchange will be submitted for a vote.

          6.     Unless the articles of incorporation of the domestic nonprofit corporation or the board of directors acting pursuant to subsection 3 require a greater vote or a vote by classes of members, the plan of merger or exchange to be authorized must be approved by a majority of a quorum of the members unless a class of members is entitled to vote thereon as a class. If a class of members is so entitled, the plan must be approved by a majority of a quorum of the votes entitled to be cast on the plan by each class.

          7.     Separate voting by a class of members is required:

            (a)   On a plan of merger if the plan contains a provision that, if contained in the proposed amendment to articles of incorporation, would entitle particular members to vote as a class on the proposed amendment; and

            (b)   On a plan of exchange by each class or series of memberships included in the exchange, with each class or series constituting a separate voting class.

        (Added to NRS by 1995, 2082)

        NRS 92A.165 Approval of plan of merger, conversion or exchange for domestic business trust.    Unless otherwise provided in the certificate of trust or governing instrument of a domestic business trust, a plan of merger, conversion or exchange must be approved by all the trustees and beneficial owners of each domestic business trust that is a constituent entity in the merger.

        (Added to NRS by 1999, 1626; A 2001, 1409, 3199; 2003, 3183)

        NRS 92A.170 Abandonment of planned merger, conversion or exchange before filing of articles.    After a merger, conversion or exchange is approved, and at any time before the articles of merger, conversion or exchange are filed, the planned merger, conversion or exchange may be abandoned, subject to any contractual rights, without further action, in accordance with the procedure set forth in the plan of merger, conversion or exchange or, if none is set forth, in the case of:

          1.     A domestic corporation, whether or not for profit, by the board of directors;

          2.     A domestic limited partnership, unless otherwise provided in the partnership agreement or certificate of limited partnership, by all general partners;

          3.     A domestic limited-liability company, unless otherwise provided in the articles of organization or an operating agreement, by members who own a majority in interest in the current profits of the company then owned by all of the members or, if the company has more than one class of members, by members who own a majority in interest in the current profits of the company then owned by the members in each class;

          4.     A domestic business trust, unless otherwise provided in the certificate of trust or governing instrument, by all the trustees; and

          5.     A domestic general partnership, unless otherwise provided in the partnership agreement, by all the partners.

        (Added to NRS by 1995, 2083; A 1999, 1627; 2001, 1409, 3199)

        NRS 92A.175 Termination of planned merger, conversion or exchange after filing of articles.    After a merger, conversion or exchange is approved, at any time after the articles of merger, conversion or exchange are filed but before an effective date specified in the articles which is later than the date of filing the articles, the planned merger, conversion or exchange may be terminated in accordance with a procedure set forth in the plan of merger, conversion or exchange by filing articles of termination pursuant to the provisions of NRS 92A.240.

        (Added to NRS by 1999, 1626; A 2001, 1410, 3199)

  NRS 92A.180 Merger of subsidiary into parent or parent into subsidiary.

          1.     A parent domestic corporation, whether or not for profit, parent domestic limited-liability company, unless otherwise provided in the articles of organization or operating agreement, or parent domestic limited partnership owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation entitled to vote on a merger, 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited-liability company then owned by each class of members entitled to vote on a merger or 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited partnership then owned by both the general partners and each class of limited partners entitled to vote on a merger may merge the subsidiary into itself without approval of the owners of the owner's interests of the parent domestic corporation, parent domestic limited-liability company or parent domestic limited partnership or the owners of the owner's interests of the subsidiary domestic corporation, subsidiary domestic limited-liability company or subsidiary domestic limited partnership.

          2.     A parent domestic corporation, whether or not for profit, parent domestic limited-liability company, unless otherwise provided in the articles of organization or operating agreement, or parent domestic limited partnership owning at least 90 percent of the outstanding shares of each class of a subsidiary corporation entitled to vote on a merger, 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited-liability company then owned by each class of members entitled to vote on a merger, or 90 percent of the percentage or other interest in the capital and profits of a subsidiary limited partnership then owned by both the general partners and each class of limited partners entitled to vote on a merger may merge with and into the subsidiary without approval of the owners of the owner's interests of the subsidiary domestic corporation, subsidiary domestic limited-liability company or subsidiary domestic limited partnership.

          3.     The board of directors of a parent corporation, the managers of a parent limited-liability company with managers unless otherwise provided in the operating agreement, all members of a parent limited-liability company without managers unless otherwise provided in the operating agreement, or all general partners of a parent limited partnership shall adopt a plan of merger that sets forth:

            (a)   The names of the parent and subsidiary; and

            (b)   The manner and basis of converting the owner's interests of the disappearing entity into the owner's interests, obligations or other securities of the surviving or any other entity or into cash or other property in whole or in part.

          4.     The parent shall mail a copy or summary of the plan of merger to each owner of the subsidiary who does not waive the mailing requirement in writing.

          5.     Articles of merger under this section may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

          6.     The articles of incorporation of a domestic corporation, the articles of organization of a domestic limited-liability company, the certificate of limited partnership of a domestic limited partnership or the certificate of trust of a domestic business trust may forbid that entity from entering into a merger pursuant to this section.

        (Added to NRS by 1995, 2083; A 1997, 727; 1999, 1627; 2001, 1410, 3199; 2005, 2203; 2009, 1717)

  NRS 92A.190 Merger or exchange with foreign entity.

          1.     One or more foreign entities may merge or enter into an exchange of owner's interests with one or more domestic entities if:

            (a)   In a merger, the merger is permitted by the law of the jurisdiction under whose law each foreign entity is organized and governed and each foreign entity complies with that law in effecting the merger;

            (b)   In an exchange, the entity whose owner's interests will be acquired is a domestic entity, whether or not an exchange of owner's interests is permitted by the law of the jurisdiction under whose law the acquiring entity is organized;

            (c)   The foreign entity complies with NRS 92A.200 to 92A.240, inclusive, if it is the surviving entity in the merger or acquiring entity in the exchange and sets forth in the articles of merger or exchange its address where copies of process may be sent by the Secretary of State; and

            (d)   Each domestic entity complies with the applicable provisions of NRS 92A.100 to 92A.180, inclusive, and, if it is the surviving entity in the merger or acquiring entity in the exchange, with NRS 92A.200 to 92A.240, inclusive.

          2.     When the merger or exchange takes effect, the surviving foreign entity in a merger and the acquiring foreign entity in an exchange shall be deemed:

            (a)   To appoint the Secretary of State as its agent for service of process in a proceeding to enforce any obligation which accrued before the merger or exchange became effective or the rights of dissenting owners of each domestic entity that was a party to the merger or exchange. Service of such process must be made by personally delivering to and leaving with the Secretary of State duplicate copies of the process and the payment of a fee of $100 for accepting and transmitting the process. The Secretary of State shall forthwith send by registered or certified mail one of the copies to the surviving or acquiring entity at its specified address, unless the surviving or acquiring entity has designated in writing to the Secretary of State a different address for that purpose, in which case it must be mailed to the last address so designated.

            (b)   To agree that it will promptly pay to the dissenting owners of each domestic entity that is a party to the merger or exchange the amount, if any, to which they are entitled under or created pursuant to NRS 92A.300 to 92A.500, inclusive.

          3.     This section does not limit the power of a foreign entity to acquire all or part of the owner's interests of one or more classes or series of a domestic entity through a voluntary exchange or otherwise.

        (Added to NRS by 1995, 2086; A 1997, 728; 1999, 1628; 2001, 3192; 2003, 3183; 2003, 20th Special Session, 125)

  NRS 92A.195 Conversion of foreign entity or foreign general partnership.

          1.     One foreign entity or foreign general partnership may convert into one domestic entity if:

            (a)   The conversion is permitted by the law of the jurisdiction governing the foreign entity or foreign general partnership and the foreign entity or foreign general partnership complies with that law in effecting the conversion;

            (b)   The foreign entity or foreign general partnership complies with the applicable provisions of NRS 92A.205 and, if it is the resulting entity in the conversion, with NRS 92A.210 to 92A.240, inclusive; and

            (c)   The domestic entity complies with the applicable provisions of NRS 92A.105, 92A.120, 92A.135, 92A.140 and 92A.165 and, if it is the resulting entity in the conversion, with NRS 92A.205 to 92A.240, inclusive.

          2.     When the conversion takes effect, the resulting foreign entity in a conversion shall be deemed to have appointed the Secretary of State as its agent for service of process in a proceeding to enforce any obligation. Service of process must be made personally by delivering to and leaving with the Secretary of State duplicate copies of the process and the payment of a fee of $100 for accepting and transmitting the process. The Secretary of State shall send one of the copies of the process by registered or certified mail to the resulting entity at its specified address, unless the resulting entity has designated in writing to the Secretary of State a different address for that purpose, in which case it must be mailed to the last address so designated.

        (Added to NRS by 2001, 1403; A 2001, 3199; 2003, 20th Special Session, 126)

  NRS 92A.200 Filing requirements for mergers or exchanges; dependency of terms of plan of merger, conversion or exchange on extrinsic facts.

          1.     After a plan of merger or exchange is approved as required by this chapter, the surviving or acquiring entity shall deliver to the Secretary of State for filing articles of merger or exchange setting forth:

            (a)   The name and jurisdiction of organization of each constituent entity;

            (b)   That a plan of merger or exchange has been adopted by each constituent entity or the parent domestic entity only, if the merger is pursuant to NRS 92A.180;

            (c)   If approval of the owners of one or more constituent entities was not required, a statement to that effect and the name of each entity;

            (d)   If approval of owners of one or more constituent entities was required, the name of each entity and a statement for each entity that the plan was approved by the required consent of the owners;

            (e)   In the case of a merger, the amendment, if any, to the charter document of the surviving entity, which amendment may be set forth in the articles of merger as a specific amendment or in the form of an amended and restated charter document or attached in that form as an exhibit; and

            (f)    If the entire plan of merger or exchange is not set forth, a statement that the complete signed plan of merger or plan of exchange is on file at the registered office if a corporation, limited-liability company or business trust, or office described in paragraph (a) of subsection 1 of NRS 87A.215 or paragraph (a) of subsection 1 of NRS 88.330 if a limited partnership, or other place of business of the surviving entity or the acquiring entity, respectively.

          2.     Any of the terms of the plan of merger, conversion or exchange may be made dependent upon facts ascertainable outside of the plan of merger, conversion or exchange, provided that the plan of merger, conversion or exchange clearly and expressly sets forth the manner in which such facts shall operate upon the terms of the plan. As used in this section, the term "facts" includes, without limitation, the occurrence of an event, including a determination or action by a person or body, including a constituent entity.

        (Added to NRS by 1995, 2084; A 1997, 729; 1999, 1629; 2001, 1411, 3199; 2003, 3184; 2003, 20th Special Session, 126; 2007, 483)

  NRS 92A.205 Filing requirements for conversions.

          1.     After a plan of conversion is approved as required by this chapter, if the resulting entity is a domestic entity, the constituent entity shall deliver to the Secretary of State for filing:

            (a)   Articles of conversion setting forth:

              (1)   The name and jurisdiction of organization of the constituent entity and the resulting entity; and

              (2)   That a plan of conversion has been adopted by the constituent entity in compliance with the law of the jurisdiction governing the constituent entity.

            (b)   The charter document of the domestic resulting entity required by the applicable provisions of chapter 78, 78A, 82, 86, 87A, 88, 88A or 89 of NRS.

            (c)   The information required pursuant to NRS 77.310.

          2.     After a plan of conversion is approved as required by this chapter, if the resulting entity is a foreign entity, the constituent entity shall deliver to the Secretary of State for filing articles of conversion setting forth:

            (a)   The name and jurisdiction of organization of the constituent entity and the resulting entity;

            (b)   That a plan of conversion has been adopted by the constituent entity in compliance with the laws of this State; and

            (c)   The address of the resulting entity where copies of process may be sent by the Secretary of State.

          3.     If the entire plan of conversion is not set forth in the articles of conversion, the filing party must include in the articles of conversion a statement that the complete signed plan of conversion is on file at the registered office or principal place of business of the resulting entity or, if the resulting entity is a domestic limited partnership, the office described in paragraph (a) of subsection 1 of NRS 87A.215 or paragraph (a) of subsection 1 of NRS 88.330.

          4.     If the conversion takes effect on a later date specified in the articles of conversion pursuant to NRS 92A.240, the charter document to be filed with the Secretary of State pursuant to paragraph (b) of subsection 1 must state the name and the jurisdiction of the constituent entity and that the existence of the resulting entity does not begin until the later date.

          5.     Any records filed with the Secretary of State pursuant to this section must be accompanied by the fees required pursuant to this title for filing the charter document.

        (Added to NRS by 2001, 1404; A 2001, 3199; 2003, 3185; 2003, 20th Special Session, 127; 2007, 484, 1343, 2702; 2009, 1718)

  NRS 92A.207 Form required for filing of records.

          1.     Each record filed with the Secretary of State pursuant to this chapter must be on or accompanied by a form prescribed by the Secretary of State.

          2.     The Secretary of State may refuse to file a record which does not comply with subsection 1 or which does not contain all of the information required by statute for filing the record.

          3.     If the provisions of the form prescribed by the Secretary of State conflict with the provisions of any record that is submitted for filing with the form:

            (a)   The provisions of the form control for all purposes with respect to the information that is required by statute to appear in the record in order for the record to be filed; and

            (b)   Unless otherwise provided in the record, the provisions of the record control in every other situation.

          4.     The Secretary of State may by regulation provide for the electronic filing of records with the Office of the Secretary of State.

        (Added to NRS by 2003, 20th Special Session, 125)

  NRS 92A.210 Filing fees.

          1.     Except as otherwise provided in this section, the fee for filing articles of merger, articles of conversion, articles of exchange, articles of domestication or articles of termination is $350. The fee for filing the charter documents of a domestic resulting entity is the fee for filing the charter documents determined by the chapter of NRS governing the particular domestic resulting entity.

          2.     The fee for filing articles of merger of two or more domestic corporations is the difference between the fee computed at the rates specified in NRS 78.760 upon the aggregate authorized stock of the corporation created by the merger and the fee computed upon the aggregate amount of the total authorized stock of the constituent corporation.

          3.     The fee for filing articles of merger of one or more domestic corporations with one or more foreign corporations is the difference between the fee computed at the rates specified in NRS 78.760 upon the aggregate authorized stock of the corporation created by the merger and the fee computed upon the aggregate amount of the total authorized stock of the constituent corporations which have paid the fees required by NRS 78.760 and 80.050.

          4.     The fee for filing articles of merger of two or more domestic or foreign corporations must not be less than $350. The amount paid pursuant to subsection 3 must not exceed $35,000.

        (Added to NRS by 1995, 2085; A 1999, 1629; 2001, 1412, 3192, 3199; 2003, 3186; 2003, 20th Special Session, 128)

        NRS 92A.220 Duty when entire plan of merger, conversion or exchange is not set forth in articles.    If the entire plan of merger, conversion or exchange is not set forth in the articles of merger, conversion or exchange, a copy of the plan of merger, conversion or exchange must be furnished by the surviving, acquiring or resulting entity, on request and without cost, to any owner of any entity which is a party to the merger, conversion or exchange.

        (Added to NRS by 1995, 2085; A 2001, 1413, 3199)

        NRS 92A.230 Signing of articles of merger, conversion or exchange.    Articles of merger, conversion or exchange must be signed by each foreign and domestic constituent entity as follows:

          1.     By an officer of a corporation, whether or not for profit;

          2.     By one of the general partners of a limited partnership;

          3.     By a manager of a limited-liability company with managers or by one member of a limited-liability company without managers;

          4.     By a trustee of a business trust; and

          5.     By one general partner of a general partnership.

        (Added to NRS by 1995, 2085; A 1997, 730; 1999, 1630; 2001, 101, 1413, 2726, 3199; 2003, 48, 3186)

  NRS 92A.240 Effective date of merger, conversion or exchange; articles of termination.

          1.     A merger, conversion or exchange takes effect upon filing the articles of merger, conversion or exchange or upon a later date as specified in the articles, which must not be more than 90 days after the articles are filed.

          2.     If the filed articles of merger, conversion or exchange specify such a later effective date, the constituent entity or entities may file articles of termination before the effective date, setting forth:

            (a)   The name of each constituent entity and, for a conversion, the resulting entity; and

            (b)   That the merger, conversion or exchange has been terminated pursuant to the plan of merger, conversion or exchange.

          3.     The articles of termination must be signed in the manner provided in NRS 92A.230.

        (Added to NRS by 1995, 2085; A 1999, 1630; 2001, 1413, 3199; 2003, 3187)

  NRS 92A.250 Effect of merger, conversion or exchange.

          1.     When a merger takes effect:

            (a)   Every other entity that is a constituent entity merges into the surviving entity and the separate existence of every entity except the surviving entity ceases;

            (b)   The title to all real estate and other property owned by each merging constituent entity is vested in the surviving entity without reversion or impairment;

            (c)   The surviving entity has all of the liabilities of each other constituent entity;

            (d)   A proceeding pending against any constituent entity may be continued as if the merger had not occurred or the surviving entity may be substituted in the proceeding for the entity whose existence has ceased;

            (e)   The articles of incorporation, articles of organization, certificate of limited partnership or certificate of trust of the surviving entity are amended to the extent provided in the plan of merger; and

            (f)    The owner's interests of each constituent entity that are to be converted into owner's interests, obligations or other securities of the surviving or any other entity or into cash or other property are converted, and the former holders of the owner's interests are entitled only to the rights provided in the articles of merger or any created pursuant to NRS 92A.300 to 92A.500, inclusive.

          2.     When an exchange takes effect, the owner's interests of each acquired entity are exchanged as provided in the plan, and the former holders of the owner's interests are entitled only to the rights provided in the articles of exchange or any rights created pursuant to NRS 92A.300 to 92A.500, inclusive.

          3.     When a conversion takes effect:

            (a)   The constituent entity is converted into the resulting entity and is governed by and subject to the law of the jurisdiction of the resulting entity;

            (b)   The conversion is a continuation of the existence of the constituent entity;

            (c)   The title to all real estate and other property owned by the constituent entity is vested in the resulting entity without reversion or impairment;

            (d)   The resulting entity has all the liabilities of the constituent entity;

            (e)   A proceeding pending against the constituent entity may be continued as if the conversion had not occurred or the resulting entity may be substituted in the proceeding for the constituent entity;

            (f)    The owner's interests of the constituent entity that are to be converted into the owner's interests of the resulting entity are converted;

            (g)   An owner of the resulting entity remains liable for all the obligations of the constituent entity to the extent the owner was personally liable before the conversion; and

            (h)   The domestic constituent entity is not required to wind up its affairs, pay its liabilities, distribute its assets or dissolve, and the conversion is not deemed a dissolution of the domestic constituent entity.

        (Added to NRS by 1995, 2085; A 1999, 1630; 2001, 1413, 3199)

        NRS 92A.260 Liability of owner after merger, conversion or exchange.    An owner that is not personally liable for the debts, liabilities or obligations of the entity pursuant to the laws and constituent documents under which the entity was organized does not become personally liable for the debts, liabilities or obligations of the surviving entity or entities of the merger or exchange or the resulting entity of the conversion unless the owner consents to becoming personally liable by action taken in connection with the plan of merger, conversion or exchange.

        (Added to NRS by 1995, 2081; A 2001, 1414, 3199)

  NRS 92A.270 Domestication of undomesticated organization.

          1.     Any undomesticated organization may become domesticated in this State as a domestic entity by:

            (a)   Paying to the Secretary of State the fees required pursuant to this title for filing the charter document; and

            (b)   Filing with the Secretary of State:

              (1)   Articles of domestication which must be signed by an authorized representative of the undomesticated organization approved in compliance with subsection 6;

              (2)   The appropriate charter document for the type of domestic entity;

              (3)   The information required pursuant to NRS 77.310;

              (4)   A certified copy of the charter document of the undomesticated organization; and

              (5)   A certificate of good standing, or the equivalent, from the jurisdiction where the undomesticated organization was chartered immediately before filing the articles of domestication pursuant to subparagraph (1).

          2.     The articles of domestication must set forth the:

            (a)   Date when and the jurisdiction where the undomesticated organization was first formed, incorporated, organized or otherwise created and, if applicable, any date when and jurisdiction where the undomesticated organization was chartered after its formation;

            (b)   Name of the undomesticated organization immediately before filing the articles of domestication;

            (c)   Name and type of domestic entity as set forth in its charter document pursuant to subsection 1; and

            (d)   Jurisdiction that constituted the principal place of business or central administration of the undomesticated organization, or any other equivalent thereto pursuant to applicable law, immediately before filing the articles of domestication.

          3.     Upon filing the articles of domestication and the charter document with the Secretary of State, and the payment of the requisite fee for filing the charter document of the domestic entity, the undomesticated organization is domesticated in this State as the domestic entity described in the charter document filed pursuant to subsection 1. The existence of the domestic entity begins on the date the undomesticated organization began its existence in the jurisdiction in which the undomesticated organization was first formed, incorporated, organized or otherwise created.

          4.     The domestication of any undomesticated organization does not affect any obligations or liabilities of the undomesticated organization incurred before its domestication.

          5.     The filing of the charter document of the domestic entity pursuant to subsection 1 does not affect the choice of law applicable to the undomesticated organization. From the date the charter document of the domestic entity is filed, the law of this State applies to the domestic entity to the same extent as if the undomesticated organization was organized and created as a domestic entity on that date.

          6.     Before filing articles of domestication, the domestication must be approved in the manner required by:

            (a)   The document, instrument, agreement or other writing governing the internal affairs of the undomesticated organization and the conduct of its business; and

            (b)   Applicable foreign law.

          7.     When a domestication becomes effective, all rights, privileges and powers of the undomesticated organization, all property owned by the undomesticated organization, all debts due to the undomesticated organization, and all causes of action belonging to the undomesticated organization are vested in the domestic entity and become the property of the domestic entity to the same extent as vested in the undomesticated organization immediately before domestication. The title to any real property vested by deed or otherwise in the undomesticated organization is not reverted or impaired by the domestication. All rights of creditors and all liens upon any property of the undomesticated organization are preserved unimpaired and all debts, liabilities and duties of an undomesticated organization that has been domesticated attach to the domestic entity resulting from the domestication and may be enforced against it to the same extent as if the debts, liability and duties had been incurred or contracted by the domestic entity.

          8.     When an undomesticated organization is domesticated, the domestic entity resulting from the domestication is for all purposes deemed to be the same entity as the undomesticated organization. Unless otherwise agreed by the owners of the undomesticated organization or as required pursuant to applicable foreign law, the domestic entity resulting from the domestication is not required to wind up its affairs, pay its liabilities or distribute its assets. The domestication of an undomesticated organization does not constitute the dissolution of the undomesticated organization. The domestication constitutes a continuation of the existence of the undomesticated organization in the form of a domestic entity. If, following domestication, an undomesticated organization that has become domesticated pursuant to this section continues its existence in the foreign country or foreign jurisdiction in which it was existing immediately before the domestication, the domestic entity and the undomesticated organization are for all purposes a single entity formed, incorporated, organized or otherwise created and existing pursuant to the laws of this State and the laws of the foreign country or other foreign jurisdiction.

          9.     The owner liability of an undomesticated organization that is domesticated in this State:

            (a)   Is not discharged, pursuant to the laws of the previous jurisdiction of the organization, to the extent the owner liability arose before the effective date of the articles of domestication;

            (b)   Does not attach, pursuant to the laws of the previous jurisdiction of the organization, to any debt, obligation or liability of the organization that arises after the effective date of the articles of domestication;

            (c)   Is governed by the law of the previous jurisdiction of the organization, as if the domestication has not occurred, for the collection or discharge of owner liability not discharged pursuant to paragraph (a);

            (d)   Is subject to the right of contribution from any other shareholder, member, trustee, partner, limited partner or other owner of the undomesticated organization pursuant to the laws of the previous jurisdiction of the organization, as if the domestication has not occurred, for the collection or discharge of owner liability not discharged pursuant to paragraph (a); and

            (e)   Applies only to the debts, obligations or liabilities of the organization that arise after the effective date of the articles of domestication if the owner becomes subject to owner liability or some or all of the debts, obligations or liabilities of the undomesticated entity as a result of its domestication in this State.

          10.   As used in this section:

            (a)   "Owner liability" means the liability of a shareholder, member, trustee, partner, limited partner or other owner of an organization for debts of the organization, including the responsibility to make additional capital contributions to cover such debts.

            (b)   "Undomesticated organization" means any incorporated organization, private law corporation, whether or not organized for business purposes, public law corporation, limited-liability company, general partnership, registered limited-liability partnership, limited partnership or registered limited-liability limited partnership, proprietorship, joint venture, foundation, business trust, real estate investment trust, common-law trust or any other unincorporated business formed, organized, created or the internal affairs of which are governed by the laws of any foreign country or jurisdiction other than this State.

        (Added to NRS by 2001, 1405; A 2001, 3199; 2003, 3187; 2007, 2702; 2009, 1719, 2859)

        NRS 92A.280 Cancellation of filings.    If an entity has made a filing with the Secretary of State pursuant to this chapter and the Secretary of State has not processed the filing and placed the filing into the public record, the entity may cancel the filing by:

          1.     Filing a statement of cancellation with the Secretary of State; and

          2.     Paying a fee of $50.

        (Added to NRS by 2009, 2859)

RIGHTS OF DISSENTING OWNERS

        NRS 92A.300 Definitions.    As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        (Added to NRS by 1995, 2086)

        NRS 92A.305 "Beneficial stockholder" defined.    "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        (Added to NRS by 1995, 2087)

        NRS 92A.310 "Corporate action" defined.    "Corporate action" means the action of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.315 "Dissenter" defined.    "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

        (Added to NRS by 1995, 2087; A 1999, 1631)

        NRS 92A.320 "Fair value" defined.    "Fair value," with respect to a dissenter's shares, means the value of the shares determined:

          1.     Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

          2.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

          3.     Without discounting for lack of marketability or minority status.

        (Added to NRS by 1995, 2087; A 2009, 1720)

        NRS 92A.325 "Stockholder" defined.    "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.330 "Stockholder of record" defined.    "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        (Added to NRS by 1995, 2087)

        NRS 92A.335 "Subject corporation" defined.    "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        (Added to NRS by 1995, 2087)

        NRS 92A.340 Computation of interest.    Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.

        (Added to NRS by 1995, 2087; A 2009, 1721)

        NRS 92A.350 Rights of dissenting partner of domestic limited partnership.    A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        (Added to NRS by 1995, 2088)

        NRS 92A.360 Rights of dissenting member of domestic limited-liability company.    The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        (Added to NRS by 1995, 2088)

  NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

          1.     Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member's resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

          2.     Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        (Added to NRS by 1995, 2088)

  NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

          1.     Except as otherwise provided in NRS 92A.370 and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder's shares in the event of any of the following corporate actions:

            (a)   Consummation of a plan of merger to which the domestic corporation is a constituent entity:

              (1)   If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

              (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

            (b)   Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be converted.

            (c)   Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner's interests will be acquired, if the stockholder's shares are to be acquired in the plan of exchange.

            (d)   Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

            (e)   Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.

            (f)    Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of fractional shares except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207.

          2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

          3.     From and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented.

        (Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721)

  NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

          1.     There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:

            (a)   A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;

            (b)   Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

            (c)   Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

          2.     The applicability of subsection 1 must be determined as of:

            (a)   The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter's rights; or

            (b)   The day before the effective date of such corporate action if there is no meeting of stockholders.

          3.     Subsection 1 is not applicable and dissenter's rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter's rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

          4.     There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

          5.     There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

        (Added to NRS by 1995, 2088; A 2009, 1722)

  NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

          1.     A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

          2.     A beneficial stockholder may assert dissenter's rights as to shares held on his or her behalf only if the beneficial stockholder:

            (a)   Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

            (b)   Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

        (Added to NRS by 1995, 2089; A 2009, 1723)

  NRS 92A.410 Notification of stockholders regarding right of dissent.

          1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter's rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter's rights.

          2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

        (Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

  NRS 92A.420 Prerequisites to demand for payment for shares.

          1.     If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights with respect to any class or series of shares:

            (a)   Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder's intent to demand payment for his or her shares if the proposed action is effectuated; and

            (b)   Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.

          2.     If a proposed corporate action creating dissenters' rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters' rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

          3.     A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

        (Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

  NRS 92A.430 Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.

          1.     The subject corporation shall deliver a written dissenter's notice to all stockholders entitled to assert dissenters' rights.

          2.     The dissenter's notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:

            (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

            (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

            (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not the person acquired beneficial ownership of the shares before that date;

            (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

            (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        (Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

  NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

          1.     A stockholder who receives a dissenter's notice pursuant to NRS 92A.430 and who wishes to exercise dissenter's rights must:

            (a)   Demand payment;

            (b)   Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

            (c)   Deposit the stockholder's certificates, if any, in accordance with the terms of the notice.

          2.     If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder's shares as after-acquired shares under NRS 92A.470.

          3.     Once a stockholder deposits that stockholder's certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

          4.     A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter's rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter's notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation's written consent.

          5.     The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his or her shares under this chapter.

        (Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

        NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment.    The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        (Added to NRS by 1995, 2090; A 2009, 1725)

  NRS 92A.460 Payment for shares: General requirements.

          1.     Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter's shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

            (a)   Of the county where the subject corporation's principal office is located;

            (b)   If the subject corporation's principal office is not located in this State, in the county in which the corporation's registered office is located; or

            (c)   At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office. The court shall dispose of the complaint promptly.

          2.     The payment must be accompanied by:

            (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

            (b)   A statement of the subject corporation's estimate of the fair value of the shares; and

            (c)   A statement of the dissenter's rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this chapter.

        (Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

  NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter's notice: General requirements.

          1.     A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter's notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

          2.     To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:

            (a)   Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;

            (b)   Of the subject corporation's estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;

            (c)   That they may accept the subject corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;

            (d)   That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and

            (e)   That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation's offer.

          3.     Within 10 days after receiving the stockholder's acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation's offer in full satisfaction of the stockholder's demand.

          4.     Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

        (Added to NRS by 1995, 2091; A 2009, 1725)

  NRS 92A.480 Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.

          1.     A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter's own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

          2.     A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter's stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation's payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

        (Added to NRS by 1995, 2091; A 2009, 1726)

  NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

          1.     If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

          2.     A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in the State, it shall commence the proceeding in the county where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located. If the principal office of the subject corporation and the domestic corporation merged with or whose shares were acquired is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation's registered office is located.

          3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

          4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

            (a)   For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the subject corporation; or

            (b)   For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        (Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727)

  NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

          1.     The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

          2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

            (a)   Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

            (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

          3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

          4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

          5.     To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

          6.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

        (Added to NRS by 1995, 2092; A 2009, 1727)

Annex C

April 13, 2011

PRIVATE AND CONFIDENTIAL

Board of Directors
American Wagering, Inc.
675 Grier Drive
Las Vegas, Nevada 89119

Members of the Board of Directors:

        You have requested GLCA Securities, LLC ("GLCS") to provide our opinion as to the fairness from a financial point of view to American Wagering, Inc. (the "Company") of the Offer Consideration (as defined below) to be received pursuant to the Agreement and Plan of Merger, to be dated as of April 13, 2011 (the "Agreement"), among William Hill Holdings Limited ("Parent"), AW Sub Co., a Nevada corporation and an indirect wholly-owned subsidiary of Parent ("Merger Sub"), and the Company.

        Pursuant to the Agreement, Merger Sub shall be merged with and into the Company ("Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger and a wholly-owned subsidiary of Parent. At the date and time the Merger becomes effective ("Effective Time"), by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company ("Company Common Stock"), Parent or Merger sub, each share of Company Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time, shall be converted automatically into and shall thereafter represent the right to receive $0.90 per share in cash, without interest, and subject to deduction for any required withholding tax (the "Offer Consideration," and together with the Merger, the "Transaction"). As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Offer Consideration.

        In arriving at our opinion, we have, among other things, reviewed the Agreement and the exhibits attached thereto. We also have reviewed certain financial and other information as we deemed relevant that was publicly available or furnished to us by the Company, including information provided during discussions with management regarding the business, operations and future prospects for the Company. Included in the information provided during discussions with management were certain financial forecasts of the Company for the period beginning November 1, 2010 and ending January 31, 2013 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with those of various other companies whose securities are traded in public markets, reviewed the historical stock prices of Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

        In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided or otherwise made available to us by the Company or its representatives, or that was otherwise discussed with or reviewed by us, and have assumed that the Company is not aware of any information prepared by it or its advisors that would be material to our opinion that has not been made available to us. With respect to the financial forecasts supplied to us, we have relied upon representations that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of the Company, contingent or otherwise, or for making any independent verification of any of the information reviewed by us. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement, as reviewed by us, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, that collectively would have a material effect on the Offer Consideration.

        For purposes of rendering our opinion, we have assumed that in all respects material to its analysis, the representations and warranties of the Company, Parent and Merger Sub contained in the Agreement are true and correct, the Company, Parent and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of the Company, Parent and Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments, or orders to which any of the Company, Parent or Merger Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on the Company, Parent or Merger Sub or materially reduce the contemplated benefits of the Transaction or reduce the Offer Consideration. GLCS was not authorized by the Company to, and did not solicit alternative proposals to the Transaction.

        Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

        Our opinion does not address the relative merits of the Transaction as compared to any other business strategies that may be available to the Company, nor does it address the underlying business decision of the Board of Directors of the Company (the "Board") to proceed with the Transaction. Our opinion is addressed to, and for the exclusive use and benefit of, the members of the Board, solely in their capacities as members of the Board and not in their individual capacities or their capacities as stockholders of the Company, in connection with and for the purposes of their evaluation of the Transaction and is not a recommendation to the stockholders of the Company as to whether any such stockholder should tender any Company Common Stock or how such stockholder should vote on the proposed Merger or any matter related thereto.

        GLCA Securities, LLC, as part of its services, is engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. GLCS will receive a fee for rendering this opinion, which is not contingent on the consummation of the Transaction or the outcome of any stockholder vote. In addition, the Company has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising from our engagement. Our opinion has been approved for issuance by the Fairness and Valuation Opinion Committee of GLCS.

        Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the Offer Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair to such holders (other than the Parent and its affiliates) from a financial point of view.

Very truly yours,
By:	/s/ J. SOREN REYNERTSON J. Soren Reynertson Principal